Exhibit 99.1

For Release: 9.00 a.m. Eastern, May 21, 2012

Not for release, publication or distribution, in whole or in part, in, into or from a Restricted Jurisdiction

EATON TO ACQUIRE COOPER INDUSTRIES TO FORM PREMIER GLOBAL POWER

MANAGEMENT COMPANY

COMPLEMENTARY PRODUCTS AND MARKETS CREATE OPPORTUNITIES FOR GROWTH IN GLOBAL ELECTRICAL

INDUSTRY

COOPER SHAREHOLDERS TO RECEIVE $39.15 PER SHARE IN CASH AND 0.77479 IN ORDINARY SHARES,

FOR 29% PREMIUM; TRANSACTION EQUITY VALUE OF $11.8 BILLION

TRANSACTION EXPECTED TO BE ACCRETIVE TO EPS IN 2014

CLEVELAND, OHIO and DUBLIN, IRELAND – (May 21, 2012) – Diversified industrial manufacturer Eaton Corporation (NYSE: ETN) (“Eaton”) and electrical equipment supplier Cooper Industries plc (NYSE: CBE) (“Cooper”) today announced they have entered into a definitive agreement under which Eaton will acquire Cooper in a transaction that will significantly increase the capabilities and geographic breadth of the combined company’s power management portfolio and electrical business.

Founded in 1833, Cooper is a leading supplier of electrical equipment with a wide range of electrical products including electrical protection, power transmission and distribution, lighting and wiring components. This suite of electrical products enhances customer energy efficiency and safety across a number of end markets globally.

Founded in 1911, Eaton is a global power management company. Its electrical business is a global leader in power distribution, power quality, control and automation, power monitoring, and energy management products and services. Eaton is positioned to answer today’s most critical power management challenges through its electrical, aerospace, hydraulics and vehicle businesses.

At the close of the transaction, which is expected in the second half of 2012, Eaton and Cooper will be combined under a new company incorporated in Ireland, where Cooper is incorporated today. The newly created company, which is expected to be called Eaton Global Corporation Plc or a variant thereof (“New Eaton”), will be led by Alexander M. Cutler, Eaton’s current chairman and chief executive officer.

“This compelling combination of Eaton’s power distribution and power quality equipment and systems with Cooper’s diversified component brands, global reach and international distribution creates a game changer to serve the electrical industry,” said Cutler. “We’re excited about bringing together two great companies to create shareholder value and continue our global growth. This combination significantly expands our ability to better serve our customers with their demands for critical energy saving technologies as they address the impact of the world’s growing energy needs.”

“We are extremely pleased to become part of Eaton’s global electrical business,” said Kirk Hachigian, chairman and chief executive officer of Cooper. “This combination creates endless opportunities to accelerate growth and serve our global customers through combining technology, distribution, penetrating important vertical industries and entering new emerging markets. The two companies are a perfect fit in every respect.”

The combined company would have had historical 2011 revenues of $21.5 billion and EBITDA of $3.1 billion, and it is expected to enhance shareholder value by:

•	Leveraging complementary product offerings between Eaton and Cooper’s electrical businesses.

•	Accelerating long-term growth potential by increasing exposure to attractive end markets and service opportunities.

•	Better satisfying customer global demands for energy efficiency and electrical safety.

•	Generating approximately $535 million in expected annual synergies by 2016[1].

The Acquisition is expected to be accretive to operating earnings per share by $0.35 in 2014 and by $0.45 in 2015. Excluding the non-cash expense related to the amortization of intangibles arising from purchase accounting, the Acquisition is expected to be accretive to operating earnings per share by $0.65 in 2014 and by $0.75 in 20152. The Acquisition will be financed with a mixture of cash, debt, and equity.

Under the terms of the Transaction Agreement, Cooper Shareholders will receive $39.15 in cash and 0.77479 shares of New Eaton for each Cooper share. Based on the Closing Price for Eaton common stock on Friday May 18, 2012, Cooper Shareholders will receive cash and shares valued at $72.00 per share, representing a premium of 29 percent and a total transaction equity value of approximately $11.8 billion3. Eaton Shareholders will receive one share of the new company for each share of Eaton that they own upon closing. The transaction will be taxable, for U.S. federal income tax purposes, to both the Eaton Shareholders and the Cooper Shareholders.

Eaton Shareholders are expected to own approximately 73 percent of the combined company while legacy Cooper Shareholders are expected to own approximately 27 percent. Shares of New Eaton will be registered with the U.S. SEC and are expected to trade on the New York Stock Exchange under the ticker symbol ETN.

Eaton has secured a $6.75 billion fully underwritten bridge financing commitment from Morgan Stanley Bank, N.A., Morgan Stanley Senior Funding, Inc. and Citibank, N.A. to finance the cash portion of the Acquisition. Eaton plans to later refinance these bridge borrowings through a new term debt issuance, use of cash on hand, and the possible sale of assets.

APPROVALS

The combination is subject to the terms of a Transaction Agreement among Eaton, Cooper, New Eaton and certain other parties. The acquisition of Cooper by New Eaton will be effected by means of a “scheme of arrangement” under Irish law pursuant to which New Eaton will acquire all of the outstanding shares of Cooper from Cooper Shareholders for cash and shares (the “Acquisition”). The Acquisition will be subject to the terms and conditions to be set forth in the scheme of arrangement document to be delivered to Cooper Shareholders. To become effective, the scheme of arrangement will require, among other things, the approval of a majority in number of Cooper Shareholders, present and voting either in person or by proxy at a special Cooper Shareholder meeting, representing 75% or more in value of the Cooper shares held by such holders. Following the requisite Cooper Shareholder approval being obtained, the sanction of the Irish High court is also required. In addition, the Transaction Agreement must be adopted by shareholders holding two-thirds of the outstanding voting shares of Eaton in a special shareholder meeting. The Acquisition, which is unanimously recommended by the Boards of Directors of both companies, also is subject to receipt of certain regulatory approvals and certain other conditions, as more particularly set out in Appendix III to this announcement.

CONFERENCE CALL WITH EATON AND COOPER MANAGEMENT AT 10:00 AM EASTERN, MAY 21, 2012

Eaton’s and Cooper’s conference call to discuss this transaction is available to all interested parties as a live teleconference today at 10 a.m., Eastern time, in the U.S. at the following phone numbers: U.S.: 800 288 8960; international: +1 612 288 0340. The confirmation number is 249387. This news release can be accessed under its headline on the Eaton home page at www.eaton.com. Also available on the website prior to the call will be a presentation on this transaction that will be covered during the call.

[1]

The total expected annual synergies of $535 million comprise $375 million of pre-tax operating synergies, and $160 million of global cash management and resultant tax benefits related to the combined company being incorporated in Ireland.

[2]

The statement that this acquisition is earnings accretive should not be interpreted to mean that the earnings per share in the current or any future financial period will necessarily match or be greater than those for the relevant preceding financial period.

[3]	The fully diluted share capital of Cooper assumes full exercise of the outstanding Cooper share options and vesting of outstanding share awards under the Cooper Share Plans.

ABOUT EATON:

Eaton is a diversified power management company with more than 100 years of experience providing energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power. With 2011 revenues of $16.0 billion, Eaton is a global technology leader in electrical components, systems and services for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 72,000 employees and sells products to customers in more than 150 countries.

ABOUT COOPER:

Cooper is a diversified global manufacturer of electrical components and tools, with 2011 revenues of $5.4 billion. Founded in 1833, Cooper’s sustained success is attributable to a constant focus on innovation and evolving business practices, while maintaining the highest ethical standards and meeting customer needs. Cooper has seven operating divisions with leading positions and world-class products and brands including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long term growth trends including the global infrastructure build out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2011, 62% of total sales were to customers in the industrial and utility end-markets and 40% of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2011.

FOR MORE INFORMATION:

Eaton		Cooper
Gary Klasen (Media)	+ 1 (216) 523-4736	David Barta (Senior Vice President and CFO)	+ 1 (713) 209-8478
Don Bullock (Investors)	+ 1 (216) 523-5127

Citi		Goldman Sachs
North America		North America

Niraj Shah	+1 212 816-6000	Dusty Philip	+1 212 902 1000
Sameer Singh	+1 212 816-6000

UK & Ireland		UK & Ireland

Basil Geoghegan	+44 20 7986 4000	Michael Casey	+44 20 7774 1000

Morgan Stanley
North America

William Dotson	+1 (212)761-4000
Thomas M. Miles	+1 (212)761-4000

UK & Ireland

Colm Donlon	+44 20 7425 8000

The directors of Cooper accept responsibility for the information contained in this announcement relating to Cooper and its Associates and the directors of Cooper and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Cooper (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Eaton accept responsibility for the information contained in this announcement, other than that relating to Cooper, its Associates and the directors of Cooper and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Eaton (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Citi and Morgan Stanley are acting as joint financial advisers to Eaton and New Eaton and no one else in connection with the Acquisition and will not be responsible to anyone other than Eaton and New Eaton for providing the protections afforded to clients of Citi and Morgan Stanley or for providing advice in relation to the Acquisition, the contents of this announcement or any transaction or arrangement referred to herein.

Goldman Sachs is acting exclusively for Cooper and no one else in connection with the Acquisition and will not be responsible to anyone other than Cooper for providing the protections afforded to clients of Goldman Sachs or for providing advice in relation to the Acquisition, the contents of this announcement or any transaction or arrangement referred to herein.

The full text of the Conditions is set out in Appendix III.

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

New Eaton will file with the SEC a registration statement on Form S-4 that will include the Joint Proxy Statement of Eaton and Cooper that also constitutes a prospectus of New Eaton. Eaton and Cooper plan to mail their respective shareholders (and Cooper Equity Award Holders for information only) the Joint Proxy Statement/prospectus (including the Scheme) in connection with the transactions. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING THE SCHEME) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EATON, COOPER, NEW EATON, THE TRANSACTIONS AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Joint Proxy Statement/prospectus (including the Scheme) and other documents filed with the SEC by New Eaton, Eaton and Cooper through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Joint Proxy Statement/prospectus (including the Scheme) and other documents filed by Eaton and New Eaton with the SEC by contacting Eaton Investor Relations at Eaton Corporation, 1111 Superior Avenue, Cleveland, OH 44114 or by calling +1 (888) 328-6647, and will be able to obtain free copies of the Joint Proxy Statement/prospectus (including the Scheme) and other documents filed by Cooper by contacting Cooper Investor Relations at c/o Cooper US, Inc., P.O. Box 4466, Houston, Texas 77210 or by calling +1 (713) 209-8400.

PARTICIPANTS IN THE SOLICITATION

Cooper, Eaton and New Eaton and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective shareholders of Cooper and Eaton in respect of the transactions contemplated by the Joint Proxy Statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of Cooper and Eaton in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Joint Proxy Statement/prospectus when it is filed with the SEC. Information regarding Cooper’s directors and executive officers is contained in Cooper’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Proxy Statement on Schedule 14A, dated March 13, 2012, which are filed with the SEC. Information regarding Eaton’s directors and executive officers is contained in Eaton’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Proxy Statement on Schedule 14A, dated March 16, 2012, which are filed with the SEC.

EATON SAFE HARBOR STATEMENT

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Eaton, New Eaton, the Acquisition and other transactions contemplated by the Transaction Agreement, our acquisition financing, our long-term credit rating and our revenues and operating earnings. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Eaton or New Eaton, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of our control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the Acquisition; the risks that the new businesses will not be integrated successfully or that we will not realize estimated cost savings and synergies; our ability to refinance the bridge loan on favorable terms and maintain our current long-term credit rating; unanticipated changes in the markets for our business segments; unanticipated downturns in business relationships with customers or their purchases from Eaton; competitive pressures on our sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. We do not assume any obligation to update these forward-looking statements.

No statement in this announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Eaton.

COOPER SAFE HARBOR STATEMENT

This press release may contain forward-looking statements concerning the Acquisition, our long-term credit rating and our revenues and operating earnings. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Cooper, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These statements should be read with caution. They are subject to various risks and uncertainties, many of which are outside of our control. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the Acquisition; the risks that the new businesses will not be integrated successfully or that we will not realize estimated cost savings and synergies; our ability to refinance the bridge loan on favorable terms and maintain our current long-term credit rating; unanticipated changes in the markets for our business segments; unanticipated downturns in business relationships with customers or their purchases from Cooper; competitive pressures on our sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. We do not assume any obligation to update these forward-looking statements.

No statement in this announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Cooper.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2007, as amended (the “Irish Takeover Rules”), if any person is, or becomes, ‘interested’ (directly or indirectly) in, 1%, or more of any class of ‘relevant securities’ of Cooper or Eaton, all ‘dealings’ in any ‘relevant securities’ of Cooper or Eaton (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (Dublin time) on the business day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective or on which the ‘offer period’ otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Cooper or Eaton, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Cooper by Eaton or ‘relevant securities’ of Eaton by Cooper, or by any of their respective ‘associates’ must also be disclosed by no later than 12 noon (Dublin time) on the business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed can be found on the Panel’s website at www.irishtakeoverpanel.ie.

‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Panel’s website at www.irishtakeoverpanel.ie or contact the Panel on telephone number +353 1 678 9020; fax number +353 1 678 9289.

GENERAL

This summary should be read in conjunction with the full text of this announcement. Appendix I to this announcement contains further details of the sources of information and bases of calculations set out in this announcement; Appendix II to this announcement contains definitions of certain expressions used in this summary and in this announcement; and Appendix III to this announcement contains the Conditions of the Acquisition and the Scheme.

The release, publication or distribution of this announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed Acquisition disclaim any responsibility or liability for the violations of any such restrictions by any person.

Any response in relation to the Acquisition should be made only on the basis of the information contained in the Proxy Statement or any document by which the Acquisition and the Scheme are made. Eaton Shareholders and Cooper Shareholders are advised to read carefully the formal documentation in relation to the proposed transaction once the Proxy Statement has been dispatched.

This announcement is made pursuant to Rule 2.5 of the Takeover Rules.

Pursuant to Rule 2.6(c) of the Takeover Rules, this announcement will be available to Eaton employees on Eaton’s website (www.eaton.com) and Cooper employees on Cooper’s website (www.cooperindustries.com).

For Release: 9.00 a.m. Eastern, May 21, 2012

Not for release, publication or distribution, in whole or in part, in, into or from a Restricted Jurisdiction.

EATON TO ACQUIRE COOPER INDUSTRIES TO FORM PREMIER GLOBAL POWER

MANAGEMENT COMPANY

COMPLEMENTARY PRODUCTS AND MARKETS CREATE OPPORTUNITIES FOR GROWTH IN GLOBAL ELECTRICAL

INDUSTRY

COOPER SHAREHOLDERS TO RECEIVE $39.15 PER SHARE IN CASH AND 0.77479 IN ORDINARY SHARES,

FOR 29% PREMIUM; TRANSACTION EQUITY VALUE OF $11.8 BILLION

TRANSACTION EXPECTED TO BE ACCRETIVE TO EPS IN 2014

RECOMMENDED ACQUISITION OF COOPER FOR CASH AND SHARES BY MEANS OF A SCHEME OF

ARRANGEMENT UNDER SECTION 201 OF THE IRISH COMPANIES ACTS, 1963

1. INTRODUCTION

The Board of Eaton and the Board of Cooper are pleased to announce that they have reached agreement on the terms of a recommended acquisition for cash and shares of the entire issued and to be issued share capital of Cooper by a new holding company, New Eaton, by means of a scheme of arrangement under Section 201 of the Irish Companies Act 1963. Under the terms of the transaction, each of Eaton and Cooper will be a wholly owned subsidiary of a new holding company incorporated in Ireland. This newly created company will be named ‘Eaton Global Corporation Plc’.

The Board of Cooper, which has been so advised by Goldman Sachs & Co. (“Goldman Sachs”), considers the terms of the Acquisition to be fair and reasonable. In providing its advice, Goldman Sachs has taken into account the commercial assessments of the Board of Cooper. Accordingly, the Board of Cooper unanimously recommends to Cooper Shareholders to vote in favour of the Acquisition and the Scheme, as the directors of Cooper who are Cooper Shareholders intend to do in respect of their own beneficial holdings.

The Acquisition, by means of the Scheme, is subject to the Conditions set out in Appendix III.

2. CONSIDERATION

Under the terms of the Transaction Agreement approved by both boards of directors of Cooper and Eaton, Cooper Shareholders will receive $39.15 in cash and 0.77479 New Eaton Shares for each Cooper Share they own upon closing of the Acquisition, and Eaton Shareholders will become shareholders of New Eaton receiving one New Eaton Share for each Eaton Share that they own upon closing of the Acquisition.

The Consideration values the entire issued and to be issued share capital of Cooper at approximately US$11.8 billion4 and implies an enterprise value multiple of 12.9x Cooper’s reported EBITDA for the 12 month period ended March 31, 2012.

The Consideration represents a 29% premium over Cooper’s Closing Price on May 18, 2012, being the last Business Day prior to this announcement.

The Consideration offers an immediate, certain liquidity event for Cooper Shareholders.

[4]	The fully diluted share capital of Cooper assumes full exercise of the outstanding Cooper share options and vesting of outstanding share awards under the Cooper Share Plans.

3. COOPER BACKGROUND TO AND REASONS FOR RECOMMENDING THE ACQUISITION

The Cooper Board has on an ongoing basis discussed the long-term strategy of Cooper and strategic opportunities that might be available to enhance shareholder value, including additional investments in new growth opportunities, potential acquisitions, joint ventures and recapitalization options, as well as the possible sale of Cooper. Beginning in February 2012, senior management of Eaton and Cooper had a series of meetings regarding the possibility of an acquisition by Eaton of Cooper and the possible terms of such a transaction. In connection with a possible transaction, Cooper retained Goldman, Sachs & Co. as its financial advisor and Wachtell, Lipton, Rosen & Katz and Arthur Cox as its legal advisors. During the months preceding the execution of definitive documentation for the Acquisition on May 21, 2012, the parties discussed and negotiated the transaction terms, conducted due diligence with respect to each other’s businesses, consulted with the Panel, and Eaton arranged financing for the transaction. Also during this period, the Board of Cooper met, together with Cooper’s senior management and its financial and legal advisors, on various occasions to consider the merits of a potential transaction with Eaton and the status of the discussions and negotiations between the parties. On May 18, 2012, the Cooper Board met, together with Cooper’s senior management and financial and legal advisors, to consider proposed terms and drafts of definitive documentation for a proposed acquisition by Eaton of Cooper. At its meeting on May 20, 2012, Cooper’s Board of Directors unanimously determined that the Transaction Agreement and the transactions contemplated therein, including the Scheme, were advisable for, fair to and in the best interests of Cooper and the Cooper Shareholders and declared advisable and determined that the terms of the Scheme were fair and reasonable.

In reaching its determination to approve the Acquisition, the Cooper Board consulted with and received advice and reports from management and its financial and legal advisors, and drew on its knowledge of Cooper’s business, assets, financial position, operating results, historical and current trading and the opportunities and challenges in its businesses and their industries, as well as information relating to Eaton. After giving consideration to these and a variety of other factors and risks, the Cooper Board unanimously determined to recommend that Cooper Shareholders vote in favor of the Acquisition.

4. COOPER RECOMMENDATION

The Board of Cooper, which has been so advised by Goldman Sachs, considers the terms of the Acquisition to be fair and reasonable. In providing its advice, Goldman Sachs has taken into account the commercial assessments of the Board of Cooper. Accordingly, the Board of Cooper unanimously recommends to Cooper Shareholders to vote in favor of the Acquisition and the Scheme, as the directors of Cooper who are Cooper Shareholders intend to do in respect of their own beneficial holdings.

5. EATON BACKGROUND TO AND REASONS FOR THE ACQUISITION

The combined company would have had historical 2011 revenues of $21.5 billion and EBITDA of $3.1 billion, and it is expected to create enhanced shareholder value by:

•

Leveraging the strong strategic fit of two leading industrial companies with complementary technologies, product offerings, and many operational cost efficiencies and incremental revenue opportunities in the industrial and commercial markets;

•	Expanding Eaton’s geographic footprint to optimize manufacturing, customer service, and product distribution capabilities in faster growing market segments and economies;

•

Accelerating Eaton’s long-term growth potential by increasing exposure to faster growing end markets characterized by increasing customer demand for critical electrical power management technologies as they address the impact of the world’s growing energy demands in both developed and emerging markets;

•	Expanding market participation upstream into utility power distribution and downstream into load management and lighting control;

•	Incorporating as an Irish company provides significant global cash management flexibility and associated financial benefits; and

•	Generating approximately $375 million in expected annual pre-tax operating synergies and $160 million of global cash management and resultant tax benefits by 2016[5].

[5]

The bases and assumptions for these synergy numbers are set out in Appendix I of this announcement. The synergies have been reported on in accordance with Rule 19.3(b) of the Takeover Rules, and the required reports will be mailed with the Proxy Statement.

Further detail in respect of the background to and reasons for the Acquisition shall be included in the Proxy Statement.

6. THE ACQUISITION AND THE SCHEME

The Acquisition will be effected by way of a Scheme of Arrangement pursuant to Irish law. Under the Scheme (which will be subject to the Conditions set out in Appendix III to this announcement and which will also be set out in the Proxy Statement) Cooper Shareholders will receive the Consideration in return for the cancellation of the Cancellation Shares.

The Scheme of Arrangement is an arrangement made between Cooper and Cooper Shareholders under Section 201 of the Act and is subject to the approval of the Irish High Court. If the Scheme becomes effective, all Cancellation Shares will be cancelled pursuant to Sections 72 and 74 of the Act in accordance with the terms of the Scheme. Cooper will then issue new Cooper Shares to New Eaton in place of the Cancellation Shares cancelled pursuant to the Scheme and New Eaton will pay the Consideration for the Acquisition to former Cooper Shareholders. As a result of these arrangements, Cooper will become a wholly owned subsidiary of New Eaton.

To become effective, the Scheme requires, amongst other things, the approval at the Court Meeting of a majority in number of Cooper Shareholders, present and voting either in person or by proxy, representing three-fourths (75%) or more in value of the Cooper Shares held by such holders, as well as the approval by Cooper Shareholders of resolutions relating to the implementation of the Scheme at an EGM to be held directly after the Court Meeting.

Assuming the necessary approvals from the Cooper Shareholders have been obtained and all other conditions have been satisfied or (where applicable) waived, the Scheme will become effective upon delivery to the Registrar of Companies of a copy of the Court Order of the High Court sanctioning the Scheme together with the minute required by Section 75 of the Act confirming the capital reduction and registration of the Court Order and minute by the Registrar of Companies. Upon the Scheme becoming effective, it will be binding on all Cooper Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the EGM.

The Acquisition is conditional on the Scheme becoming effective. The Conditions to the Acquisition and the Scheme are set out in full in Appendix III to this announcement. The implementation of the Scheme is conditional, amongst other things, upon:

•	the adoption of the Transaction Agreement by Eaton Shareholders holding at least two-thirds of the outstanding voting shares of Eaton in a special shareholder meeting;

•	the approval by the Cooper Shareholders and the sanction by the Irish High Court of the Scheme;

•	the approval for listing (subject only to certain standard conditions) of the New Eaton Shares forming part of the Consideration;

•	all applicable waiting periods under the HSR Act having expired or having been terminated, in each case in connection with the Acquisition;

•

to the extent that the Acquisition constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission having decided that it does not intend to initiate any proceedings under Article 6(1)(c) of the EC Merger Regulation in respect of the Acquisition or to refer the Acquisition (or any aspect of the Acquisition) to a competent authority of an EEA member state under Article 9(1) of the EC Merger Regulation or otherwise having decided that the Acquisition is compatible with the common market pursuant to article 6(1)(b) of the EC Merger Regulation;

•

all required regulatory clearances shall have been obtained and remain in full force and effect and applicable waiting periods shall have expired, lapsed or terminated (as appropriate), in each case in connection with the Acquisition, under the antitrust, competition or foreign investment laws of Canada, The Peoples Republic of China, Russia, South Africa and South Korea, The Republic of China (Taiwan) and Turkey;

•	no injunction, restraint or prohibition by any court of competent jurisdiction which prohibits consummation of the Acquisition having been entered and which is continuing to be in effect;

•	the Proxy Statement having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking any stop order;

•	the accuracy of each of the parties’ representations and warranties except generally as would not have a material adverse effect on such party; and

•	the performance by each party of its obligations under the Transaction Agreement in all material respects.

The Proxy Statement, containing further information relating to the implementation of the Acquisition, the full terms and Conditions of the Scheme, and the notices of the Court Meeting to be convened by direction of the High Court, the separate Cooper Extraordinary General Meeting required to approve the Scheme and related resolutions and information relating to the convening of the Eaton Special Meeting will be posted as soon as reasonably practicable after the date of this announcement, to Eaton Shareholders and to Cooper Shareholders.

The Proxy Statement will contain important information about the merger of Eaton with and into a wholly owned indirect subsidiary of New Eaton (with Eaton as the surviving corporation), the Acquisition (including the Scheme, which will be included within the Proxy Statement), the Transaction Agreement, the Eaton Special Meeting, the Court Meeting and the Cooper Extraordinary General Meeting. The Proxy Statement will also be a part of a registration statement on Form S-4 filed with the SEC in order to register the New Eaton Shares pursuant to the Securities Act of 1933. Upon a declaration of effectiveness by the SEC, the Proxy Statement will constitute a prospectus of New Eaton.

7. SYNERGIES

Eaton believes the acquisition of Cooper will provide the potential for meaningful synergies over time and that there is a significant opportunity to realize expected pre-tax operating synergies of $375 million and global cash management and resultant tax benefits of $160 million annually by 20166.

The expected sources of the expected annual synergies are:

•	potential sales synergies of $115 million per annum resulting from product packaging to common customers, improving channel sales, expanding service offerings and leveraging geographic strengths;

•

potential cost–out synergies of $260 million per annum resulting from efficiencies and economies of scale in the areas of supply chain, manufacturing, customer service, logistics and central and regional level expenses; and

•

potential global cash management and resultant tax benefits of $160 million resulting from the combined companies being incorporated in Ireland with organizational, operations and capitalisation structures that will enable the combined company to more efficiently manage its global cash and treasury operations and recognise unutilized income tax deductions in certain jurisdictions.

Eaton believes that it will achieve the run-rate on these synergies by 2016. In particular, Eaton believes that it will achieve $260 million in cost-out synergies with over 90% complete by 2015. Total acquisition integration costs of approximately $200 million are expected to be incurred through 2015.

[6]

The bases and assumptions for these synergy numbers are set out in Appendix I of this announcement. The synergies have been reported in accordance with Rule 19.3(b) of the Takeover Rules. The reports required by Rule 19.3(b)(ii) of the Takeover Rules will be mailed with the Proxy Statement.

Subject to the Scheme becoming effective, Cooper Shareholders will be able to share in the synergies resulting from the acquisition of Cooper by Eaton through the share component of the Consideration.

Synergies and Integration Costs

($ M)	2013	2014	2015	2016
Pre-Tax Operating Synergies
Sales Synergies	10	35	70	115
Cost-out Synergies	65	140	240	260

Total Operating Synergies	75	175	310	375

Global Cash Management and Resultant Tax Benefits	160	160	160	160

Acquisition Integration Costs, Pre-Tax	90	75	35	0

The estimate of synergies set out in this document has been reported on for the purposes of the Takeover Rules by (i) Ernst & Young LLP; (ii) Citigroup Global Markets Limited; and (iii) Morgan Stanley & Co. Limited. Copies of their respective reports shall be mailed with the Proxy Statement. There are various material assumptions underlying the synergies estimate which might therefore be materially greater or less than estimated. The estimate of synergies should therefore be read in conjunction with Appendix I, which contains, among other information, certain key assumptions underlying the estimates.

Neither the statements above nor any other synergy statement in this announcement should be construed as a profit forecast or interpreted to mean that New Eaton’s earnings in the first full year following the Acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Eaton and/or Cooper for the relevant preceding financial period or any other period.

8. INFORMATION ON EATON

Eaton is a diversified power management company with more than 100 years of experience providing energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power. With 2011 revenues of $16.0 billion, Eaton is a global technology leader in electrical components, systems and services for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 72,000 employees and sells products to customers in more than 150 countries. Eaton Shares are traded on the NYSE under the symbol ETN.

Citi and Morgan Stanley are acting as joint financial advisors to Eaton and Simpson Thacher & Bartlett LLP, A&L Goodbody and Matheson Ormsby Prentice are acting as Eaton’s legal counsel.

9. INFORMATION ON COOPER

Cooper is a diversified global manufacturer of electrical components and tools, with 2011 revenues of $5.4 billion. Founded in 1833, Cooper’s sustained success is attributable to a constant focus on innovation and evolving business practices, while maintaining the highest ethical standards and meeting customer needs. Cooper has seven operating divisions with leading positions and world-class products and brands including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long term growth trends including the global infrastructure build out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2011, 62% of total sales were to customers in the industrial and utility end-markets and 40% of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2011. Cooper Shares are traded on the NYSE under the symbol CBE.

Goldman Sachs is acting as Cooper’s exclusive financial advisor and Wachtell, Lipton, Rosen & Katz and Arthur Cox are acting as Cooper’s legal counsel.

10. INFORMATION ON NEW EATON

New Eaton is a private limited company incorporated in Ireland, solely for the purpose of effecting the transaction. Prior to the Effective Date, New Eaton shall be converted, pursuant to the Companies Acts, to a public limited company. To date, New Eaton has not conducted any activities other than those incidental to its formation and the execution of the Transaction Agreement.

Simultaneously with and conditioned on the concurrent consummation of the Scheme, MergerSub, a wholly owned indirect subsidiary of New Eaton, will merge with and into Eaton, the separate corporate existence of MergerSub will cease and Eaton will continue as the surviving corporation. At the Effective Time, all Eaton common shares will be canceled and will automatically be converted into the right to receive New Eaton Shares on a one-for-one basis.

At and as of the Effective Time, it is expected that New Eaton will be a publicly traded company listed on the NYSE under the ticker symbol ETN.

11. FINANCING

Eaton has secured a $6.75 billion, fully underwritten bridge financing commitment from Morgan Stanley Bank, N.A., Morgan Stanley Senior Funding, Inc. and Citibank, N.A. to finance the cash portion of the Acquisition. Eaton plans to later refinance these bridge borrowings through a new term debt issuance, use of cash on hand, and the possible sale of assets. At the closing of the Acquisition, New Eaton will assume and guarantee the outstanding debt of Cooper.

Further information on the financing of the Acquisition will be set out in the Proxy Statement.

Citigroup Global Markets Limited and Morgan Stanley & Co. Limited are satisfied that resources are available to Eaton sufficient to satisfy in full the cash consideration payable pursuant to the Scheme.

12. DIRECTORS, MANAGEMENT, AND EMPLOYEES

Pursuant to the terms of the Transaction Agreement, Eaton has given assurances to Cooper that the existing employment rights of all management and employees of Cooper will be fully safeguarded following completion of the Acquisition. Further details shall be included in the Proxy Statement.

13. COOPER SHARE PLANS

Pursuant to the terms of the Transaction Agreement and the terms of the Cooper Share Plans, the Acquisition will accelerate outstanding options and awards under the Cooper Share Plans. Detailed proposals in respect of the Acquisition will be made to Cooper Equity Award Holders at or around the time of the posting of the Proxy Statement.

14. DELISTING AND CANCELLATION OF TRADING OF EATON AND COOPER AND ADMISSION TO TRADING OF NEW EATON

It is intended that, subject to and following the Scheme becoming effective, and subject to applicable requirements of the NYSE, New Eaton will apply for cancellation of the quotation of Eaton Shares on the NYSE and the Chicago Stock Exchange and Cooper will apply for cancellation of the quotation of Cooper Shares on NYSE. The last day of dealing in Cooper Shares on NYSE and Eaton Shares on the NYSE and the Chicago Stock Exchange will be the last Business Day before the Effective Date. It is expected that New Eaton Shares shall commence trading on NYSE on the Effective Date.

15. EXPENSES REIMBURSEMENT AGREEMENT

Cooper has entered into the Expenses Reimbursement Agreement dated May 21, 2012 with Eaton, the terms of which have been approved by the Panel. Under the Expenses Reimbursement Agreement, Cooper has agreed to pay all specific, documented quantifiable third party costs and expenses incurred by Eaton, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition and related transactions in the circumstances outlined below. The liability of Cooper to pay these amounts shall arise only after the date of this announcement and is limited to a maximum amount equal to 1% per cent of the total value attributable to the entire issued share capital of Cooper under the Acquisition (excluding, for the avoidance of doubt, any interest in such share capital of Cooper held by Eaton or any Associate of Eaton) calculated on a fully diluted basis based on the closing price of a Cooper Share on the Business Day prior to the date of the occurrence of the relevant event set out below and exclusive of any value added tax payable, to the extent it is recoverable by Eaton. The circumstances in which such payment will be made are if:

(a)	the Transaction Agreement is terminated:

(i)	by Eaton for the reason that the Cooper Board withdraws, or any committee thereof (A) withdraws (or modifies in any manner adverse to Eaton), or proposes to publicly withdraw (or modify in a manner adverse to Eaton), the Scheme Recommendation or (B) approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any Cooper Alternative Proposal; or

(ii)	by Cooper, at any time prior to obtaining the approval of the Scheme by the Cooper Shareholders, in order to enter into any agreement, understanding or arrangement providing for a Cooper Superior Proposal; or

(b)	all of the following occur:

(i)	prior to the Court Meeting, a Cooper Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Cooper Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances set out in (b)(ii) below; and

(ii)	the Transaction Agreement is terminated by Cooper or Eaton for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM resolutions, as applicable, are not approved by the requisite majorities; and

(iii)	a definitive agreement providing for a Cooper Alternative Proposal is entered into within 9 months after such termination; or

(c)	all of the following occur:

(i)	prior to the Court Meeting, a Cooper Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Cooper Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances set out in (c)(ii) below; and

(ii)	the Transaction Agreement is terminated by Eaton for the reason that Cooper shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (A) would result in a failure of the conditions to the Scheme and of the conditions to any member of the Eaton Parties’ obligations to effect the Acquisition and (B) is not reasonably capable of being cured by the date that is one year after the date of the Transaction Agreement, provided that, Eaton shall have given Cooper written notice, delivered at least 30 days prior to such termination, stating Eaton’s intention to terminate the Transaction Agreement for such reason and the basis for such termination; and

(iii)	a Cooper Alternative Proposal is consummated, or a definitive agreement providing for a Cooper Alternative Proposal is entered into, within 9 months after such termination.

Goldman Sachs has confirmed in writing to the Panel that in the opinion of Goldman Sachs and Cooper, in the context of the Acquisition, the Expenses Reimbursement Agreement is in the best interests of Cooper and the Cooper Shareholders.

16. TRANSACTION AGREEMENT

Eaton, New Eaton, Comdell Limited (in the process of changing its name to Abeiron II Limited), Turlock B.V., MergerSub and Cooper have entered into a Transaction Agreement which contains certain assurances in relation to the implementation of the Scheme and other matters relating to the Acquisition. A summary of the principal terms of the Transaction Agreement will be set out in the Proxy Statement.

17. EATON SHAREHOLDER APPROVAL

Pursuant to the Transaction Agreement, a wholly owned subsidiary of New Eaton will merge with and into Eaton, with Eaton continuing as the surviving corporation in the merger. As a result of the merger of a wholly owned subsidiary of New Eaton with and into Eaton (with Eaton as the surviving corporation in the merger) pursuant to the Transaction Agreement, the Eaton Shareholders must vote to adopt the Transaction Agreement at a special shareholder meeting to be convened by Eaton. Eaton is required to send Eaton Shareholders the Proxy Statement summarizing the background to and reasons for the transactions to be consummated pursuant to the Transaction Agreement (which will include a notice convening the Eaton Special Meeting) as well as information relating to the Enlarged Group and the New Eaton Shares.

18. EATON RECOMMENDATION

The Board of Eaton considers the terms of the Acquisition to be advisable, consistent with, and in furtherance of, the strategies and goals of Eaton. In connection with reaching such determination, the Board of Eaton has received an opinion from each of its financial advisors, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC that, subject to the limitations and assumptions set forth in the respective opinions, the exchange ratio (taking into account the Acquisition) for the Eaton Shareholders in connection with the transactions, is fair from a financial point of view, to the holders of Eaton common stock. Accordingly, the Board of Eaton unanimously recommends to Eaton Shareholders to vote to adopt the Transaction Agreement.

19. INTERESTS AND SHORT POSITIONS IN COOPER

As at May 17, 2012, being the last practicable date before this announcement, Citi and its Affiliates hold 84,881 Cooper Shares and Morgan Stanley and its Affiliates hold 348,101 Cooper Shares.

Save as disclosed in this paragraph 19, as at May 18, 2012, being the last practicable date before this announcement, Eaton is not, nor (so far as Eaton is aware) any person Acting in Concert with Eaton, interested in or holds any short position in any class of relevant securities of Cooper.

Insofar as Eaton is aware, Eaton does not have, nor does any person Acting in Concert with Eaton have, any arrangement in relation to any class of relevant securities of Cooper. For these purposes, “arrangement” includes an indemnity or option arrangement, any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which is, or may be, an inducement to deal or refrain from dealing in such securities.

In the interests of confidentiality, Eaton has made only limited enquiries in respect of certain parties who may be deemed by the Panel to be Acting in Concert with it for the purposes of the Acquisition. Enquiries of such parties will be made as soon as practicable following the date of this announcement and any disclosure in respect of such parties will be included in the Proxy Statement.

20. GENERAL

The Acquisition and the Scheme will be made subject to the Conditions and further terms set out in Appendix III and to be set out in the Proxy Statement. The Proxy Statement will include full details of the Acquisition and will be accompanied by the appropriate forms of proxy.

Subject to completion of the SEC’s review, it is expected that the Proxy Statement will be posted to the Cooper Shareholders between the 28th day and the 60th day after the release of this Rule 2.5 announcement (or a later date, with the consent of the Panel).

Eaton reserves the right to elect to implement the Acquisition of Cooper by way of a takeover offer as alternative to the Scheme, subject to the provisions of the Transaction Agreement. In such event, the Acquisition will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments (including an acceptance condition set at eighty per cent. of the shares to which such offer relates or such lesser percentage as Eaton may, with the consent of the Panel (if required) decide).

The Acquisition and the Scheme will be governed by the laws of Ireland and will be subject to the applicable requirements of the Takeover Rules and applicable laws.

Details of the sources and bases of certain information set out in this announcement are included in Appendix I. Certain terms used in this announcement are defined in Appendix II.

FOR MORE INFORMATION:

Eaton		Cooper
Gary Klasen (Media)	+ 1 (216) 523-4736	David Barta (Senior Vice President and CFO)	+ 1 (713) 209-8478

Don Bullock (Investors)	+ 1 (216) 523-5127

Citi		Goldman Sachs
North America		North America

Niraj Shah	+1 212 816-6000	Dusty Philip	+1 212 902 1000

Sameer Singh	+1 212 816-6000

UK & Ireland		UK & Ireland
Basil Geoghegan	+44 20 7986 4000	Michael Casey	+44 20 7774 1000

Morgan Stanley

North America

William Dotson	+1 (212)761-4000

Thomas M. Miles	+1 (212)761-4000

UK & Ireland

Colm Donlon	+44 20 7425 8000

The directors of Cooper accept responsibility for the information contained in this announcement relating to Cooper and its Associates and the directors of Cooper and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Cooper (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Eaton accept responsibility for the information contained in this announcement, other than that relating to Cooper, its Associates and the directors of Cooper and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Eaton (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Citi and Morgan Stanley are acting as joint financial advisers to Eaton and New Eaton and no one else in connection with the Acquisition and will not be responsible to anyone other than Eaton and New Eaton for providing the protections afforded to clients of Citi and Morgan Stanley or for providing advice in relation to the Acquisition, the contents of this announcement or any transaction or arrangement referred to herein.

Goldman Sachs is acting exclusively for Cooper and no one else in connection with the Acquisition and will not be responsible to anyone other than Cooper for providing the protections afforded to clients of Goldman Sachs or for providing advice in relation to the Acquisition, the contents of this announcement or any transaction or arrangement referred to herein.

The full text of the Conditions is set out in Appendix III.

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

New Eaton will file with the SEC a registration statement on Form S-4 that will include the Joint Proxy Statement of Eaton and Cooper that also constitutes a prospectus of New Eaton. Eaton and Cooper plan to mail their respective shareholders (and Cooper Equity Award Holders for information only) the Joint Proxy Statement/prospectus (including the Scheme) in connection with the transactions. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING THE SCHEME) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EATON, COOPER, NEW EATON, THE TRANSACTIONS AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Joint Proxy Statement/prospectus (including the Scheme) and other documents filed with the SEC by New Eaton, Eaton and Cooper through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Joint Proxy Statement/prospectus (including the Scheme) and other documents filed by Eaton and New Eaton with the SEC by contacting Eaton Investor Relations at Eaton Corporation, 1111 Superior Avenue, Cleveland, OH 44114 or by calling +1 (888) 328-6647, and will be able to obtain free copies of the Joint Proxy Statement/prospectus (including the Scheme) and other documents filed by Cooper by contacting Cooper Investor Relations at c/o Cooper US, Inc., P.O. Box 4466, Houston, Texas 77210 or by calling (713) 209-8400.

PARTICIPANTS IN THE SOLICITATION

Cooper, Eaton and New Eaton and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective shareholders of Cooper and Eaton in respect of the transactions contemplated by the Joint Proxy Statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of Cooper and Eaton in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Joint Proxy Statement/prospectus when it is filed with the SEC. Information regarding Cooper’s directors and executive officers is contained in Cooper’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Proxy Statement on Schedule 14A, dated March 13, 2012, which are filed with the SEC. Information regarding Eaton’s directors and executive officers is contained in Eaton’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Proxy Statement on Schedule 14A, dated March 16, 2012, which are filed with the SEC.

EATON SAFE HARBOR STATEMENT

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Eaton, New Eaton, the Acquisition and other transactions contemplated by the Transaction Agreement, our acquisition financing, our long-term credit rating and our revenues and operating earnings. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Eaton or New Eaton, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of our control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the Acquisition; the risks that the new businesses will not be integrated successfully or that we will not realize estimated cost savings and synergies; our ability to refinance the bridge loan on favorable terms and maintain our current long-term credit rating; unanticipated changes in the markets for our business segments; unanticipated downturns in business relationships with customers or their purchases from Eaton; competitive pressures on our sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. We do not assume any obligation to update these forward-looking statements.

No statement in this announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Eaton.

COOPER SAFE HARBOR STATEMENT

This press release may contain forward-looking statements concerning the Acquisition, our long-term credit rating and our revenues and operating earnings. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Cooper, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These statements should be read with caution. They are subject to various risks and uncertainties, many of which are outside of our control. Factors that could cause actual results to differ materially from those in the forward-

looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the Acquisition; the risks that the new businesses will not be integrated successfully or that we will not realize estimated cost savings and synergies; our ability to refinance the bridge loan on favorable terms and maintain our current long-term credit rating; unanticipated changes in the markets for our business segments; unanticipated downturns in business relationships with customers or their purchases from Cooper; competitive pressures on our sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. We do not assume any obligation to update these forward-looking statements.

No statement in this announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Cooper.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2007, as amended (the “Irish Takeover Rules”), if any person is, or becomes, ‘interested’ (directly or indirectly) in, 1%, or more of any class of ‘relevant securities’ of Cooper or Eaton, all ‘dealings’ in any ‘relevant securities’ of Cooper or Eaton (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (Dublin time) on the business day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective or on which the ‘offer period’ otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Cooper or Eaton, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Cooper by Eaton or ‘relevant securities’ of Eaton by Cooper, or by any of their respective Associates must also be disclosed by no later than 12 noon (Dublin time) on the business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed can be found on the Panel’s website at www.irishtakeoverpanel.ie.

‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Panel’s website at www.irishtakeoverpanel.ie or contact the Panel on telephone number +353 1 678 9020; fax number +353 1 678 9289.

GENERAL

This summary should be read in conjunction with the full text of this announcement. Appendix I to this announcement contains further details of the sources of information and bases of calculations set out in this announcement; Appendix II to this announcement contains definitions of certain expressions used in this summary and in this announcement; and Appendix III to this announcement contains the Conditions of the Acquisition and the Scheme.

The release, publication or distribution of this announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed Acquisition disclaim any responsibility or liability for the violations of any such restrictions by any person.

Any response in relation to the Acquisition should be made only on the basis of the information contained in the Proxy Statement or any document by which the Acquisition and the Scheme are made. Eaton Shareholders and Cooper Shareholders are advised to read carefully the formal documentation in relation to the proposed transaction once the Proxy Statement has been dispatched.

This announcement is made pursuant to Rule 2.5 of the Takeover Rules.

Pursuant to Rule 2.6(c) of the Takeover Rules, this announcement will be available to Eaton employees on Eaton’s website (www.eaton.com) and Cooper employees on Cooper’s website (www.cooperindustries.com).

APPENDIX I

SOURCES OF INFORMATION AND BASES OF CALCULATION

1.	In this announcement, unless otherwise stated or the context otherwise requires, the following bases and sources have been used:

a.	the historical share price is sourced from the New York Stock Exchange;

b.	the value of the whole of the existing issued share capital of Cooper is based upon the entire issued ordinary share capital at the date of this announcement, namely 159,166,699 Cooper Shares;

c.	unless otherwise stated, the financial information concerning Cooper or Eaton has been extracted from the annual reports and audited accounts of Cooper and Eaton for the relevant period;

d.	references to a percentage of Cooper Shares are based on the number of Cooper Shares in issue as set out at paragraph 1(b);

e.	references to the arrangements in place between Cooper and Eaton regarding an expenses reimbursement agreement are sourced from the terms of the Expenses Reimbursement Agreement approved by the Panel;

f.	references to the arrangements in place between Cooper and Eaton regarding a transaction agreement are sourced from the Transaction Agreement;

g.	reference to transaction equity value is based on the fully diluted share capital of Cooper;

h.	the entire issued and to be issued share capital (fully diluted share capital) of Cooper is calculated on the basis of:

i.	the number of issued Cooper Shares, as set out in paragraph 1(b) above;

ii.	7,092,374 options and 2,832,092 share awards outstanding under the Cooper Share Plans; and

iii.	full exercise of the outstanding options and vesting of outstanding share awards under the Cooper Share Plans (and assumes satisfaction of performance targets in respect of performance related awards).

2.	The statement that the Acquisition is earnings accretive should not be interpreted to mean that the earnings per share in the current or any future period financial period will necessarily match or be greater than those for the relevant preceding financial period.

3.	The bases of belief (including sources of information and assumptions made) that support the expected annual synergies are set out in the following paragraphs. Synergy statements have been reported in accordance with Rule 19.3(b) of the Takeover Rules. The reports required by Rule 19.3(b)(ii) of the Takeover Rules will be posted with the Proxy Statement.

4.	The expected sources of the stated expected annual pre-tax operating synergies of $375 million are:

a.	potential sales synergies of $115 million per annum resulting from product packaging to common customers, improving channel sales, establishing a service business and leveraging geographic strengths; and

b.	potential cost-out synergies of $260 million per annum resulting from efficiencies and economies of scale in the areas of procurement, supply chain, manufacturing, customer service, logistics, and central and regional general and administrative expenses.

5.	The expected potential global cash management and resultant tax benefits of $160 million per annum result from the combined company being incorporated in Ireland with organizational, operations and capitalization structures that will enable the combined company to more efficiently manage its global cash and treasury operations and recognize unutilized income tax deductions in certain jurisdictions.

6.	When evaluating the potential pre-tax operating synergies and global cash management and resultant tax benefits the Eaton Directors have assumed the following:

a.	that the Scheme will become effective and New Eaton will acquire 100% of the issued and to be issued share capital of Cooper following completion of the Acquisition;

b.	that there will be no material unanticipated impact on the combined company arising from any decisions made by competition authorities;

c.	that there will be no material change to the market dynamics affecting Eaton and/or Cooper following completion of the Acquisition;

d.	that there will be no material change to exchange rates following completion of the Acquisition; and

e.	there will be no material change to income tax laws or regulations affecting Eaton and/or Cooper following completion of the Acquisition.

7.	In establishing the estimate of pre-tax operating synergies and global cash management and resultant tax benefits the Eaton directors have assumed that Cooper’s operations, processes and procedures are comparable to those of Eaton’s related operations, except where publicly available information clearly indicates otherwise or the due diligence materials provided by Cooper to Eaton indicated otherwise. Eaton’s management, aided by its previous integration experience and through an understanding of Cooper’s operations and cost structure based on their own market intelligence and experience, and due diligence materials provided by Cooper, has determined the source and scale of potential pre-tax operating synergies and global cash management and resultant tax benefits. The pre-tax operating synergies, global cash management and resultant tax benefits, and acquisition integration costs of achieving the pre-tax operating synergies and global cash management and resultant tax benefits are incremental to Eaton’s and, to the best of Eaton’s knowledge, Cooper’s existing plans. In addition to information from Eaton’s and Cooper’s respective management teams, the sources of information that Eaton has used to arrive at the estimate of potential pre-tax operating synergies and global cash management and resultant tax benefits, include:

a.	the Cooper annual report and accounts;

b.	Cooper’s presentations to analysts;

c.	Cooper’s website;

d.	Analysts’ research;

e.	Other public information;

f.	Eaton’s knowledge of the industry and of Cooper; and

g.	Eaton’s experience of synergies from previous transactions, in particular, its acquisitions of The Moeller Group and Phoenixtec Power Company.

8.	The Eaton Board has not had discussions with Cooper’s management to confirm the reasonableness of Eaton’s assumptions set out above supporting the estimate of synergies. Therefore, there remains an inherent risk in the synergy forward-looking statements. No synergy statement in this announcement should be construed as a profit forecast or interpreted to mean that New Eaton’s earnings in the first full year following the Acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Eaton and/or Cooper for the relevant preceding financial period or any other period.

APPENDIX II

DEFINITIONS

The following definitions apply throughout this announcement unless the context otherwise requires:

‘Act’	the Companies Act 1963 (as amended);

‘Acting in Concert’	has the meaning given to that term in the Takeover Rules;

‘Acquisition’	the proposed acquisition by New Eaton of Cooper by means of the Scheme of Arrangement as described in this announcement, or should Eaton so elect by means of a contractual offer, as described in this announcement (and any such Scheme of Arrangement or contractual offer as it may be revised, amended or extended from time to time), in each case pursuant to the Transaction Agreement;

‘Affiliate’	in relation to any person, another person that directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise;

‘Associate’	has the meaning given to that term in the Takeover Rules;

‘Board of Cooper’ or ‘Cooper Board’	the board of directors of Cooper as at the date of this announcement;

‘Board of Eaton’ or ‘Eaton Board’	the board of directors of Eaton at the date of this announcement;

‘Business Day’	a day (excluding Saturdays and Sundays) on which banks in Ireland or in the State of New York are authorized or required by law or executive order to be closed;

‘Cancellation Shares’	the shares in Cooper that will be cancelled pursuant to the Scheme under Sections 72 and 74 of the Act;

‘Citi’	Citigroup Global Markets Inc. and Citigroup Global Markets Limited;

‘Closing Price’	the closing sale price of a Cooper Share on the NYSE as reported by The Wall Street Journal;

‘Companies Acts’	the Irish Companies Acts 1963 to 2009;

‘Conditions’	the conditions to the implementation of the Acquisition and the Scheme set out in paragraphs 1, 2, 3, 4 and 5 of Appendix III of this announcement and ‘Condition’ means any one of them;

‘Consideration’	the consideration of $39.15 in cash per Cooper Share and 0.77479 New Eaton Shares for each Cooper Share held;

‘Cooper’	Cooper Industries plc;

‘Cooper Alternative Proposal’	any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Eaton or any of its Associates or any person Acting in Concert with Eaton pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Cooper by scheme of arrangement or takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Cooper and its subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Cooper’s subsidiaries); (iii) the acquisition by any person (or the shareholders of any person) of 25% or more of the outstanding Cooper Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Cooper as a result of which the holders of Cooper Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, other than in each case a transaction of the type described in Clause 5.3(g) of the Cooper Disclosure Schedule, as defined in the Transaction Agreement;

‘Cooper Articles’	the articles of association of Cooper in force from time to time;

‘Cooper Directors’	the members of the Board of Cooper as of the date of this announcement;

‘Cooper Extraordinary General Meeting’ or ‘EGM’	the extraordinary general meeting of the Cooper Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

‘Cooper Group’	Cooper and its Affiliates;

‘Cooper Equity Award Holders’	holders of options and share awards under the Cooper Share Plans;

‘Cooper Share Plans’	the Cooper 2011 Omnibus Incentive Compensation Plan, the Cooper Amended and Restated Stock Incentive Plan, the Cooper Directors’ Stock Plan, the Cooper Amended and Restated Directors’ Retainer Fee Stock Plan;

‘Cooper Shareholders’	the registered holders of Cooper Shares and ‘Cooper Shareholder’ means any such shareholder;

‘Cooper Shares’	the ordinary shares of US$0.01 each in the capital of Cooper and ‘Cooper Share’ means any one of them;

‘Cooper Superior Proposal’	a written bona fide Cooper Alternative Proposal made by any person that the Cooper Board determines in good faith (after consultation with Cooper’s financial advisors and legal counsel) is more favorable to the Cooper Shareholders than the transaction contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Cooper Board considers to be appropriate (it being understood that, for the purposes of the definition of Cooper Superior Proposal, references to 25% and 75% in the definition of Cooper Alternative Proposal shall be deemed to refer to 50%);

‘Court Meeting’	the meeting or meetings of the Cooper Shareholders (and any adjournment thereof) to be convened pursuant to an order of the High Court pursuant to Section 201 of the Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment);

‘Court Meeting Resolution’	the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

‘Court Order’	the order or orders of the High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of share capital which forms part of it under Sections 72 and 74 of the Act or, where the context so requires, either of them;

‘Eaton’	Eaton Corporation;

‘Eaton Directors’	the members of the Board of Eaton at the date of this announcement;

‘Eaton Group’	Eaton and its Affiliates;

‘Eaton Shares’	the common stock of $0.50 each in the capital of Eaton and ‘Eaton Share’ means any one of them;

‘Eaton Shareholders’	the registered shareholders of Eaton as at the Eaton Voting Record Time;

‘Eaton Special Meeting’	the special meeting of Eaton Shareholders to be convened in connection with the Acquisition, including any adjournment thereof;

‘Eaton Voting Record Time’	the date and time specified in the Proxy Statement;

‘EC Merger Regulation’	Council Regulation (EC) No. 139/2004;

‘EEA’	European Economic Area;

‘Effective Date’	the date on which the Scheme becomes effective in accordance with its terms;

‘Effective Time’	the time on the Effective Date at which the court order and a copy of the minute required by Section 75 of the Act are registered by the Registrar of Companies provided that the Scheme shall become effective substantially concurrently with the effectiveness of the Merger, to the extent possible;

‘EGM Resolutions’	the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital in Cooper and such other matters as Cooper reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Eaton (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition;

‘End Date’	the date that is nine months after the date of the Transaction Agreement; provided, that if as of such date all conditions to the Scheme and to any member of the Eaton Group’s obligations to effect the Acquisition (other than (i) the condition expressly requiring the sanction of the Scheme by the High Court of Ireland and the related condition regarding registration of the court order and (ii) the conditions expressly requiring the expiration of waiting periods or receipt of regulatory approvals under antitrust, competition or foreign investment laws required in connection therewith) have been satisfied, the “End Date” shall be the date that is one year after the date of the Transaction Agreement;

‘Exchange Act’	the United States Securities Exchange Act of 1934, as amended;

‘Expenses Reimbursement Agreement’	the agreement between Eaton and Cooper whereby Cooper has agreed to pay a certain amount of Eaton’s expenses in connection with the Acquisition which is described in paragraph 15 of this announcement;

‘Goldman Sachs’	Goldman Sachs & Co. and its affiliates including Goldman Sachs International;

‘Hearing Record Time’	means 6.00pm GMT on the day prior to the date on which the High Court hears the petition to sanction the Scheme, confirm the associated reduction of capital of Cooper and grant the Court Order to approve the Scheme;

‘Irish High Court’ or ‘High Court’	the High Court of Ireland;

‘HSR Act’	the Hart-Scott-Rodino Antitrust Improvements Act 1976 of the United States, as amended;

‘Ireland’ or ‘Republic of Ireland’	Ireland excluding Northern Ireland and the word “Irish” shall be construed accordingly;

‘Merger’	the merger of MergerSub with and into Eaton in accordance with the Transaction Agreement;

‘MergerSub’	Turlock Corporation, an Ohio Corporation;

‘Morgan Stanley’	Morgan Stanley & Co. LLC and Morgan Stanley & Co. Limited;

‘New Eaton’	New Eaton Limited a private company incorporated in Ireland and which shall, prior to the Effective Date, be re-registered as a public limited company under the Companies Acts;

‘New Eaton Shares’	the ordinary shares of $0.01 each in the capital of New Eaton and New Eaton Share means any one of them;

‘Northern Ireland’	the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the Island of Ireland;

‘NYSE’	the New York Stock Exchange;

‘Offer’	should Eaton elect to make the Acquisition by way of a contractual offer (subject to the consent of the Panel, if required), the recommended offer to be made by Eaton for Cooper, on the terms and subject to the Conditions set out in this announcement and to be set out in the formal offer document and where the context admits, any subsequent revision, variation, extension or renewal of such offer;

‘Offer Period’	has the meaning given to it in the Takeover Rules;

‘Panel’	the Irish Takeover Panel;

‘Proxy Statement’ or ‘Joint Proxy Statement’	the joint proxy statement of Cooper and Eaton, which will form a part of a registration statement on Form S-4 of New Eaton, drawn up in accordance with the Securities Act, the Act and the Takeover Rules in the name of New Eaton and to be posted to Cooper Shareholders and Eaton Shareholders and which shall contain, amongst other things, (i) the notice of the Eaton Special Meeting (ii) the Scheme (iii) the notice or notices of the Court Meeting and EGM (iv) an explanatory statement as required by Section 202 of the Act with respect to the Scheme (v) such other information as may be required or necessary pursuant to the Act or the Takeover Rules and (vi) such other information as Cooper and Eaton shall agree;

‘Registrar of Companies’	the Registrar of Companies in Dublin, Ireland;

‘Restricted Jurisdiction’	the jurisdictions in which the release, publication or distribution of this announcement may be restricted by the laws of those jurisdictions;

‘Securities Act’	the United States Securities Act of 1933, as amended;

‘Scheme’ or ‘Scheme of Arrangement’	the proposed scheme of arrangement under Section 201 of the Act between Cooper and the holders of the Cooper Shares, and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition pursuant to the Transaction Agreement with or subject to any modification thereof or in addition thereto or condition agreed in writing by Cooper and Eaton and which the High Court may think fit to approve or impose;

‘Scheme Recommendation’	the recommendation of the Cooper Board that Cooper Shareholders vote in favour of the Scheme;

‘SEC’	the United States Securities and Exchange Commission;

‘Securityholder’	a holders of securities in a company;

‘Takeover Rules’	the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended);

‘Transaction Agreement’	the Transaction Agreement dated May 21, 2012 between Eaton, New Eaton, Comdell Limited (in the process of changing its name to Abeiron II Limited), Turlock B.V., MergerSub and Cooper in relation to the implementation of the Scheme and the Acquisition;

‘United States’ or ‘US’	the United States of America (including the states of the United States and the District of Columbia), its possessions and territories and all areas subject to its jurisdiction; and

‘Voting Record Time’	the time and date to be specified as the voting record time for the Court Meeting (or any adjournment thereof) in the Proxy Statement.

All amounts contained within this document referred to by “$” and “c” refer to the US dollar and US cents.

Any references to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof. Any reference to any legislation is to Irish legislation unless specified otherwise.

Words importing the singular shall include the plural and vice versa and words supporting the masculine shall include the feminine or neuter gender.

APPENDIX III

CONDITIONS OF THE ACQUISITION AND THE SCHEME

Part A

The Acquisition and the Scheme will comply with the Takeover Rules and, where relevant, the rules and regulations of the United States Securities Exchange Act of 1934 (as amended), and are subject to the conditions set out in this document. The Acquisition and the Scheme are governed by the laws of Ireland and subject to the exclusive jurisdiction of the courts of Ireland, which exclusivity shall not limit the right to seek provisional or protective relief in the courts of another state after any substantive proceedings have been instituted in Ireland, nor shall it limit the right to bring enforcement proceedings in another state pursuant to an Irish judgement.

The Acquisition and the Scheme will be subject to the following conditions:

1.	The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than May 21, 2013 (or such earlier date as may be specified by the Panel, or such later date as Eaton and Cooper may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow).

2.	The Scheme will be conditional upon:

(a)	the approval of the Scheme by a majority in number of the Cooper Shareholders representing three-fourths (75 per cent.) or more in value of the Cooper Shares, at the Voting Record Time, held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting);

(b)	the resolutions to be proposed at the Extraordinary General Meeting for the purposes of approving and implementing the Scheme and the reduction of capital of Cooper, and such other matters as Cooper reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Eaton (such consent to be not unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition and set out in the notice of the Extraordinary General Meeting being duly passed by the requisite majority of Cooper Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

(c)	the sanction by the High Court (with or without modification) of the Scheme pursuant to Section 201 of the Act and the confirmation of the reduction of capital involved therein by the High Court (the date on which the condition in this paragraph 2(c) is satisfied, the “Sanction Date”); and

(d)	office copies of the Court Order and the minute required by Section 75 of the Act in respect of the reduction (referred to in paragraph 2(c)), being delivered for registration to the Registrar of Companies and registration of the Court Order and minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies.

3.	The Eaton Parties and Cooper have agreed that, subject to paragraph 6 of this Appendix III, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

(a)	the adoption of the Transaction Agreement by the holders of Eaton Shares as required by Article SIXTH of the Amended and Restated Articles of Incorporation of Eaton;

(b)	the NYSE shall have authorised, and not withdrawn such authorisation, for listing all of the Share Consideration to be issued in the Acquisition and all of the Holdco Shares to be delivered pursuant to the Merger subject to satisfaction of any conditions to which such approval is expressed to be subject;

(c)	all applicable waiting periods under the HSR Act shall have expired or been terminated, in each case in connection with the Acquisition;

(d)	to the extent that the Acquisition constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission deciding that it does not intend to initiate any proceedings under Article 6(1)(c) of the EC Merger Regulation in respect of the Acquisition or to refer the Acquisition (or any aspect of the Acquisition) to a competent authority of an EEA member state under Article 9(1) of the EC Merger Regulation or otherwise deciding that the Acquisition is compatible with the common market pursuant to article 6(1)(b) of the EC Merger Regulation;

(e)	all required regulatory clearances shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the Acquisition, under the antitrust, competition or foreign investment laws of Canada, the People’s Republic of China, the Republic of China (Taiwan), Russia, South Africa, South Korea and Turkey;

(f)	no injunction, restraint or prohibition by any court of competent jurisdiction or Antitrust Order by any Relevant Authority which prohibits consummation of the Acquisition or the Merger shall have been entered and shall continue to be in effect; and

(g)	the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking any stop order.

4.	The Eaton Parties and Cooper have agreed that, subject to paragraph 6 of this Appendix III, the Eaton Parties’ obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Eaton) on or before the Sanction Date:

(a)

(i) The representations and warranties of Cooper set forth in Clause 6.1(b)(i), 6.1(b)(ii) (to the extent relating to shares in the capital of Cooper), 6.1(m), 6.1(v) and the second sentence of Clause 6.1(j) of the Transaction Agreement (which representations and warranties are set forth below in Part B) (the “Specified Cooper Representations”) shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and the representations and warranties of Cooper set forth in Clause 6.1(c)(i) shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this clause (i), the “Specified Cooper Representations”), (ii) the representations and warranties of Cooper set forth in Clause 6.1 of the Transaction Agreement (which are set forth below in Part B) (other than the Specified Cooper Representations) which are qualified by a “Cooper Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and (iii) the representations and warranties of Cooper set forth in Clause 6.1 of the Transaction Agreement (which is set forth below in Part B) (other than the Specified Cooper Representations) which are not qualified by a “Cooper Material Adverse Effect” qualification shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect; provided that with respect to clauses (i) and (ii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only with respect to such date or period;

(b)	Cooper shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement (such agreement being set forth below in Part D) to be performed or complied with by it prior to the Sanction Date; and

(c)	Cooper shall have delivered to Eaton a certificate, dated as of the Sanction Date and signed by an executive officer of Cooper, certifying on behalf of Cooper to the effect that the conditions set forth in paragraphs 4(a) and 4(b) have been satisfied.

5.	The Eaton Parties and Cooper have agreed that, subject to paragraph 6 of this Appendix III, Cooper’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Cooper) on or before the Sanction Date:

(a)	(i) The representations and warranties of Eaton set forth in Clause 6.2(a)(ii)(B), 6.2(b)(i), 6.2(b)(ii) (to the extent relating to shares of capital stock of Eaton), 6.2(u) and the second sentence of Clause 6.2(j) of the Transaction Agreement (which representations and warranties are set forth below in Part B) shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and the representations and warranties of Eaton set forth in Clause 6.2(c)(i) shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this clause (i), the “Specified Eaton Representations”), (ii) the representations and warranties of Eaton set forth in Clause 6.2 of the Transaction Agreement (which are set forth below in Part B) (other than the Specified Eaton Representations) which are qualified by an “Eaton Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and (iii) the representations and warranties of Eaton set forth in Clause 6.2 of the Transaction Agreement (which are set forth below in Part B) (other than the Specified Eaton Representations) which are not qualified by an “Eaton Material Adverse Effect” qualification shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect; provided that with respect to clauses (i) and (ii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only with respect to such date or period;

(b)	The Eaton Parties shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement (such agreement being set forth below in Part D) to be performed or complied with by them prior to the Sanction Date; and

(c)	Eaton shall have delivered to Cooper a certificate, dated as of the Sanction Date and signed by an executive officer of Eaton, certifying on behalf of Eaton to the effect that the conditions set forth in paragraphs 5(a) and 5(b) have been satisfied.

6.	Subject to the requirements of the Panel:

(a)	Eaton and Cooper reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that both Parties agree to any such waiver);

(b)	Eaton reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of conditions in paragraph 4); and

(c)	Cooper reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the conditions in paragraph 5.

7.	The Scheme will lapse unless it is effective on or prior to May 21, 2013.

8.	If Eaton is required to make an offer for Cooper Shares under the provisions of Rule 9 of the Takeover Rules, Eaton may make such alterations to any of the conditions set out in paragraphs 1, 2, 3, 4 and 5 above as are necessary to comply with the provisions of that rule.

9.	Eaton reserves the right, subject to the prior written approval of the Panel, to effect the Acquisition by way of a takeover offer in the circumstances described in and subject to the terms of Clause 3.6 of the Transaction Agreement. Without limiting Clause 3.6 of the Transaction Agreement, in such event, such offer will be implemented on terms and conditions that are at least as favourable to the Cooper Shareholders (except for an acceptance condition set at 80 per cent of the nominal value of the Cooper Shares to which such an offer relates and which are not already in the beneficial ownership of Eaton so far as applicable) as those which would apply in relation to the Scheme.

10.	As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the Acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the Scheme shall lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a Member State under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting.

Conditions of the Acquisition and the Scheme

Part B

Clause 6.1 of the Transaction Agreement states:

6.1	Cooper Representations and Warranties

Except as disclosed in the Cooper SEC Documents filed or furnished with the SEC since January 1, 2010 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature) or in the applicable section of the disclosure schedule delivered by Cooper to Eaton immediately prior to the execution of this Agreement (the “Cooper Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Cooper Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Cooper represents and warrants to Eaton as follows:

(a)	Qualification, Organisation, Subsidiaries, etc. Each of Cooper and its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect. Cooper has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Memorandum and Articles of Association of Cooper (the “Cooper Memorandum and Articles of Association”) as amended to the date hereof. The Cooper Memorandum and Articles of Association are in full force and effect and Cooper is not in violation of the Cooper Memorandum and Articles of Association.

(i)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Cooper have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Cooper free and clear of all Liens, other than Cooper Permitted Liens.

(ii)	Tools Joint Venture. Cooper Industries, LLC, a wholly owned Subsidiary of Cooper, owns a 50% membership interest in Apex Tool Group, LLC (the “Tools JV”). The equity interests of Tools JV owned by Cooper Industries, LLC are owned free and clear of all Liens, other than Cooper Permitted Liens and have not been issued in violation of any preemptive or similar rights. All of the issued and outstanding membership interests in Tools JV owned by Cooper Industries, LLC have been duly authorized and are validly issued, fully paid and nonassessable.

(b)	Capital.

(i)

The authorised capital of Cooper consists of 40,000 ordinary shares, par value €1.00 per share (“Cooper Euro-Denominated Shares”), 750,000,000 Cooper Shares and 10,000,000 preferred shares, par value $0.01 per share (“Cooper Preferred Shares”). As of May 15, 2012 (the “Capitalisation

Date”), (A) (i) 159,166,699 Cooper Shares (together with the preferred share purchase rights granted pursuant to the Cooper Rights Agreement) were issued and outstanding and (ii) no Cooper Euro-Denominated Shares were issued or outstanding, (B) (i) 14,325,562 Cooper Shares were held in treasury and (ii) no Cooper Shares were held by Subsidiaries of Cooper, (C) 19,011,085 Cooper Shares were reserved for issuance pursuant to the Cooper Share Plans and (D) no Cooper Preferred Shares were issued or outstanding. All the outstanding Cooper Shares are, and all Cooper Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)	Except as set forth in sub-clause (i) above, as of the date hereof: (A) Cooper does not have any shares of capital in issue or outstanding other than Cooper Shares that have become outstanding after the Capitalisation Date, but were reserved for issuance as set forth in sub-clause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which Cooper or any of Cooper’s Subsidiaries is a party obligating Cooper or any of Cooper’s Subsidiaries to (I) issue, transfer or sell any shares in the capital or other equity interests of Cooper or any Subsidiary of Cooper or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Cooper or a wholly owned Subsidiary of Cooper); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares in its capital or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(iii)	Neither Cooper nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Cooper Shareholders on any matter.

(iv)	There are no voting trusts or other agreements or understandings to which Cooper or any of its Subsidiaries is a party with respect to the voting of the shares in the capital or other equity interest of Cooper or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)

Cooper has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Cooper Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Cooper Distributable Reserves Resolution by the Cooper Shareholders and the Eaton Distributable Reserves Resolution by the Eaton Shareholders, to the adoption by the shareholders of Holdco of the resolution contemplated by Clause 7.10(c)(i) and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Cooper

Board and, except for (A) the Cooper Shareholder Approval and (B) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Cooper are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Cooper Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Cooper and the Cooper Shareholders and has adopted a resolution to make, subject to Clause 5.3 and to the obligations of the Cooper Board under the Takeover Rules, the Scheme Recommendation. This Agreement has been duly and validly executed and delivered by Cooper and, assuming this Agreement constitutes the valid and binding agreement of the Eaton Parties, constitutes the valid and binding agreement of Cooper, enforceable against Cooper in accordance with its terms.

(ii)	Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements under the EC Merger Regulation, (G) any applicable requirements of other Antitrust Laws, (H) any applicable requirements of the NYSE and (I) the Clearances set forth on Clause 6.1(c)(ii) of the Cooper Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Cooper of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Eaton or its Affiliates or Laws or contracts binding on Eaton or its Affiliates.

(iii)	The execution and delivery by Cooper of this Agreement and the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.1(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Cooper or any of Cooper’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, rights or assets of Cooper or any of Cooper’s Subsidiaries, other than Cooper Permitted Liens, (B) conflict with or result in any violation of any provision of the Organisational Documents of Cooper or any of Cooper’s Subsidiaries or (C) conflict with or violate any Laws applicable to Cooper or any of Cooper’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, and (II) as may arise as a result of facts or circumstances relating to Eaton or its Affiliates or Laws or contracts binding on Eaton or its Affiliates.

(d)	Reports and Financial Statements.

(i)	From December 31, 2009 through the date of this Agreement, Cooper has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Cooper SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Cooper SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Cooper SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)	The consolidated financial statements (including all related notes and schedules) of Cooper included in the Cooper SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Cooper and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)	Internal Controls and Procedures. Cooper has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Cooper’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Cooper in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Cooper’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(f)	No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Cooper’s consolidated balance sheet (or the notes thereto) as of March 31, 2012 included in the Cooper SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2012, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Cooper nor any Subsidiary of Cooper has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Cooper and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Cooper Material Adverse Effect.

(g)	Compliance with Law; Permits.

(i)	Cooper and each of Cooper’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Cooper, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(ii)	Cooper and Cooper’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Cooper and Cooper’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Cooper Permits”), except where the failure to have any of the Cooper Permits would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. All Cooper Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(iii)	Notwithstanding anything contained in this Clause 6.1(g), no representation or warranty shall be deemed to be made in this Clause 6.1(g) in respect of the matters referenced in Clause 6.1(d) or 6.1(e), or in respect of environmental, Tax, employee benefits or labour Laws matters.

(h)	Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect: (i) Cooper and its Subsidiaries are in compliance with all, and have not since December 31, 2009 violated any, applicable Environmental Laws; (ii) to the knowledge of Cooper, no property currently or formerly owned, leased or operated by Cooper or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, in any case by or affecting Cooper or any of its Subsidiaries; (iii) neither Cooper nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Cooper or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (iv) neither Cooper nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or (C) noise, odour, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defence and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and including any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mould, mould spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Relevant Authority or those which a Relevant Authority or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions.

(i)	Employee Benefit Plans.

(i)

Except as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect, (A) each of the Cooper Benefit Plans has been operated and administered in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Cooper Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Cooper Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Cooper or its Subsidiaries beyond their retirement or other termination of service, other than (I) coverage mandated by applicable Law or (II) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (D) no liability under Title IV of ERISA has been incurred by Cooper, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Cooper, its Subsidiaries or any of their ERISA Affiliates of incurring a liability thereunder; (E) no Cooper Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (F) all contributions or other amounts payable by Cooper or its Subsidiaries as of the Effective Time pursuant to each Cooper Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; (G) neither Cooper nor any of its Subsidiaries has engaged in a transaction in connection with which Cooper or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Cooper Benefit Plans or any trusts related thereto.

(ii)	Except as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect, each of the Cooper Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Eaton.

(iii)	Except as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Cooper Group under any Cooper Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Cooper Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv)	Since December 31, 2011, no Cooper Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) in a manner that would be material to the Cooper Group.

(v)	Section 6.1(i)(v) of the Cooper Disclosure Schedule sets forth (A) with respect to each Cooper Share Plan (I) the aggregate number of Cooper Shares that are subject to Cooper Options, (II) the aggregate number of Cooper Shares that are subject to performance-based Cooper Share Awards, assuming target performance and assuming maximum performance and the aggregate amount of any corresponding dividend equivalents and (III) the aggregate number of Cooper Shares that are subject to Cooper Share Awards that do not include performance-based vesting criteria and the aggregate amount of any corresponding dividend equivalents (such schedule, the “Cooper Equity Schedule”), in each case as of May 15, 2012 (B) each Management Continuity Agreement (each, an “MCA”) entered into between Cooper and an employee of the Cooper Group in existence as of the date hereof. Cooper shall provide Eaton with an updated Cooper Equity Schedule within three (3) business days prior to Closing to reflect any changes occurring between May 15, 2012 and the applicable date of delivery.

(j)

Absence of Certain Changes or Events. From December 31, 2011 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of Cooper and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business. Since December 31, 2011, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Cooper

Material Adverse Effect. From March 29, 2012 through the date of this Agreement, neither Cooper nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.1(b)(xvi) had such action been taken after the execution of this Agreement.

(k)	Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Cooper, threatened) by any Relevant Authority with respect to Cooper or any of Cooper’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Cooper, threatened) against Cooper or any of Cooper’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(l)	Information Supplied. The information relating to Cooper and its Subsidiaries to be contained in the Joint Proxy Statement and the Form S-4 will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first posted to Cooper Shareholders and at the time the Form S-4 is declared effective or at the time of the Court Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the Eaton Shareholder Meeting) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document for which the Cooper Directors are responsible under the Takeover Rules and any related filings for which the Cooper Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.1(l), no representation or warranty is made by Cooper with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Cooper.

(m)	Rights Plan. The Cooper Board has resolved to take, and as promptly as practicable after the execution of this Agreement Cooper will have taken, all action necessary to render the rights issued pursuant to the terms of the Second Amended and Restated Rights Agreement, dated as of September 8, 2009, between Cooper, Cooper Bermuda and Computershare Trust Company, N.A., as Rights Agent, as amended (the “Cooper Rights Agreement”), inapplicable to the Scheme, this Agreement and the transactions contemplated hereby.

(n)	Tax Matters.

(i)	Except as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect:

(A)	all Tax Returns that are required to be filed by or with respect to Cooper or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete;

(B)

Cooper and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party, except with respect to matters for which adequate reserves have been established in accordance with US GAAP in the most recent

Cooper annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statement;

(C)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Cooper or any of its Subsidiaries;

(D)	the Tax Returns of Cooper and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including 2010, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Cooper annual financial statement;

(E)	neither Cooper nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(F)	all Taxes due and payable by Cooper or any of its Subsidiaries have been adequately provided for, in accordance with US GAAP, in the financial statements of Cooper and its Subsidiaries for all periods ending on or before the date hereof;

(G)	neither Cooper nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(H)	none of Cooper or any of its Subsidiaries has any liability for Taxes of any Person (other than Cooper or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by contract or otherwise;

(I)	there are no liens for Taxes upon any property or assets of Cooper or any of its Subsidiaries, except for Cooper Permitted Liens; and

(J)	no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Cooper or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(ii)

As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means all U.S. federal, state, local and non-U.S. income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, unclaimed property, escheat, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax Authority relating to Taxes, (C) the term “Tax Authority” means any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to Taxes (including the Internal Revenue Service (the “IRS”) and the Revenue Commissioner) and any similar state, local, or non-U.S. revenue agency), and (D) the term “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(o)	Labour Matters.

(i)	As of the date hereof, no member of the Cooper Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Cooper Group is subject to a labour dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Cooper Material Adverse Effect. To the knowledge of Cooper, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Cooper Group, except for those the formation of which would not have, individually or in the aggregate, a Cooper Material Adverse Effect.

(ii)	Except as set forth in Section 6.1(o)(ii) of the Cooper Disclosure Schedule, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Cooper Group, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(p)	Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, either Cooper or a Subsidiary of Cooper owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Cooper, threatened claims by any person alleging infringement by Cooper or its Subsidiaries for their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations therefor (collectively, the “Intellectual Property”) in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, to the knowledge of Cooper, the conduct of the businesses of Cooper and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any person. As of the date hereof, neither Cooper nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(q)	Real Property.

(i)

With respect to the real property owned by Cooper or any Subsidiary as of the date hereof (such property collectively, the “Cooper Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, either Cooper or a Subsidiary of Cooper has good and valid title to such Cooper Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Cooper or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Cooper or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub-clauses (A) through (E), a “Cooper Permitted Lien”). As of the date hereof, neither Cooper nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Cooper there is no threatened, condemnation proceeding with respect to any Cooper Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, (A) each material lease, sublease and other agreement under which Cooper or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Cooper and its Subsidiaries are conducted as of the date hereof (the “Cooper Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Cooper or, if applicable, its Subsidiary or, to the knowledge of Cooper, the landlord thereunder exists with respect to any Cooper Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, Cooper and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Cooper Leased Real Property, free and clear of all Liens, except for Cooper Permitted Liens. As of the date hereof, neither Cooper nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Cooper, there is no threatened, condemnation proceeding with respect to any Cooper Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(r)	Opinion of Financial Advisor. The Cooper Board has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Scheme Consideration is fair to the Cooper Shareholders from a financial point of view.

(s)	Required Vote of Cooper Shareholders. The Cooper Shareholder Approval is the only vote of holders of securities of Cooper which is required to consummate the transactions contemplated hereby (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Cooper Distributable Reserves Resolution by the Cooper Shareholders).

(t)	Material Contracts.

(i)	Except for this Agreement or any contracts filed as exhibits to the Cooper SEC Documents, as of the date hereof, neither Cooper nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Clause 6.1(t)(i), other than Cooper Benefit Plans, being referred to herein as “Cooper Material Contracts”).

(ii)	Neither Cooper nor any Subsidiary of Cooper is in breach of or default under the terms of any Cooper Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. To the knowledge of Cooper, as of the date hereof, no other party to any Cooper Material Contract is in breach of or default under the terms of any Cooper Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, each Cooper Material Contract is a valid and binding obligation of Cooper or the Subsidiary of Cooper which is party thereto and, to the knowledge of Cooper, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(u)	Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, as of the date hereof, (i) all current, material insurance policies and contracts of Cooper and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Cooper nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(v)	Finders or Brokers. Except for Goldman, Sachs & Co., neither Cooper nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

(w)	No Other Representations. Except for the representations and warranties contained in this Clause 6.1 or in any certificates delivered by Cooper in connection with the Completion pursuant to Condition 4(c), Eaton acknowledges that neither Cooper nor any Representative of Cooper makes any other express or implied representation or warranty with respect to Cooper or any of its Subsidiaries or with respect to any other information provided or made available to Eaton in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Eaton or to Eaton’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Clause 6.2 of the Transaction Agreement states:

6.2	Eaton Representations and Warranties

Except as disclosed in the Eaton SEC Documents filed or furnished with the SEC since January 1, 2010 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature) or in the applicable section of the disclosure schedule delivered by Eaton to Cooper immediately prior to the execution of this Agreement (the “Eaton Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Eaton Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Eaton and Holdco jointly and severally represent and warrant to Cooper as follows:

(a)	Qualification, Organisation, Subsidiaries, etc. Each of Eaton and its Subsidiaries and each of the Eaton Merger Parties is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect. Eaton has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Amended and Restated Articles of Incorporation of Eaton (the “Eaton Articles of Incorporation”) and the Amended Regulations of Eaton (the “Eaton Regulations”) as amended to the date hereof. The Eaton Articles of Incorporation and the Eaton Regulations are in full force and effect and Eaton is not in violation of the Eaton Articles of Incorporation or the Eaton Regulations.

(i)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Eaton have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Eaton free and clear of all Liens, other than Eaton Permitted Liens.

(ii)	Eaton Merger Parties.

(A)	Since their respective dates of formation, none of the Eaton Merger Parties have carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations hereunder and thereunder and matters ancillary thereto.

(B)

The authorised share capital of Holdco consists of 750,000,000 ordinary shares, par value $0.01 per share, and 40,000 deferred ordinary shares, par value €1.00 per share, of which 100 ordinary shares, par value $0.01 per share, are currently issued. All of the issued shares in Holdco have been validly issued, are fully paid and nonassessable and are owned directly by Matsack Nominees Limited (95 shares) and Matsack Trust Limited, Matsack UK Limited, Matsack Nominees UK Limited, George Brady and Pat English (1 share each), free and clear of any Lien. The authorised share capital of IrSub consists of 100,000,000 ordinary shares, par value $0.01 per share, of which 100 ordinary shares are currently issued. All of the issued shares in IrSub have been validly issued, are fully paid and nonassessable and are owned directly by Holdco free and clear of any Lien. The authorised share capital of EHC consists of 900 ordinary shares, par value €100.00 per share, of which 180 ordinary shares are currently issued. All of the issued shares in EHC have been validly issued, are fully paid and nonassessable and are owned directly by IrSub free and clear of any Lien. The authorised capital stock of MergerSub consists of 10,000 common shares, with no par value, of which 1,000 common shares are currently issued. All of the issued shares in MergerSub have been validly issued, are fully paid and nonassessable and are owned directly by EHC free and clear of any Lien. All of the Share Consideration, when issued pursuant to the Acquisition and the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorised, validly issued, fully paid and non-assessable and free of all Liens and pre-emptive rights.

(C)	Eaton has made available to Cooper, prior to the date of this Agreement, complete and accurate copies of the Memorandum and Articles of Association of Holdco (the “Holdco Memorandum and Articles of Association”) and the Organisational Documents of each of the other Eaton Merger Parties (the “Other Eaton Merger Party Organisational Documents”) as amended to the date hereof. The Eaton Articles of Incorporation, the Eaton Regulations the Holdco Memorandum and Articles of Association and the Other Eaton Merger Party Organisational Documents are in full force and effect, Holdco is not in violation of the Holdco Memorandum and Articles of Association and the other Eaton Merger Parties are not in violation of the Other Eaton Merger Party Organisational Documents.

(b)	Capital Stock.

(i)	The authorised capital stock of Eaton consists of 500,000,000 Eaton Shares and 14,106,394 serial preferred shares (“Eaton Preferred Shares”). As of the Capitalisation Date, (A) 337,692,106 Eaton Shares were issued and outstanding, (B) 45,014,018 Eaton Shares were held in treasury, (C) 21,000,000 Eaton Shares were reserved for issuance pursuant to the Eaton Share Plans and (D) no Eaton Preferred Shares were issued or outstanding. All the outstanding Eaton Shares are, and all Eaton Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)

Except as set forth in sub-clause (i) above, as of the date hereof: (A) Eaton does not have any shares of capital stock issued or outstanding other than Eaton Shares that have become outstanding after the Capitalisation Date, but were reserved for issuance as set forth in sub-clause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Eaton or any of Eaton’s Subsidiaries is a party obligating Eaton or any of Eaton’s Subsidiaries to (I) issue, transfer or sell any shares of capital stock or other equity interests of Eaton or any Subsidiary of Eaton or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Eaton or a wholly owned Subsidiary of Eaton); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(iii)	Neither Eaton nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Eaton Shareholders on any matter.

(iv)	There are no voting trusts or other agreements or understandings to which Eaton or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Eaton or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)	Eaton and each Eaton Merger Party has all requisite corporate power and authority to enter into this Agreement and, with respect to Eaton, the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Eaton Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Cooper Distributable Reserves Resolution by the Cooper Shareholders and the Eaton Distributable Reserves Resolution by the Eaton Shareholders and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition and the Merger, as applicable. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Eaton Board and (in the case of this Agreement) the board of directors of each Eaton Merger Party and, except for (A) the Eaton Shareholder Approval, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and (C) the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Eaton or any Eaton Merger Party are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Eaton Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Eaton and the Eaton Shareholders and has adopted a resolution to make the Eaton Recommendation. This Agreement has been duly and validly executed and delivered by Eaton and each Eaton Merger Party and, assuming this Agreement constitutes the valid and binding agreement of Cooper, constitutes the valid and binding agreement of Eaton and each Eaton Merger Party, enforceable against Eaton and each Eaton Merger Party in accordance with its terms.

(ii)

Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements under the EC Merger Regulation, (G) any applicable requirements of other Antitrust Laws, (H) the requirement to file a certificate of merger with the Secretary of State of the State of Ohio, (I) any applicable requirements of the NYSE or the Chicago Stock Exchange and (J)

the Clearances set forth on Clause 6.2(c)(ii) of the Eaton Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Eaton and each Eaton Merger Party of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Cooper or its Affiliates or Laws or contracts binding on Cooper or its Affiliates.

(iii)	The execution and delivery by Eaton and each Eaton Merger Party of this Agreement and (in the case of Eaton) the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.2(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Eaton or any of Eaton’s Subsidiaries or result in the creation of any Liens upon any of the properties, rights or assets of Eaton or any of Eaton’s Subsidiaries, other than Eaton Permitted Liens (B) conflict with or result in any violation of any provision of the Organisational Documents of Eaton or any of Eaton’s Subsidiaries or the Eaton Merger Parties or (C) conflict with or violate any Laws applicable to Eaton or any of Eaton’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries or Eaton Merger Parties) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect and (II) as may arise as a result of facts or circumstances relating to Cooper or its Affiliates or Laws or contracts binding on Cooper or its Affiliates.

(d)	Reports and Financial Statements.

(i)	From December 31, 2009 through the date of this Agreement, Eaton has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Eaton SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Eaton SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Eaton SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)

The consolidated financial statements (including all related notes and schedules) of Eaton included in the Eaton SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Eaton and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)	Internal Controls and Procedures. Eaton has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Eaton’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Eaton in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Eaton’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)	No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Eaton’s consolidated balance sheet (or the notes thereto) as of March 31, 2012 included in the Eaton SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2012, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Eaton nor any Subsidiary of Eaton has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Eaton and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have an Eaton Material Adverse Effect.

(g)	Compliance with Law; Permits.

(i)	Eaton and each of Eaton’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Eaton, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(ii)	Eaton and Eaton’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Eaton and Eaton’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Eaton Permits”), except where the failure to have any of the Eaton Permits would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect. All Eaton Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(iii)	Notwithstanding anything contained in this Clause 6.2(g), no representation or warranty shall be deemed to be made in this Clause 6.2(g) in respect of the matters referenced in Clause 6.2(d) or 6.2(e), or in respect of environmental, Tax, employee benefits or labour Laws matters.

(h)	Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect: (i) Eaton and its Subsidiaries are in compliance with all, and have not since December 31, 2009 violated any, applicable Environmental Laws; (ii) to the knowledge of Eaton, no property currently or formerly owned, leased or operated by Eaton or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, in any case by or affecting Eaton or any of its Subsidiaries; (iii) neither Eaton nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Eaton or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (iv) neither Eaton nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance.

(i)	Employee Benefit Plans.

(i)	Except as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect, (A) each of the Eaton Benefit Plans has been operated and administered in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Eaton Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Eaton Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Eaton or its Subsidiaries beyond their retirement or other termination of service, other than (I) coverage mandated by applicable Law or (II) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (D) no liability under Title IV of ERISA has been incurred by Eaton, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Eaton, its Subsidiaries or any of their ERISA Affiliates of incurring a liability thereunder; (E) no Eaton Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (F) all contributions or other amounts payable by Eaton or its Subsidiaries as of the Effective Time pursuant to each Eaton Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; (G) neither Eaton nor any of its Subsidiaries has engaged in a transaction in connection with which Eaton or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Eaton Benefit Plans or any trusts related thereto.

(ii)	Except as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect, each of the Eaton Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code (A) is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Cooper.

(iii)	Except as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Eaton Group under any Eaton Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Eaton Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv)	Since December 31, 2011, no Eaton Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) in a manner that would be material to the Eaton Group.

(j)	Absence of Certain Changes or Events. From December 31, 2011 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of Eaton and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business. Since December 31, 2011, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(k)	Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Eaton, threatened) by any Relevant Authority with respect to Eaton or any of Eaton’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Eaton, threatened) against Eaton or any of Eaton’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(l)

Information Supplied. The information relating to Eaton, its Subsidiaries and the Eaton Merger Parties to be contained in the Joint Proxy Statement and the Form S-4 will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to Eaton Shareholders and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Eaton Shareholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and the Form S-4 (other than the portions thereof relating solely to the Court Meeting or the EGM) will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document for which the Eaton Directors are responsible under the Takeover Rules and any related filings for which the Eaton Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.2(l), no representation or warranty is made by Eaton with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Eaton.

(m)	Tax Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect:

(i)	all Tax Returns that are required to be filed by or with respect to Eaton or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete;

(ii)	Eaton and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party, except with respect to matters for which adequate reserves have been established in accordance with US GAAP in the most recent Eaton annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statement;

(iii)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Eaton or any of its Subsidiaries;

(iv)	the Tax Returns of Eaton and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including 2006, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Eaton annual financial statement;

(v)	neither Eaton nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(vi)	all Taxes due and payable by Eaton or any of its Subsidiaries have been adequately provided for, in accordance with US GAAP, in the financial statements of Eaton and its Subsidiaries for all periods ending on or before the date hereof;

(vii)	neither Eaton nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(viii)	none of Eaton or any of its Subsidiaries has any liability for Taxes of any Person (other than Eaton or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by contract or otherwise;

(ix)	there are no liens for Taxes upon any property or assets of Eaton or any of its Subsidiaries, except for Eaton Permitted Liens; and

(x)	no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Eaton or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(n)	Labour Matters.

(i)	As of the date hereof, no member of the Eaton Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Eaton Group is subject to a labour dispute, strike or work stoppage except as would not have, individually or in the aggregate, an Eaton Material Adverse Effect. To the knowledge of Eaton, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Eaton Group, except for those the formation of which would not have, individually or in the aggregate, an Eaton Material Adverse Effect.

(ii)	Except as set forth in Section 6.2(n)(ii) of the Eaton Disclosure Schedule, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Eaton Group, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(o)	Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, either Eaton or a Subsidiary of Eaton owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Eaton, threatened claims by any person alleging infringement by Eaton or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, to the knowledge of Eaton, the conduct of the businesses of Eaton and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any person. As of the date hereof, neither Eaton nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(p)	Real Property.

(i)

With respect to the real property owned by Eaton or any Subsidiary as of the date hereof (such property collectively, the “Eaton Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, either Eaton or a Subsidiary of Eaton has good and valid title to such Eaton Owned Real Property, free and clear of all Liens, other than any such Lien

(A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Eaton or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Eaton or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub-clauses (A) through (E), a “Eaton Permitted Lien”). As of the date hereof, neither Eaton nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Eaton there is no threatened, condemnation proceeding with respect to any Eaton Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, (A) each material lease, sublease and other agreement under which Eaton or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Eaton and its Subsidiaries are conducted as of the date hereof (the “Eaton Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Eaton or, if applicable, its Subsidiary or, to the knowledge of Eaton, the landlord thereunder exists with respect to any Eaton Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, Eaton and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Eaton Leased Real Property, free and clear of all Liens, except for Eaton Permitted Liens. As of the date hereof, neither Eaton nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Eaton, there is no threatened, condemnation proceeding with respect to any Eaton Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(q)	Opinion of Financial Advisor. The Eaton Board has received the opinion of each of Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the Eaton Shareholders pursuant to the Merger is fair to the Eaton Shareholders from a financial point of view.

(r)	Required Vote of Eaton Shareholders. The Eaton Shareholder Approval is the only vote of holders of securities of Eaton which is required to consummate the transactions contemplated hereby (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Eaton Distributable Reserves Resolution by the Eaton Shareholders).

(s)	Material Contracts.

(i)	Except for this Agreement or any contracts filed as exhibits to the Eaton SEC Documents, as of the date hereof, neither Eaton nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Clause 6.2(s)(i), other than Eaton Benefit Plans, being referred to herein as “Eaton Material Contracts”).

(ii)	Neither Eaton nor any Subsidiary of Eaton is in breach of or default under the terms of any Eaton Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect. To the knowledge of Eaton, as of the date hereof, no other party to any Eaton Material Contract is in breach of or default under the terms of any Eaton Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, each Eaton Material Contract is a valid and binding obligation of Eaton or the Subsidiary of Eaton which is party thereto and, to the knowledge of Eaton, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(t)	Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, as of the date hereof, (i) all current, material insurance policies and contracts of Eaton and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Eaton nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(u)	Finders or Brokers. Except for Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., neither Eaton nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition or the Merger.

(v)	Financing. At the date of the Effective Time, Holdco will have sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable Holdco to pay the aggregate Cash Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated under this Agreement, including those payments required under the Cooper Equity Award Holder Proposal.

(w)	No Other Representations. Except for the representations and warranties contained in this Clause 6.2 or in any certificates delivered by Eaton in connection with the Completion pursuant to Condition 5(c), Cooper acknowledges that neither Eaton nor any Representative of Eaton makes any other express or implied representation or warranty with respect to Eaton or with respect to any other information provided or made available to Cooper in connection with the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to Cooper or to Cooper’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Conditions of the Acquisition and the Scheme

Part C

For the purpose of these conditions, capitalized terms shall have the meanings set forth in Appendix III to this announcement, as set forth above in these conditions and:

“Acting in Concert”, shall have the meaning given to that term in the Irish Takeover Panel Act 1997;

“Agreement”, means the Transaction Agreement;

“Antitrust Laws”, means the HSR Act, the EC Merger Regulation and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade;

“Antitrust Order”, means any legislative, administrative or judicial action, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or the Merger or any other transactions contemplated by the Agreement under any Antitrust Law;

“Cash Consideration”, means $39.15 in cash;

“Certificate of Merger”, means a certificate of merger satisfying the applicable requirements of the OGCL duly executed by Eaton and MergerSub and filed as soon as practicable following the Completion on the Completion Date with the Secretary of State of Ohio;

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party;

“Companies Acts”,the Companies Acts 1963 to 2009 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006;

“Completion”, completion of the Acquisition and the Merger;

“Cooper Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Cooper Group;

“Cooper Director Share Plans”, the Amended and Restated Cooper Industries plc Directors’ Stock Plan and the Cooper Industries plc Amended and Restated Directors’ Retainer Fee Stock Plan;

“Cooper Distributable Reserves Resolution”, the resolution to be submitted to the vote of the Cooper Shareholders at the EGM to approve the reduction of share premium of Holdco to allow the Holdco Distributable Reserves Creation;

“Cooper Employees”, the employees of Cooper or any Subsidiary of Cooper who remain employed after the Effective Time;

“Cooper Employee Share Plans”, the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan and the Cooper Industries plc Amended and Restated Stock Incentive Plan;

“Cooper Equity Award Holder Proposal”, the proposal of Eaton to the Cooper Equity Award Holders to be made in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Cooper Share Plans;

“Cooper Equity Award Holders”, the holders of Cooper Options and/or Cooper Share Awards;

“Cooper Group”, Cooper and all of its Subsidiaries;

“Cooper Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Cooper and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the industries or the segments thereof in which Cooper and its Subsidiaries operate (including changes to commodity prices) in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Cooper or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), or (v) resulting from actions of Cooper or any of its Subsidiaries which Eaton has expressly requested in writing or to which Eaton has expressly consented in writing; or (b) any decline in the stock price of the Cooper Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a Cooper Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of the Agreement or the transactions contemplated hereby or the performance of and the compliance with the Agreement (except that this clause (c) shall not apply with respect to Cooper’s representations and warranties in Clause 6.1(c)(iii));

“Cooper Option”, an option to purchase Cooper Shares;

“Cooper Share Award”, each right of any kind, contingent or accrued, to receive Cooper Shares or benefits measured in whole or in part by the value of a number of Cooper Shares (including restricted stock units, performance stock units, phantom stock units, and deferred stock units), other than Cooper Options;

“Cooper Share Plans”, the Cooper Director Share Plans and the Cooper Employee Share Plans;

“Cooper Shareholder Approval”, (i) the approval of the Scheme by a majority in number of the Cooper Shareholders representing three-fourths (75 per cent.) or more in value of the Cooper Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Cooper Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Eaton Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2)

of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Eaton Group;

“Eaton Closing Price”, the average, rounded to the nearest cent, of the closing sale prices of an Eaton Share on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the day on which the Effective Time occurs;

“Eaton Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Eaton and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the industries or the segments thereof in which Eaton and its Subsidiaries operate (including changes to commodity prices) in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Eaton or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), or (v) resulting from actions of Eaton or any of its Subsidiaries which Cooper has expressly requested in writing or to which Cooper has expressly consented in writing; or (b) any decline in the stock price of the Eaton Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is an Eaton Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of the Agreement or the transactions contemplated hereby or the performance of and the compliance with the Agreement (except that this clause (c) shall not apply with respect to Cooper’s representations and warranties in Clause 6.2(c)(iii));

“Eaton Merger Parties”, collectively Holdco, EHC, IrSub and MergerSub;

“Eaton Parties”, collectively, Eaton, Holdco, EHC, IrSub and MergerSub;

“Eaton Recommendation”, the recommendation of the Eaton Board that Eaton Shareholders vote in favour of the adoption of the Agreement;

“Eaton Share Award”, an award denominated in Eaton Shares, other than an Eaton Share Option;

“Eaton Share Plans”, the 2012 Stock Plan, the 2009 Stock Plan, the 2008 Stock Plan, the 2004 Stock Plan, the 2002 Stock Plan, the 1998 Stock Plan, the 1995 Stock Plan, the 1991 Stock Option Plan, the 2008 Executive Strategic Incentive Plan and the Supplemental Executive Strategic Incentive Plan;

“Eaton Shareholder Approval”, means the adoption of the Agreement by the holders of Eaton Shares as required by article SIXTH of the Amended and Restated Articles of Incorporation of Eaton;

“Eaton Shareholders Meeting”, means the Eaton Special Meeting;

“Eaton Share Option”, means an option or other right to acquire Eaton Shares granted under any Eaton Share Plan;

“End Date”, the date that is nine months after the date of the Agreement; provided, that if as of such date all Conditions (other than Conditions 2(c), 2(d), 3(c), 3(d) and 3(e)) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be the date that is one year after the date of the Agreement;

“ERISA”, the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“Fractional Entitlements” means fractions of Holdco Shares;

“Group”, in relation to any Party, such Party and its Subsidiaries;

“Holdco Board”, the board of directors of Holdco;

“Holdco Distributable Reserves Creation” means the reduction of the share premium of Holdco, to allow the creation of distributable reserves of Holdco;

“Holdco Shares”, the ordinary shares of US$0.01 each in the capital of Holdco;

“Holdco Subscriber Shares”, the one hundred (100) Holdco Shares in issue at the date of the Agreement;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“knowledge”, in relation to Cooper, the actual knowledge, after due inquiry, of the executive officers of Cooper listed in Clause 1.1(a) of the Cooper Disclosure Schedule, and in relation to Eaton, the actual knowledge, after due inquiry, of the executive officers of Eaton listed in Clause 1.1(a) of the Eaton Disclosure Schedule;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Relevant Authority;

“Organisational Documents”, articles of association, articles of incorporation, certificate of incorporation or by-laws or other equivalent organisational document, as appropriate;

“Parties”, Cooper and the Eaton Parties and “Party” shall mean either Cooper, on the one hand, or Eaton or the Eaton Parties (whether individually or collectively), on the other hand (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel;

“Representatives”, in relation to any person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such person;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme, which will be set out in the Scheme Document;

“Rule 2.5 Announcement”, this announcement;

“Scheme Consideration”, the Share Consideration together with the Cash Consideration and any cash in lieu of Fractional Entitlements due a holder;

“Scheme Document”, a document (or the relevant sections of the Joint Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Cooper Shareholders and, for information only, to Cooper Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act or the Takeover Rules and (v) such other information as Cooper and Eaton shall agree;

“Scheme Recommendation”, the recommendation of the Cooper Board that Cooper Shareholders vote in favour of the Resolutions;

“Share Consideration”, means 0.77479 of a Holdco Share;

“Significant Subsidiary”, a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X of the Securities Act;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power (provided that the Eaton Merger Parties shall be deemed to be Subsidiaries of Eaton for purposes of the Agreement);

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended); and

“US GAAP”, U.S. generally accepted accounting principles.

Conditions of the Acquisition and the Scheme

Part D

Transaction Agreement

DATED MAY 21, 2012

COOPER INDUSTRIES PLC,

EATON CORPORATION,

ABEIRON LIMITED,

COMDELL LIMITED,

TURLOCK B.V.,

AND

TURLOCK CORPORATION

TRANSACTION AGREEMENT

ARTHUR COX

DUBLIN

CONTENTS

1	INTERPRETATION	2
2	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND COOPER EQUITY AWARD HOLDER PROPOSAL	16
3	IMPLEMENTATION OF THE SCHEME; EATON SHAREHOLDERS MEETING	18
4	EQUITY AWARDS	27
5	COOPER AND EATON CONDUCT	30
6	REPRESENTATIONS AND WARRANTIES	42
7	ADDITIONAL AGREEMENTS	71
8	COMPLETION	84
9	TERMINATION	93
10	GENERAL	96

THIS AGREEMENT is made on May 21, 2012

AMONG:

EATON CORPORATION

a company incorporated in Ohio

(hereinafter called “Eaton”),

ABEIRON LIMITED

a company incorporated in Ireland

with registered number 512978

having its registered office

at 70 Sir John Rogerson’s Quay

Dublin 2, Ireland

(hereinafter called “Holdco”),

COMDELL LIMITED

a company incorporated in Ireland

with registered number 513275

having its registered office

at 70 Sir John Rogerson’s Quay

Dublin 2, Ireland

(hereinafter called “IrSub”),

TURLOCK B.V.

a company incorporated in the Netherlands

with registered number 08169375

having its registered office

at Prins Bernhardplein 200

1097 JB Amsterdam, the Netherlands

(hereinafter called “EHC”),

TURLOCK CORPORATION

a company incorporated in Ohio

(hereinafter called “MergerSub”),

-and-

COOPER INDUSTRIES PLC

a company incorporated in Ireland

with registered number 471594

having its registered office

at Unit F10, Maynooth Business Campus, Maynooth, Ireland

(hereinafter called “Cooper”)

1

RECITALS:

1.	Eaton has agreed to make a proposal to cause Holdco to acquire Cooper on the terms set out in the Rule 2.5 Announcement (as defined below).

2.	This Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Acquisition (as defined below) and the Merger (as defined below) that have been agreed by the Parties.

3.	The Parties intend that the Acquisition will be implemented by way of the Scheme, although this may, subject to the consent of the Panel (where required) be switched to the Takeover Offer in accordance with the terms set out in this Agreement.

4.	The Parties intend that for U.S. federal income tax purposes, (i) the receipt of the Scheme Consideration in exchange for the Cooper Shares pursuant to the Scheme be a fully taxable transaction to the holders of the Cooper Shares, and (ii) the receipt of the Holdco Shares in exchange for the Eaton Shares pursuant to the Merger be a fully taxable transaction to the holders of the Eaton shares.

THE PARTIES AGREE as follows:

11.	INTERPRETATION

11.1	Definitions

In this Agreement the following words and expressions shall have the meanings set opposite them:

“Acquisition”, the proposed acquisition by Holdco of Cooper by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to this Agreement (whether by way of the Scheme or the Takeover Offer) (including the issuance by Holdco of the aggregate Share Consideration pursuant to the Scheme or the Takeover Offer), as described in the Rule 2.5 Announcement and provided for in this Agreement;

“Act”, the Companies Act 1963, as amended;

“Acting in Concert”, shall have the meaning given to that term in the Irish Takeover Panel Act 1997;

“Action”, any lawsuit, claim, complaint, action or proceeding before any Relevant Authority;

“Affiliate”, in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Agreed Form”, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Antitrust Laws”, shall have the meaning given to that term in Clause 7.2(d);

“Antitrust Order”, shall have the meaning given to that term in Clause 7.2(d);

“Applicable Withholding Amount”, such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment made in connection with the cancellation of a Cooper Option or Cooper Share Award or the payment of any dividend equivalents, as applicable;

“Associate”, shall have the meaning given to that term in the Takeover Rules;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cap”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Capitalisation Date”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Cash Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i)(A);

“Cash Out Amount”, means the greater of (x) the Scheme Consideration Value and (y) the Cooper FMV;

“CERCLA”, shall have the meaning given to that term in Clause 6.1(h);

“Certificate of Merger”, shall have the meaning given to that term in Clause 8.2(b);

“Clause 5.1(b)(xii)(A) Claims”, shall have the meaning given to that term in Clause 5.1(b)(xii)(A);

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party;

“Code”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Companies Acts”,the Companies Acts 1963 to 2009 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006;

“Completion”, completion of the Acquisition and the Merger;

“Completion Date”, shall have the meaning given to that term in Clause 8.1(a)(i);

“Conditions”, the conditions to the Scheme and the Acquisition set out in paragraphs 1, 2, 3, 4 and 5 of Part A of Appendix III to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Confidentiality Agreement”, the confidentiality agreement between Cooper and Eaton dated August 9, 2010, as it may be amended from time to time;

“Cooper”, shall have the meaning given to that term in the Preamble;

“Cooper Alternative Proposal”, shall have the meaning given to that term in Clause 5.3(g);

“Cooper Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Cooper Group;

“Cooper Board”, the board of directors of Cooper;

“Cooper Change of Recommendation”, shall have the meaning given to that term in Clause 5.3(c);

“Cooper Director Share Plans”, the Amended and Restated Cooper Industries plc Directors’ Stock Plan and the Cooper Industries plc Amended and Restated Directors’ Retainer Fee Stock Plan;

“Cooper Directors”, the members of the board of directors of Cooper;

“Cooper Disclosure Schedule”, shall have the meaning given to that term in Clause 6.1;

“Cooper Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.10(a);

“Cooper Employees”, the employees of Cooper or any Subsidiary of Cooper who remain employed after the Effective Time;

“Cooper Employee Share Plans”, the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan and the Cooper Industries plc Amended and Restated Stock Incentive Plan;

“Cooper Equity Award Holder Proposal”, the proposal of Eaton to the Cooper Equity Award Holders to be made in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Cooper Share Plans;

“Cooper Equity Award Holders”, the holders of Cooper Options and/or Cooper Share Awards;

“Cooper Equity Schedule”, shall have the meaning given to that term in Clause 6.1(i)(v);

“Cooper Euro-Denominated Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Cooper Exchange Fund”, shall have the meaning given to that term in Clause 8.1(d)(i);

“Cooper FMV”, the closing sales price of a Cooper Share as reported on the NYSE on the Effective Date or, if no sales of Cooper Shares were made on the NYSE on that date, the closing sales price as reported on the NYSE for the preceding day on which sales of Cooper Shares were made;

“Cooper Group”, Cooper and all of its Subsidiaries;

“Cooper Indemnified Parties” (and “Cooper Indemnified Party”), shall have the meaning given to that term in Clause 7.3(c);

“Cooper Leased Real Property”, shall have the meaning given to that term in Clause 6.1(q)(ii);

“Cooper Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Cooper and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the industries or the segments thereof in which Cooper and its Subsidiaries operate (including changes to commodity prices) in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Cooper or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), or (v) resulting from actions of Cooper or any of its Subsidiaries which Eaton has expressly requested in writing or to which Eaton has expressly consented in writing; or (b) any decline in the stock price of the Cooper Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is a Cooper Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement (except that this clause (c) shall not apply with respect to Cooper’s representations and warranties in Clause 6.1(c)(iii));

“Cooper Material Contracts”, shall have the meaning given to that term in Clause 6.1(t)(i);

“Cooper MCA Employees”, those employees of the Cooper Group who are covered by MCAs as set forth on Section 6.1(i)(v) of the Cooper Disclosure Schedule;

“Cooper Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.1(a);

“Cooper Option”, an option to purchase Cooper Shares;

“Cooper Owned Real Property”, shall have the meaning given to that term in Clause 6.1(q)(i);

“Cooper Permits”, shall have the meaning given to that term in Clause 6.1(g)(ii);

“Cooper Permitted Lien”, shall have the meaning given to that term in Clause 6.1(q) (i);

“Cooper Preferred Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Cooper Rights Agreement”, shall have the meaning given to that term in Clause 6.1(m);

“Cooper SEC Documents”, shall have the meaning given to that term in Clause 6.1(d)(i);

“Cooper Share Award”, each right of any kind, contingent or accrued, to receive Cooper Shares or benefits measured in whole or in part by the value of a number of Cooper Shares (including restricted stock units, performance stock units, phantom stock units, and deferred stock units), other than Cooper Options;

“Cooper Share Plans”, the Cooper Director Share Plans and the Cooper Employee Share Plans;

“Cooper Shareholder Approval”, (i) the approval of the Scheme by a majority in number of the Cooper Shareholders representing three-fourths (75 per cent.) or more in value of the Cooper Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Cooper Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Cooper Shareholders”, the holders of Cooper Shares;

“Cooper Shares”, the ordinary shares of US$0.01 each in the capital of Cooper;

“Cooper Superior Proposal”, shall have the meaning given to that term in Clause 5.3(h);

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 201 of the Act;

“Court Meeting”, the meeting or meetings of the Cooper Shareholders (and any adjournment thereof) convened by order of the High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Court Order”, the order or orders of the High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of capital that forms part of it under Sections 72 and 74 of the Act;

“Deferral Accounts”, means the deferral accounts referred to in Section 18.2(i) of the Cooper Industries plc Amended and Restated Stock Incentive Plan;

“Divestiture Action”, shall have the meaning given to that term in Clause 7.2(h);

“Eaton”, shall have the meaning given to that term in the Preamble;

“Eaton Articles of Incorporation”, shall have the meaning given to that term in Clause 6.2(a);

“Eaton Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Eaton Group;

“Eaton Board”, the board of directors of Eaton;

“Eaton Book Entry Shares”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Eaton Certificates”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Eaton Change of Recommendation”, shall have the meaning given to that term in Clause 5.4;

“Eaton Closing Price”, the average, rounded to the nearest cent, of the closing sale prices of an Eaton Share on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the day on which the Effective Time occurs;

“Eaton Directors”, the members of the board of directors of Eaton;

“Eaton Disclosure Schedule”, shall have the meaning given to that term in Clause 6.2;

“Eaton Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.10(a);

“Eaton Exchange Fund”, shall have the meaning given to that term in Clause 8.2(g)(i);

“Eaton Financing Information”, shall have the meaning given to that term in Clause 3.4(c)(i);

“Eaton Group”, Eaton and all of its Subsidiaries;

“Eaton Indemnified Parties” (and “Eaton Indemnified Party”), shall have the meaning given to that term in Clause 7.3(d);

“Eaton Leased Real Property”, shall have the meaning given to that term in Clause 6.2(p)(ii);

“Eaton Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Eaton and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the industries or the segments thereof in which Eaton and its Subsidiaries operate (including changes to commodity prices) in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Eaton or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), or (v) resulting from actions of Eaton or any of its Subsidiaries which Cooper has expressly requested in writing or to which Cooper has expressly consented in writing; or (b) any decline in the stock price of the Eaton Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent applicable, be considered in determining whether there is an Eaton Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement (except that this clause (c) shall not apply with respect to Cooper’s representations and warranties in Clause 6.2(c)(iii));

“Eaton Material Contracts”, shall have the meaning given to that term in Clause 6.2(s)(i);

“Eaton Merger Parties”, collectively Holdco, EHC, IrSub and MergerSub;

“Eaton Owned Real Property”, shall have the meaning given to that term in Clause 6.2(p)(i);

“Eaton Parties”, collectively, Eaton, Holdco, EHC, IrSub and MergerSub;

“Eaton Permits”, shall have the meaning given to that term in Clause 6.2(g)(ii);

“Eaton Permitted Lien”, shall have the meaning given to that term in Clause 6.2(p)(i);

“Eaton Preferred Shares”, shall have the meaning given to that term in Clause 6.2(b)(i);

“Eaton Recommendation”, the recommendation of the Eaton Board that Eaton Shareholders vote in favour of the adoption of this Agreement;

“Eaton Reimbursement Payments”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Eaton Regulations”, shall have the meaning given to that term in Clause 6.2(a);

“Eaton SEC Documents”, shall have the meaning given to that term in Clause 6.2(d)(i);

“Eaton Share Award”, an award denominated in Eaton Shares, other than an Eaton Share Option;

“Eaton Share Option”, shall have the meaning given to that term in Clause 8.3(a)(i);

“Eaton Share Plans”, the 2012 Stock Plan, the 2009 Stock Plan, the 2008 Stock Plan, the 2004 Stock Plan, the 2002 Stock Plan, the 1998 Stock Plan, the 1995 Stock Plan, the 1991 Stock Option Plan, the 2008 Executive Strategic Incentive Plan and the Supplemental Executive Strategic Incentive Plan;

“Eaton Shareholder Approval”, shall have the meaning given to that term in Clause 3.7(b);

“Eaton Shareholders”, the holders of Eaton Shares;

“Eaton Shareholders Meeting”, shall have the meaning given to that term in Clause 3.7(b);

“Eaton Share Option”, shall have the meaning given to that term in Clause 8.3(a)(i);

“Eaton Shares”, the common shares of Eaton, par value US$0.50 per share;

“EC Merger Regulation”, Council Regulation (EC) No. 139/2004;

“Effective Date”, the date on which the Scheme becomes effective in accordance with its terms;

“Effective Time”, the time on the Effective Date at which the Court Order and a copy of the minute required by Section 75 of the Act are registered by the Registrar of Companies; provided, that the Scheme shall become effective substantially concurrently with the effectiveness of the Merger, to the extent possible;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Cooper and such other matters as Cooper reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Eaton (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition;

“EHC”, shall have the meaning given to that term in the Preamble;

“End Date”, the date that is nine months after the date of this Agreement; provided, that if as of such date all Conditions (other than Conditions 2(c), 2(d), 3(c), 3(d) and 3(e)) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be the date that is one year after the date of this Agreement;

“Environmental Laws”, shall have the meaning given to that term in Clause 6.1(h);

“Environmental Liabilities” (and “Environmental Liability”), shall have the meaning given to that term in Clause 6.1(h);

“ERISA”, the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“Evaluation Material”, shall have the meaning given to that term in the Confidentiality Agreement;

“Exchange Act”, the United States Securities Exchange Act of 1934, as amended;

“Exchange Agent”, Computershare Trust Company, N.A. or another bank or trust company appointed by Eaton (and reasonably acceptable to Cooper) to act as exchange agent for the payment of the Scheme Consideration and Merger Consideration;

“Exchange Ratio”, shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Expenses Reimbursement Agreement”, the expenses reimbursement agreement dated May 21, 2012 between Eaton and Cooper, the terms of which have been approved by the Panel;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Cooper Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Financing”, third-party debt financing provided to any of Holdco, Eaton, any of the Eaton Merger Parties or any of the Subsidiaries of Eaton for the purposes of financing the transactions contemplated by this Agreement;

“Financing Extension Notice”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Financing Sources”, the entities that have committed to provide or arrange the Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, but excluding in each case for the avoidance of doubt (i) the Parties and their Subsidiaries, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns and (ii) Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. solely in their capacity as financial advisers to Eaton in respect of the cash confirmation to be provided in the Rule 2.5 Announcement and Scheme Document in accordance with the requirements of the Takeover Rules;

“Form S-4”, shall have the meaning given to that term in Clause 3.7(a);

“Fractional Entitlements”, shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Group”, in relation to any Party, such Party and its Subsidiaries;

“Hazardous Substance”, shall have the meaning given to that term in Clause 6.1(h);

“High Court”, the High Court of Ireland;

“Holdco”, shall have the meaning given to that term in the Preamble;

“Holdco Board”, the board of directors of Holdco;

“Holdco Distributable Reserves Creation”, shall have the meaning given to that term in Clause 7.10(a);

“Holdco Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Holdco Shares”, the ordinary shares of US$0.01 each in the capital of Holdco;

“Holdco Subscriber Shares”, the one hundred (100) Holdco Shares in issue at the date of this Agreement;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Indemnified Parties” (and “Indemnified Party”), shall have the meaning given to that term in Clause 7.3(d);

“Intellectual Property”, shall have the meaning given to that term in Clause 6.1(p);

“Intervening Event”, with respect to Cooper or Eaton, as applicable, a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the Cooper Board or Eaton Board, as applicable, on the date of this Agreement, which event, development, occurrence, state of facts or change becomes known to the Cooper Board or Eaton Board, as applicable, before the Cooper Shareholder Approval or Eaton Shareholder Approval, as applicable; provided, that (i) in no event shall any action taken by either Party pursuant to and in compliance with the affirmative covenants set forth in Clause 7.2 of this Agreement, and the consequences of any such action, constitute an Intervening Event, (ii) in no event shall any event, development, occurrence, state of facts or change that has had or would reasonably be expected to have an adverse effect on the business, financial condition or operations of, or the market price of the securities of, a Party or any of its Subsidiaries constitute an Intervening Event with respect to the other Party unless such event, development, occurrence, state of facts or change has had or would reasonably be expected to have a Cooper Material Adverse Effect (if such other Party is Eaton) or an Eaton Material Adverse Effect (if such other Party is Cooper) and (iii) in no event shall the receipt, existence of or terms of a Cooper Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Cooper.

“Ireland” or “Republic of Ireland”, the island of Ireland, excluding Northern Ireland and the word “Irish” shall be construed accordingly;

“IRS”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“IrSub”, shall have the meaning given to that term in the Preamble;

“Joint Proxy Statement”, shall have the meaning given to that term in Clause 3.7(a);

“knowledge”, in relation to Cooper, the actual knowledge, after due inquiry, of the executive officers of Cooper listed in Clause 1.1(a) of the Cooper Disclosure Schedule, and in relation to Eaton, the actual knowledge, after due inquiry, of the executive officers of Eaton listed in Clause 1.1(a) of the Eaton Disclosure Schedule;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Relevant Authority;

“Lien”, shall have the meaning given to that term in Clause 6.1(c)(iii);

“MCA”, shall have the meaning given to that term in Clause 6.1(i)(v);

“Merger”, the merger of MergerSub with and into Eaton in accordance with Clause 8.2;

“Merger Consideration”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Merger Effective Time”, shall have the meaning given to that term in Clause 8.2(b); provided that the Merger shall become effective substantially concurrently with the effectiveness of the Scheme, to the extent possible;

“MergerSub”, shall have the meaning given to that term in the Preamble;

“Net Cooper Shares”, with respect to a Cooper Option, a number of whole and partial Cooper Shares (computed to the nearest five decimal places) equal to the quotient obtained by dividing (i) the product of (A) the number of Cooper Shares subject to such Cooper Option immediately prior to the Effective Time, and (B) the excess, if any, of the Cooper FMV over the exercise price per Cooper Share subject to such Cooper Option, by (ii) the Scheme Consideration Value;

“New Plans”, shall have the meaning given to that term in Clause 7.4(b);

“Northern Ireland”, the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;

“Notice Period”, shall have the meaning given to that term in Clause 5.3(i)(i);

“NYSE”, the New York Stock Exchange;

“OGCL”, the Ohio General Corporation Law, Ohio Revised Code Section 1701.01 et seq.

“Old Plans”, shall have the meaning given to that term in Clause 7.4(b);

“Organisational Documents”, articles of association, articles of incorporation, certificate of incorporation or by-laws or other equivalent organisational document, as appropriate;

“Other Eaton Merger Party Organisational Documents”, shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Other Eaton Share-Based Awards”, shall have the meaning given to that term in Clause 8.3(a)(iii);

“Panel”, the Irish Takeover Panel;

“Parties”, Cooper and the Eaton Parties and “Party” shall mean either Cooper, on the one hand, or Eaton or the Eaton Parties (whether individually or collectively), on the other hand (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Petition”, the petition to the High Court seeking the Court Order;

“RCRA”, shall have the meaning given to that term in Clause 6.1(h);

“Registrar of Companies”, the Registrar of Companies in Dublin;

“Regulatory Information Service”, a regulatory information service as defined in the Takeover Rules;

“Release”, shall have the meaning given to that term in Clause 6.1(h);

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel;

“Removal, Remedial or Response”, shall have the meaning given to that term in Clause 6.1(h);

“Representatives”, in relation to any person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such person;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme, which will be set out in the Scheme Document;

“Restricted Eaton Share”, shall have the meaning given to that term in Clause 8.3(a)(ii);

“Reverse Termination Payment”, shall have the meaning given to that term in Clause 9.2;

“Revised Acquisition”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Right to Match”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Sarbanes-Oxley Act”, shall have the meaning given to that term in Clause 6.1(e);

“Scheme” or “Scheme of Arrangement”, the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition pursuant to this Agreement, in such terms and form as the Parties, acting reasonably, mutually agree, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Scheme Consideration Value”, means the sum obtained by adding (x) the Cash Consideration and (y) the Share Consideration Cash Value;

“Scheme Document”, a document (or the relevant sections of the Joint Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Cooper Shareholders and, for information only, to Cooper Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act or the Takeover Rules and (v) such other information as Cooper and Eaton shall agree;

“Scheme Recommendation”, the recommendation of the Cooper Board that Cooper Shareholders vote in favour of the Resolutions;

“SEC”, the United States Securities and Exchange Commission;

“Securities Act”, the United States Securities Act of 1933, as amended;

“Share Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i)(B);

“Share Consideration Cash Value”, means the product obtained by multiplying (x) the Exchange Ratio by (y) the Eaton Closing Price;

“Significant Subsidiary”, a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X of the Securities Act;

“Specified Termination”, shall have the meaning given to that term in Clause 9.2;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power (provided that the Eaton Merger Parties shall be deemed to be Subsidiaries of Eaton for purposes of this Agreement);

“Superior Proposal Notice”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Surviving Corporation”, shall have the meaning given to that term in Clause 8.2(a);

“Takeover Offer”, means an offer in accordance with Clause 3.6 for the entire issued share capital of Cooper (other than any Cooper Shares beneficially owned by Eaton or any member of the Eaton Group (if any)) including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Document;

“Takeover Offer Document”, means, if following the date of this Agreement, Eaton elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6, the document to be despatched to Cooper Shareholders and others by Eaton (or Holdco) containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer) and certain information about Eaton and Cooper and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended;

“Tax” (and “Taxes”), shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tax Authority”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Taxable”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Taxation”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tax Return”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tools JV”, shall have the meaning given to that term in Clause 6.1(a)(ii);

“€”, “EUR”, or “euro”, the single currency unit provided for in Council Regulation (EC) NO974/98 of 8 May 1990, being the lawful currency of Ireland;

“US$”, “$” or “USD”, United States dollars, the lawful currency of the United States of America;

“US” or “United States”, the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US GAAP”, U.S. generally accepted accounting principles;

“2012 Bonuses”, shall have the meaning given to that term in Clause 7.4(e)(i); and

“2012 Bonus Plan Participant”, shall have the meaning given to that term in Clause 7.4(e)(i).

11.2	Construction

(a)	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)	In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)	In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

11.3	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

11.4	Time

References to times are to Irish times unless otherwise specified.

12.	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND COOPER EQUITY AWARD HOLDER PROPOSAL

12.1	Rule 2.5 Announcement

(a)	Each Party confirms that its respective board of directors (or a duly authorised committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

(b)	Forthwith upon the execution of this Agreement, Cooper shall, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no later than 11:59 a.m., New York City time, on May 21, 2012, or such later time as may be agreed between the Parties in writing.

(c)	The obligations of Cooper and Eaton under this Agreement, other than the obligations under Clause 2.1(b), shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service on May 21, 2012.

(d)	Cooper confirms that, as of the date hereof, the Cooper Board considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable and that the Cooper Board has resolved to recommend to the Cooper Shareholders that they vote in favour of the Resolutions. The recommendation of the Cooper Board that the Cooper Shareholders vote in favour of the Resolutions, and the related opinion of the financial advisers to the Cooper Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.3, shall be incorporated in the Scheme Document and any other document sent to Cooper Shareholders in connection with the Acquisition to the extent required by the Takeover Rules.

(e)	The Conditions are hereby incorporated in and shall constitute a part of this Agreement.

12.2	Scheme

(a)	Cooper agrees that it will put the Scheme to the Cooper Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions 2(c) and 2(d)), will, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition.

(b)	Each of Eaton and Holdco agrees that it will participate in the Scheme and agree to be bound by its terms, as proposed by Cooper to the Cooper Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme.

(c)	Each of the Parties agrees that it will fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme, and each will, subject to the terms and conditions of this Agreement, use all of its reasonable endeavours to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with Completion.

12.3	Change in Shares

If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Cooper Shares or Eaton Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Cash Consideration and the Share Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Cooper Shares or the Eaton Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Cooper Shares the same economic effect as contemplated by this Agreement prior to such event.

12.4	Cooper Equity Award Holder Proposal

(a)	Subject to the posting of the Scheme Document in accordance with Clause 3.1, the Parties agree that the Cooper Equity Award Holder Proposal will be made to Cooper Equity Award Holders in respect of their respective holdings of Cooper Options and/or Cooper Share Awards in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Cooper Share Plans.

(b)	The Cooper Equity Award Holder Proposal shall be issued as a joint letter from Cooper and Eaton and the Parties shall agree the final form of the letter to be issued in respect of the Cooper Equity Award Holder Proposal and all other documentation necessary to effect the Cooper Equity Award Holder Proposal.

(c)	Save as required by Law, the High Court and/or the Panel, neither Party shall amend the Cooper Equity Award Holder Proposal after its despatch without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

13.	IMPLEMENTATION OF THE SCHEME; EATON SHAREHOLDERS MEETING

13.1	Responsibilities of Cooper in Respect of the Scheme

Cooper shall:

(a)	be responsible for the preparation of the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meeting;

(b)	for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and, save where not reasonably practicable owing to time restraints, provide Eaton and its advisers with the opportunity to attend any meetings with such barrister to discuss substantive matters pertaining to the Scheme and any issues arising in connection with it (except where the barrister is to advise on matters relating to the fiduciary duties of the directors of Cooper or their responsibilities under the Takeover Rules);

(c)	as promptly as reasonably practicable after the definitive Joint Proxy Statement is filed with the SEC, or, if the preliminary Joint Proxy Statement is reviewed and commented upon by the SEC, after the filing of the first amendment to the preliminary Joint Proxy Statement with the SEC, Cooper shall cause to be filed with the Panel the Joint Proxy Statement (in definitive or preliminary form, as the case may be);

(d)	as promptly as reasonably practicable, notify Eaton of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be;

(e)	as promptly as reasonably practicable, notify Eaton upon the receipt of any comments from the Panel on, or any request from the Panel for amendments or supplements to, the Scheme Document and the related forms of proxy, insofar as lies within its powers of procurement, to be so filed or furnished;

(f)	prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel, or responding in writing to any comments of the Panel with respect thereto, Cooper shall:

(i)	as promptly as reasonably practicable provide Eaton with a reasonable opportunity to review and comment on such document or response; and

(ii)	as promptly as reasonably practicable discuss with Eaton and include in such document or response all comments reasonably and promptly proposed by Eaton to the extent that Cooper, acting reasonably, considers these to be appropriate;

(g)	provide Eaton with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Cooper for submission to the High Court in connection with the Scheme prior to their filing, and afford Eaton reasonable opportunities to review and make comments on all such documents and accommodate such comments to the extent it, acting reasonably, considers these to be appropriate (unless (i) Cooper has received a Cooper Alternative Proposal or an inquiry or proposal from a person who is considering making a Cooper Alternative Proposal or (ii) Cooper is considering making a Cooper Change of Recommendation);

(h)	as promptly as reasonably practicable make all reasonably necessary applications to the High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the High Court to order that the Court Meeting be convened as promptly as reasonably practicable following the publication of the Rule 2.5 Announcement), and use all reasonable endeavours so as to ensure (insofar as reasonably possible) that the hearing of such proceedings occurs as promptly as reasonably practicable in order to facilitate the despatch of the Scheme Document and seek such directions of the High Court as it considers necessary or desirable in connection with such Court Meeting;

(i)	procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for the use at the Court Meeting and the EGM (the form of which shall be agreed between the Parties) (a) to Cooper Shareholders on the register of members of Cooper on the record date as agreed with the High Court, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and (b) to the holders of the Cooper Options or Cooper Share Awards on such date, for information only, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval of the High Court and/or the Panel to publish or post such documents being obtained;

(j)	unless the Cooper Board has effected a Cooper Change of Recommendation pursuant to Clause 5.3, and subject to the obligations of the Board under the Takeover Rules, procure that the Scheme Document shall include the Scheme Recommendation;

(k)	include in the Scheme Document, a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

(l)	prior to the Court Meeting, keep Eaton reasonably informed in the two (2) weeks prior to the Court Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or the EGM, and in any event shall provide such number promptly upon the request of Eaton or its Representatives;

(m)	notwithstanding any Cooper Change of Recommendation, unless this Agreement has been terminated pursuant to Clause 9, hold the Court Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Eaton, such agreement not to be unreasonably withheld, conditioned or delayed;

(n)	afford all such cooperation and assistance as may reasonably be requested of it by Eaton in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to Eaton of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Eaton may reasonably request (including for the purposes of preparing the Joint Proxy Statement or Form S-4) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Cooper Shareholders or filed with the High Court or in any announcement;

(o)	review and provide comments (if any) in a timely manner on all documentation submitted to it;

(p)	following the Court Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 201 of the Act in the case of the Court Meeting) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived (where applicable (with the exception of Conditions 2(c) and 2(d)), take all necessary steps on the part of Cooper to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter; and

(q)	give such undertakings as are required by the High Court in connection with the Scheme as Cooper determines to be reasonable.

13.2	Responsibilities of Eaton and Holdco in Respect of the Scheme

Eaton shall, and in the case of Clauses 13.2(a), 13.2(b), 13.2(d), 13.2(e), 13.2(f) and 3.2(g) Holdco shall:

(a)	instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme (including the issuance of the Share Consideration pursuant thereto) insofar as it relates to Eaton or Holdco;

(b)	if, and to the extent that, it or any of its Associates owns or is interested in Cooper Shares, exercise all rights, and, insofar as lies within its powers, procure that each of its Associates shall exercise all rights, in respect of such Cooper Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Cooper held via contracts for difference or other derivative instruments, procuring that instructions are given to the holder of the underlying Cooper Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Court Meeting and/or EGM as the case may be;

(c)	procure that the other members of the Eaton Group and, insofar as lies within its power or procurement, their Representatives, take all such steps as are necessary or desirable in order to implement the Scheme;

(d)	keep Cooper reasonably informed and consult with Cooper as to the performance of the obligations and responsibilities required of Eaton and Holdco pursuant to this Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme;

(e)	afford all such cooperation and assistance as may reasonably be requested of it by Cooper in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to Cooper of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Cooper may reasonably request (including for the purposes of preparing the Joint Proxy Statement) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Cooper Shareholders or filed with the High Court or in any announcement;

(f)	review and provide comments (if any) in a timely manner on all documentation submitted to it; and

(g)	as promptly as reasonably practicable, notify Cooper of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be.

13.3	Mutual Responsibilities of the Parties

(a)	If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document, the Joint Proxy Statement or the Form S-4, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the Cooper Shareholders and, for information only, if required, to the holders of the Cooper Options or Cooper Share Awards; and

(b)	Cooper, Eaton and Holdco each shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clauses 8.1 and 8.2 in connection with Completion.

13.4	Dealings with the Panel

(a)	Each of the Parties will promptly provide such assistance and information as may reasonably be requested by the other Party for the purposes of, or in connection with, any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme.

(b)

Save in each case where not reasonably practicable owing to time restraints, each of the Parties will give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel, or amendment to be proposed to the Scheme in connection therewith and afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate and keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend and provide copies of all written submissions it makes to the Panel and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto provided always that any correspondence or other information required to be provided under this Clause 3.4(b) may be redacted:

(i)	to remove references concerning the valuation of the businesses of Cooper;

(ii)	as necessary to comply with contractual obligations; and

(iii)	as necessary to address reasonable privilege or confidentiality concerns.

(c)	Cooper undertakes, if so reasonably requested by Eaton, to issue as promptly as reasonably practicable its written consent to Eaton and to the Panel in respect of any application made by Eaton to the Panel:

(i)	to redact any commercially sensitive or confidential information specific to Eaton’s financing arrangements for the Acquisition (“Eaton Financing Information”) from any documents that Eaton is required to display pursuant to Rule 26(b)(xi) of the Takeover Rules;

(ii)	for a derogation from the requirement under the Takeover Rules to disclose Eaton Financing Information in the Scheme Document, any supplemental document or other document sent to Cooper Shareholders, the holders of the Cooper Options or Cooper Share Awards pursuant to the Takeover Rules.

(d)	Eaton undertakes, if so requested by Cooper, to issue as promptly as reasonably practicable its written consent to Cooper and to the Panel in respect of any application made by Cooper to the Panel to permit entering into and effecting (i) the retention arrangements contemplated by Clause 5.1(b)(iii) of the Cooper Disclosure Schedule and (ii) a transaction of the type described in Clause 5.3(g) of the Cooper Disclosure Schedule.

(e)	Notwithstanding the foregoing provisions of this Clause 3.4, Cooper shall not be required to take any action pursuant to such provisions if (i) such action is prohibited by the Panel, (ii) Cooper has received a Cooper Alternative Proposal or an inquiry or proposal from a person who is considering making a Cooper Alternative Proposal or (iii) Cooper has made or is considering making a Cooper Change of Recommendation.

(f)	Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

13.5	No Scheme Amendment by Cooper

Save as required by Law, the High Court and/or the Panel, Cooper shall not:

(a)	amend the Scheme;

(b)	adjourn or postpone the Court Meeting or the EGM (provided, however, that Cooper may, without the consent of Eaton, adjourn or postpone the Court Meeting or EGM (i) in the case of adjournment, if requested by Cooper Shareholders to do so, (ii) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form S-4 is provided to the Cooper Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting or the EGM, but only for so long as the Cooper Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Cooper Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (iii) if as of the time the Court Meeting or EGM is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Cooper Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Cooper Shares represented to constitute a quorum or (B) voting for the approval of the Court Resolutions or the EGM Resolutions, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Cooper Shares to approve the Court Meeting Resolutions or the EGM Resolutions, as applicable; or

(c)	amend the Resolutions (in each case, in the form set out in the Scheme Document);

after despatch of the Scheme Document without the consent of Eaton (such consent not to be unreasonably withheld, conditioned or delayed).

13.6	Switching to a Takeover Offer

(a)	In the event (and only in the event) that Eaton reasonably considers (in its good faith discretion) that a competitive situation exists or, based on facts known at the time, may reasonably be expected to arise in connection with the Acquisition, Eaton may elect (and with the Panel’s consent, if required) to implement the Acquisition by way of the Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6.

(b)	Save where there has been a Cooper Change of Recommendation, if Eaton elects to implement the Acquisition by way of the Takeover Offer, Cooper undertakes to provide Eaton as promptly as reasonably practicable with all such information about the Cooper Group (including directors and their connected persons) as may reasonably be required for inclusion in the Takeover Offer Document and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation of the Takeover Offer Document, including reasonable access to, and ensuring the provision of reasonable assistance by, its management and relevant professional advisers.

(c)	If Eaton elects to implement the Acquisition by way of a Takeover Offer, Cooper agrees:

(i)	that the Takeover Offer Document will contain provisions in accordance with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Eaton and Cooper; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favourable to the Cooper Shareholders (except for the 80 per cent acceptance condition contemplated by Paragraph 9 of Annex I to the Rule 2.5 Announcement) and the holders of Cooper Options and Cooper Share Awards and Cooper Employees as those which would apply in relation to the Scheme;

(ii)	save where there has been a Cooper Change of Recommendation, to reasonably co-operate and consult with Eaton in the preparation of the Takeover Offer Document or any other document or filing which is required for the purposes of implementing the Acquisition;

(iii)	that, subject to the obligations of the Cooper Board under the Takeover Rules, and unless the Cooper Board determines in good faith after consultation with its outside legal counsel and its financial advisors that, to do otherwise, would reasonably be expected to be inconsistent with the fiduciary duties of the directors of Cooper or the Takeover Rules, with respect to the Takeover Offer shall incorporate a recommendation to the holders of the Cooper Shares from the Cooper Board to accept the Takeover Offer, and such recommendation will not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.3.

(d)	Save where there has been a Cooper Change of Recommendation, if Eaton elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6(a), the Parties mutually agree:

(i)	to prepare and file with, or submit to, the SEC all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Securities Act or the Exchange Act in connection with the Takeover Offer, and each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following accommodation of such comments and approval of such documents, amendments and supplements by the other Party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC;

(ii)	to provide the other Party with any comments received from the SEC on any documents filed by it with the SEC promptly after receipt thereof; and

(iii)	to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC and afford the other Party reasonable opportunity to participate therein.

(e)	If the Takeover Offer is consummated, Eaton shall cause Holdco to effect as promptly as reasonably practicable a compulsory acquisition of any Cooper Shares under section 204 of the Act not acquired in the Takeover Offer for the same consideration per share.

(f)	For the avoidance of doubt, nothing in this Clause 3.6 shall require Cooper to provide Eaton with any information with respect to, or to otherwise take or fail to take any action in connection with Cooper’s consideration of or response to, any actual or potential Cooper Alternative Proposal.

13.7	Preparation of Joint Proxy Statement and Form S-4; Eaton Shareholders Meeting

(a)

As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (i) mutually acceptable proxy materials which shall constitute (A) the Scheme Document, which shall also constitute the proxy statement relating to the matters to be submitted to the Cooper Shareholders at the Court Meeting and the EGM and (B) the proxy statement relating to the matters to be submitted to the Eaton Shareholders at the Eaton Shareholders Meeting (such joint proxy statement, and any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) a registration statement on Form S-4 (of which the Joint Proxy Statement will form a part) with respect to the issuance of Holdco Shares in respect of the Scheme and Merger (the “Form S-4”). Each of the Parties shall use all reasonable endeavours to have the Joint Proxy Statement cleared by the SEC and the Form S-4 to be declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Acquisition and the Merger, and to mail the Joint Proxy Statement to their respective shareholders as promptly as practicable after the Form S-4 is declared effective, to the extent required by applicable Law. Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement or the Form S-4 prior to filing such with the SEC, and each Party will provide the other Party with a copy of all such filings made with the SEC. Each Party shall use all reasonable endeavours to take any action required to be taken by it under any applicable state securities Laws in connection with the Acquisition or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Holdco Shares issuable in connection with the Acquisition and the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4. If, at any time prior to the

Effective Time, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Cooper Shareholders and the Eaton Shareholders.

(b)	Eaton shall duly take all lawful action to call, give notice of, convene and hold a meeting of the Eaton Shareholders (the “Eaton Shareholders Meeting”) as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the adoption of this Agreement by the holders of Eaton Shares as required by Article SIXTH of the Amended and Restated Articles of Incorporation of Eaton (the “Eaton Shareholder Approval”). Save as required by Law, Eaton shall not adjourn or postpone the Eaton Shareholders Meeting after filing of the Form S-4 without the consent of Cooper (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Eaton may, without the consent of Cooper, adjourn or postpone the Eaton Shareholders Meeting (i) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form-S-4 is provided to the Eaton Shareholders or to permit dissemination of information which is material to shareholders voting at the Eaton Shareholder Meeting, but only for so long as the Eaton Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Eaton Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (ii) if as of the time the Eaton Shareholders Meeting is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Eaton Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Eaton Shareholders Meeting, but only until a meeting can be held at which there are a sufficient number of Eaton Shares represented to constitute a quorum or (B) voting for the Eaton Shareholder Approval, but only until a meeting can be held at which there are a sufficient number of votes of holders of Eaton Shares to obtain the Eaton Shareholder Approval. Subject to Clause 5.4, Eaton shall (i) use all reasonable endeavours to obtain from the Eaton Shareholders the Eaton Shareholder Approval and (ii) through the Eaton Board, make the Eaton Recommendation to the Eaton Shareholders and include the Eaton Recommendation in the Joint Proxy Statement. Unless this Agreement has been terminated in accordance with Clause 9, this Agreement shall be submitted to the Eaton Shareholders at the Eaton Shareholders Meeting for the purpose of obtaining the Eaton Shareholder Approval, and nothing contained herein shall be deemed to relieve Eaton of such obligation.

(c)	Eaton shall, prior to the Eaton Shareholders Meeting, keep Cooper reasonably informed in the two (2) weeks prior to the Eaton Shareholders Meeting of the number of proxy votes received in respect of matters to be acted upon at the Eaton Shareholders Meeting, and in any event shall provide such number promptly upon the request of Cooper or its Representatives.

(d)	Each of the Parties shall use all reasonable endeavours to cause the Eaton Shareholders Meeting, the Court Meeting and the EGM to be held on the same date.

14.	EQUITY AWARDS

14.1	Cooper Options Granted under the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan

In accordance with the terms of the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan, each Cooper Option granted under such plan that is outstanding immediately prior to the Effective Time shall, whether or not then exercisable and vested, become fully exercisable and vested immediately prior to the Effective Time and shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Cooper Option, be cancelled and converted into the right to receive from Holdco the Scheme Consideration for each Net Cooper Share subject to such Cooper Option, less the Applicable Withholding Amount, within 7 calendar days following the Effective Date. The Applicable Withholding Amount covered under this Clause 4.1 shall first be applied to reduce the aggregate Cash Consideration payable in respect of the cancellation of such holder’s Cooper Option and, to the extent such Applicable Withholding Amount exceeds the aggregate Cash Consideration payable in respect of the cancellation of such holder’s Cooper Option, the excess of such Applicable Withholding Amount over the aggregate Cash Consideration payable in respect of the cancellation of such holder’s Cooper Option shall be applied to reduce the aggregate Share Consideration payable in respect of the cancellation of such holder’s Cooper Option (based on the Eaton Closing Price).

14.2	Cooper Options Granted under the Cooper Industries plc Amended and Restated Stock Incentive Plan and the Amended and Restated Cooper Industries plc Directors’ Stock Plan

In accordance with the terms of the applicable plan governing such Cooper Option, each Cooper Option granted under the Cooper Industries plc Amended and Restated Stock Incentive Plan and the Amended and Restated Cooper Industries plc Directors’ Stock Plan that is outstanding immediately before the Effective Time shall, whether or not then exercisable and vested, become fully exercisable and vested immediately prior to the Effective Time and shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Cooper Option, be cancelled and converted into the right to receive an amount in cash equal to the product of (a) the total number of Cooper Shares subject to such Cooper Option multiplied by (b) the excess, if any, of the Cash Out Amount over the exercise price per Cooper Share subject to such Cooper Option. Holdco shall pay to the holders of Cooper Options covered by this Clause 4.2, with respect to each Cooper Option covered by this Clause 4.2, the cash amount described in the immediately preceding sentence, less the Applicable Withholding Amount, within 7 calendar days following the Effective Date.

14.3	Cooper Share Awards Granted under the Cooper Employee Share Plans, other than Cooper Share Awards included in Deferral Accounts

In accordance with the terms of the applicable plan governing such Cooper Share Award, each Cooper Share Award granted under the Cooper Employee Share Plans, other than any Cooper Share Award included in Deferral Accounts, that is outstanding immediately prior to the Effective Time shall, whether or not then vested, become fully vested immediately prior to the Effective Time and shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Cooper Share Award, be cancelled and converted into the right to receive from Holdco, for each Cooper Share subject to such Cooper Share Award, the Scheme Consideration, less the Applicable Withholding Amount, within 7 calendar days following the Effective Date.

For any performance-based Cooper Share Award covered by this Clause 4.3, the number of Cooper Shares subject to such Cooper Share Award shall equal:

(a)	with respect to any such Cooper Share Award granted under the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan, the greater of (i) the target number of Cooper Shares subject to such Cooper Share Award, and (ii) the number of Cooper Shares that would be earned with respect to such Cooper Share Award based on Cooper’s actual performance immediately prior to the Effective Time (extrapolated through the end of the performance period); and

(b)	with respect to any such Cooper Share Award granted under the Cooper Industries plc Amended and Restated Stock Incentive Plan, the target number of Cooper Shares subject to such Cooper Share Award.

The Applicable Withholding Amount covered under this Clause 4.3 shall first be applied to reduce the aggregate Cash Consideration payable in respect of the cancellation of a holder’s Cooper Share Award and, to the extent such Applicable Withholding Amount exceeds the aggregate Cash Consideration payable in respect of the cancellation of such holder’s Cooper Share Award, the excess of such Applicable Withholding Amount over the aggregate Cash Consideration payable in respect of the cancellation of such holder’s Cooper Share Award shall be applied to reduce the aggregate Share Consideration payable in respect of the cancellation of such holder’s Cooper Share Award (based on the Eaton Closing Price).

14.4	Cooper Share Awards Granted under the Cooper Director Share Plans or included in Deferral Accounts

In accordance with the terms of the applicable plan governing such Cooper Share Award, each Cooper Share Award (a) granted under the Cooper Director Share Plans or (b) included in a Deferral Account, in each case, that is outstanding immediately prior to the Effective Time shall, whether or not then vested, become fully vested immediately prior to the Effective Time and shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Cooper Share Award, be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of Cooper Shares subject to such Cooper Share Award multiplied by (ii) the Cash Out Amount. Holdco shall pay to the holders of Cooper Share Awards covered by this Clause 4.4, with respect to each Cooper Share Award covered by this Clause 4.4, the cash amount described in the immediately preceding sentence, less the Applicable Withholding Amount, within 7 calendar days following the Effective Date.

14.5	Dividend Equivalents in Respect of Cooper Share Awards

Where holders of Cooper Share Awards are entitled to dividend equivalents under the Cooper Share Plans or any applicable award agreement, Holdco shall pay to such holders of Cooper Share Awards all dividend equivalents corresponding to such

Cooper Share Awards, less the Applicable Withholding Amount, within 7 calendar days following the Effective Date. Such payments will be made (a) in cash, with respect to dividend equivalents denominated in cash and (b) in the form of consideration (cash or Scheme Consideration) which mirrors the treatment of Cooper Share Awards under the applicable plan pursuant to which such dividend equivalents were issued as set forth in Clauses 4.1-4.4 hereof, with respect to dividend equivalents denominated in Cooper Shares.

14.6	Assumption of Eaton Share Plans

(a)	As of the Effective Time, Holdco will assume all Eaton Share Plans and the awards granted thereunder and will be able to grant stock awards, to the extent permissible by applicable Laws and NYSE regulations, under the terms of the Eaton Share Plans covering the reserved but unissued Eaton Shares, except that (i) Eaton Shares covered by such awards will be Holdco Shares and (ii) all references to a number of Eaton Shares will be changed to references to Holdco Shares.

(b)	As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Eaton Board (or, if appropriate, any committee administering Eaton’s stock-based incentive plans) and Holdco shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Clause 4.6 subject to any adjustments that may be required by Irish law or by virtue of the fact that Holdco will be an Irish public limited company.

14.7	Reasonable Endeavours

Each of the Parties shall use reasonable endeavours to take any actions reasonably necessary to effectuate the transactions contemplated by this Clause 4, including, without limitation, having the applicable board or committee administering the plans governing the affected awards, adopt resolutions necessary to effect the foregoing.

14.8	Amendment of Articles

Cooper shall procure that a special resolution be put before the Cooper Shareholders at the EGM proposing that the Articles of Association of Cooper be amended so that any Cooper Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by Holdco for the same consideration per Cooper Share as shall be payable to Cooper Shareholders under the Scheme (depending upon the timing of such allotment); provided, however that nothing in such amendment to the Articles of Association shall prohibit the sale (whether on a stock exchange or otherwise) of any Cooper Shares issued on the exercise of Cooper Options or vesting or settlement of Cooper Share Awards, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Cooper Share will be bound by the terms of the Scheme.

14.9	Fractional Entitlements

Notwithstanding anything to the contrary contained in this Clause 4, no Fractional Entitlements shall be issued by Holdco under Clause 4.1 or Clause 4.3, and all Fractional Entitlements shall be aggregated and sold in the market with the net proceeds of any such sale distributed pro-rata to the holders of Cooper Share Awards.

15.	COOPER AND EATON CONDUCT

15.1	Conduct of Business by Cooper

(a)	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Cooper Disclosure Schedule, or with the prior written consent of Eaton (such consent not to be unreasonably withheld, conditioned or delayed), Cooper shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects; provided, however, that no action by Cooper or its Subsidiaries with respect to matters specifically addressed by any provision of Clause 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Clause 5.1(b).

(b)	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Cooper Disclosure Schedule, or with the prior written consent of Eaton (such consent not to be unreasonably withheld, conditioned or delayed), Cooper:

(i)	shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of Cooper or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries in the ordinary course consistent with past practice and (B) that, subject to Clause 7.9, Cooper may continue to pay regular quarterly cash dividends on Cooper Shares of not more than $0.31 per share per quarter, consistent with past practice as to timing of declaration, record date and payment date;

(ii)	shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its shares of capital in issue, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, except (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement) for any such transaction by a wholly owned Subsidiary of Cooper which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)

shall not, and shall not permit any of its Subsidiaries to (A) grant any Cooper Options, Cooper Share Awards or any other equity-based awards, (B) increase the compensation or other benefits payable or provided to Cooper’s current or former directors, corporate officers, executive officers or Cooper MCA Employees, (C) increase the compensation or other benefits payable or provided to Cooper’s employees who are not current or former directors, corporate officers, executive officers or Cooper MCA Employees, other than in the ordinary course of business and consistent with past practices, (D) enter into any employment, change of control, severance or retention agreement with any employee of Cooper (except (1) to the extent necessary to replace a departing employee who was party to such an agreement, in which case, any such new agreement shall not provide for compensation or benefits materially in excess of the compensation or benefits payable to such departing employee at the time of his or her termination, (2) for employment agreements terminable on less than 30 days’ notice without penalty or liability, or (3) for severance agreements that provide severance benefits that are not in excess of those benefits provided under Cooper’s severance plan, as in effect on the date hereof, entered into with employees in the ordinary course of business and consistent with past practices in connection with terminations of employment), (E) terminate the employment of any corporate officers, executive officers or Cooper MCA Employees other than for cause, (F) amend any performance targets with respect to any outstanding bonus or equity awards, (G) increase the funding obligation or contribution rate of any Cooper Benefit Plan subject to Title IV of ERISA other than in the ordinary course of business and consistent with past practices, or (H) establish, adopt, enter into, amend or terminate any Cooper Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in the case of each of sub-clauses (A) through (H) of this Clause 5.1(b)(iii), as otherwise permitted pursuant to this Clause 5.1(b)(iii) or as required by existing written agreements or Cooper Benefit Plans in effect as of the date of this Agreement or as otherwise required by applicable Law;

(iv)	shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes that would materially affect the consolidated assets, liabilities or results of operations of the Company, except as required by US GAAP, applicable Law or SEC policy;

(v)

shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations, except in respect of any mergers, consolidations or business combinations among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement), or pursuant to existing contracts set forth in Clause 5.1(b)(v) of the Cooper Disclosure Schedule;

(vi)	shall not amend the Cooper Memorandum and Articles of Association, and shall not permit any of its Subsidiaries to adopt any material amendments to its Organisational Documents;

(vii)	shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in Cooper or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Cooper Option under any existing Cooper Share Plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Cooper Shares in respect of any exercise of Cooper Options or the vesting or settlement of Cooper Share Awards outstanding on the date hereof, (B) withholding of Cooper Shares to satisfy Tax obligations pertaining to the exercise of Cooper Options or the vesting or settlement of Cooper Share Awards or to satisfy the exercise price with respect to Cooper Options or to effectuate an optionee direction upon exercise, (C) issuances of Cooper Shares pursuant to Cooper’s dividend reinvestment plan and (D) transactions among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement);

(viii)

shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Cooper Shares tendered by holders of Cooper Options and Cooper Share Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto and (B) transactions among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement);

(ix)	shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement), (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of Cooper or any of its Subsidiaries, (C) guarantees by Cooper of indebtedness for borrowed money of Subsidiaries of Cooper or guarantees by Cooper’s Subsidiaries of indebtedness for borrowed money of Cooper or any Subsidiary of Cooper, which indebtedness is incurred in compliance with this Clause 5.1(b)(ix), (D) indebtedness for borrowed money incurred pursuant to agreements entered into by Cooper or its Subsidiaries in effect prior to the execution of this Agreement and set forth in Clause 5.1(b)(ix) of the Cooper Disclosure Schedule, (E) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments and (F) indebtedness for borrowed money not to exceed $50.0 million in aggregate principal amount outstanding at any time incurred by Cooper or any of its Subsidiaries other than in accordance with sub-clauses (A) - (D), inclusive; provided that nothing contained herein shall prohibit Cooper and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(x)	shall not, and shall not permit any of its Subsidiaries to, make any loans to any other person involving in excess of $5.0 million individually or $10.0 million in the aggregate, except (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement) for loans among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries;

(xi)	shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Cooper Permitted Liens), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to sub-clause (ix) hereof, (C) sales of inventory in the ordinary course of business, (D) for transactions involving less than $10.0 million individually and $50.0 million in the aggregate or (E) (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement) for transactions among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries;

(xii)	shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending against Cooper or any of its Subsidiaries (for the avoidance of doubt, not including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than (A) the compromise or settlement of claims, litigation, investigations or proceedings of the type described in Clause 5.1(b)(xii)(A) of the Cooper Disclosure Schedule (the “Clause 5.1(b)(xii)(A) Claims”), as set forth in Clause 5.1(b)(xii)(A) of the Cooper Disclosure Schedule and (B) in the case of any other such claims, litigations, investigations or proceedings that are not Clause 5.1(b)(xii)(A) Claims, any such compromise or settlement that (x) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, the applicable amounts set forth on Clause 5.1(b)(xii)(B) of the Cooper Disclosure Schedule and (y) does not impose any material injunctive relief on Cooper and its Subsidiaries, or otherwise as required by applicable Law or any judgment by a court of competent jurisdiction;

(xiii)	shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any method of Tax accounting, file any amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material amount of Tax refund;

(xiv)	shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure or expenditures, or commit to do so, in excess of the amounts set forth in Clause 5.1(b)(xiv) of the Cooper Disclosure Schedule;

(xv)	except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would, if entered into prior to the date hereof, be a Cooper Material Contract, or materially modify, materially amend or terminate any Cooper Material Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned, in each case as applicable, would reasonably be expected to impair in any material respect the ability of Cooper and its Subsidiaries, taken as a whole, to conduct their business as currently conducted;

(xvi)	shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Cooper and its wholly owned Subsidiaries or among Cooper’s wholly owned Subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have material tax consequences to Cooper or any of its Subsidiaries; and

(xvii)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

15.2	Conduct of Business by Eaton

(a)	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Eaton Disclosure Schedule, or with the prior written consent of Cooper (such consent not to be unreasonably withheld, conditioned or delayed), Eaton shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects; provided, however, that no action by Eaton or its Subsidiaries with respect to matters specifically addressed by any provision of Clause 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Clause 5.2(b).

(b)	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Eaton Disclosure Schedule, or with the prior written consent of Cooper (such consent not to be unreasonably withheld, conditioned or delayed), Eaton:

(i)	shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Eaton or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries in the ordinary course consistent with past practice and (B) that, subject to Clause 7.9, Eaton may continue to pay regular quarterly cash dividends on Eaton Shares of not more than $0.38 per share per quarter, consistent with past practice as to timing of declaration, record date and payment date;

(ii)	shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement) for any such transaction by a wholly owned Subsidiary of Eaton which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)	shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations that would reasonably be expected to make it more difficult to obtain any Clearance required to satisfy a Condition or that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement (including the Acquisition);

(iv)	shall not amend the Eaton Articles of Incorporation, the Eaton Regulations or the Holdco Memorandum and Articles of Association, and shall not permit any of the other Eaton Merger Parties to amend any of the Other Eaton Merger Party Organisational Documents, in each case in any manner that would adversely affect the consummation of the transactions contemplated by this Agreement, and shall not permit any of its Subsidiaries to adopt any material amendments to its Organisational Documents;

(v)

shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in Eaton or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Eaton Share Option under any existing Eaton Share Plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Eaton Shares in respect of any exercise of Eaton Share Options or the vesting or settlement of Eaton Share Awards outstanding on the date hereof or as may be granted after the date hereof in accordance with this Clause 5.2(b), (B) grants of Eaton Share Options and Eaton Share Awards in the ordinary course of business consistent with past practice, (C) withholding of Eaton Shares to satisfy Tax obligations pertaining to the exercise of Eaton Share Options or the vesting or settlement of Eaton Share Awards or to satisfy the exercise price with respect to Eaton Share Options or to effectuate an optionee direction upon exercise; (D) issuances of Eaton Shares pursuant to Eaton’s dividend reinvestment plan; (E) issuances, market sales or purchases, or distributions of Eaton Shares pursuant to the terms of the Eaton Savings Plan; and (F) transactions among Eaton and its wholly owned Subsidiaries or among Eaton’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement); and

(vi)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

15.3	Non-Solicitation

(a)

Subject to any actions which Cooper is required to take so as to comply with the requirements of the Takeover Rules, Cooper agrees that neither it nor any Subsidiary of Cooper shall, and that it shall use all reasonable endeavours to cause its and their respective Representatives and any person Acting in Concert with Cooper not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Cooper Alternative Proposal, (ii) participate in any discussions or negotiations regarding a Cooper Alternative Proposal with, or furnish any nonpublic information regarding a Cooper Alternative Proposal to, any person that has made or, to Cooper’s knowledge, is considering making a Cooper Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.3, or (iii) waive, terminate, modify or fail to use reasonable endeavours to enforce any provision of any “standstill” or similar obligation of any person with respect to Cooper or any of its Subsidiaries or, except as otherwise provided in this Agreement, amend or terminate the Cooper Rights Agreement or redeem the rights of Cooper Shareholders thereunder so as to facilitate the making of a Cooper Alternative Proposal (provided that Cooper shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this subclause (iii) if the Cooper Board determines in good faith (after consultation with

Cooper’s legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law). Cooper shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Cooper Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Cooper Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)	Notwithstanding the limitations set forth in Clause 5.3(a), if Cooper receives a bona fide written Cooper Alternative Proposal or enquiry or proposal from a person who is intending on making a Cooper Alternative Proposal and the Cooper Board determines in good faith (after consultation with Cooper’s financial advisors and legal counsel) that the failure to take the actions described in clauses (x) and (y) below would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and which Cooper Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a knowing or intentional breach of this Clause 5.3, Cooper may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Cooper Alternative Proposal (provided that all such information has previously been provided to Eaton or is provided to Eaton substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Cooper receives from the third party an executed confidentiality agreement on terms not less restrictive of such person, with respect to confidentiality, than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party (and such other persons) with respect to such Cooper Alternative Proposal. Cooper will promptly (and in any event within 48 hours of receipt) notify Eaton orally and in writing of the receipt of any Cooper Alternative Proposal or any communication or proposal that may reasonably be expected to lead to a Cooper Alternative Proposal and shall, in the case of any such notice to Eaton as to receipt of a Cooper Alternative Proposal, indicate the material terms and conditions of such Cooper Alternative Proposal (including any changes to such material terms and conditions) and the identity of the person making any such Cooper Alternative Proposal and thereafter shall promptly keep Eaton reasonably informed on a reasonably current basis of any material change to the terms and status of any such Cooper Alternative Proposal. Cooper shall provide to Eaton as soon as reasonably practicable after receipt or delivery thereof (and in any event within 48 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Cooper or any of its Subsidiaries and the person making a Cooper Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Cooper Alternative Proposal, including draft agreements or term sheets submitted in connection therewith. Cooper shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits Cooper from providing such information to Eaton.

(c)	Except as set forth in Clauses 5.3(d), (e) and (f) below, neither the Cooper Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Eaton), or propose publicly to withdraw (or modify in any manner adverse to Eaton), the Scheme Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Cooper Alternative Proposal (any action in this subclause (i) being referred to as a “Cooper Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Cooper Change of Recommendation and (y) for the avoidance of doubt, the provision by Cooper to Eaton of notice or information in connection with a Cooper Alternative Proposal or Cooper Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Cooper Change of Recommendation) or (ii) cause or allow Cooper or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Cooper Alternative Proposal, or requiring, or reasonably expected to cause, Cooper to abandon, terminate, delay or fail to consummate the Acquisition (other than as contemplated by Clause 5.3(i)(i) and other than a confidentiality agreement referred to in Clause 5.3(b)).

(d)	Nothing in this Agreement shall prohibit or restrict the Cooper Board, at any time prior to obtaining the Cooper Shareholder Approval, from making a Cooper Change of Recommendation if the Cooper Board has concluded in good faith (after consultation with Cooper’s outside legal counsel and financial advisors) (i) that a Cooper Alternative Proposal constitutes a Cooper Superior Proposal and (ii) that the failure to make a Cooper Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Cooper shall have provided prior written notice to Eaton, at least 24 hours in advance, of the Cooper Board’s intention to make such Cooper Change of Recommendation.

(e)	Nothing in this Agreement shall prohibit or restrict the Cooper Board, in response to an Intervening Event, from making a Cooper Change of Recommendation at any time prior to obtaining the Cooper Shareholder Approval if the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. Notwithstanding any Cooper Change of Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Cooper shall hold the Court Meeting and the EGM in accordance with Clause 3.1 for purposes of obtaining the approval of the Resolutions by the requisite majorities of Cooper Shareholders, and nothing contained herein shall be deemed to relieve Cooper of such obligation.

(f)

Nothing contained in this Agreement shall prohibit or restrict Cooper or the Cooper Board from (i) taking and disclosing to the Cooper Shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Cooper

Shareholders if, in the good faith judgment of the Cooper Board (after consultation with Cooper’s outside legal advisors), failure to so disclose and/or take would be reasonably likely to give rise to a violation of applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Cooper Board with respect to this Agreement or a Cooper Alternative Proposal shall be deemed to be a Cooper Change of Recommendation unless Cooper in connection with such disclosure publicly states that the Cooper Board expressly rejects the applicable Cooper Alternative Proposal, expressly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Cooper Board, without disclosing any Change in Recommendation.

(g)	As used in this Agreement, “Cooper Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Eaton or any of its Associates or any person Acting in Concert with Eaton pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Cooper by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Cooper and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Cooper’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Cooper Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Cooper as a result of which the holders of Cooper Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, other than in each case a transaction of the type described in Clause 5.3(g) of the Cooper Disclosure Schedule.

(h)	As used in this Agreement “Cooper Superior Proposal” shall mean a written bona fide Cooper Alternative Proposal made by any person that the Cooper Board determines in good faith (after consultation with Cooper’s financial advisors and legal counsel) is more favourable to the Cooper Shareholders than the transactions contemplated by this Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Cooper Board considers to be appropriate (it being understood that, for purposes of the definition of “Cooper Superior Proposal”, references to “25%” and “75%” in the definition of Cooper Alternative Proposal shall be deemed to refer to “50%”).

(i)	The Parties agree that:

(i)

Cooper may terminate this Agreement, at any time prior to obtaining the Cooper Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Cooper Superior Proposal, provided that (x) promptly upon the Cooper Board’s determination that a Cooper Superior Proposal exists (and in any event, within twenty-four (24) hours of such determination) Cooper has provided a written notice to Eaton (a “Superior Proposal Notice”) advising Eaton that Cooper has received a Cooper Alternative Proposal and specifying the information with respect thereto required by Clause 5.3(b) and including written notice of the determination of the Cooper Board that the Cooper Alternative Proposal constitutes a Cooper Superior Proposal, (y) Cooper has provided Eaton with an opportunity, for a period of 72 hours from the time of delivery to Eaton of the Superior Proposal Notice (as may be extended pursuant to the proviso below, the “Notice Period”), to propose to amend (the “Right to Match”) the terms and conditions of this Agreement and the Acquisition, including an increase in, or modification of, the Scheme Consideration (any such proposed transaction, a “Revised Acquisition”), such that the Cooper Superior Proposal no longer constitutes a Cooper Superior Proposal (provided, that if Eaton delivers to Cooper, within 48 hours of the time of delivery to Eaton of the Superior Proposal Notice, a written notice (a “Financing Extension Notice”) stating that Eaton intends to propose such a Revised Acquisition and that Eaton intends to seek an increase of the amount of the Financing due to an increase in the Cash Consideration, the end of the Notice Period shall be extended until 11:59 p.m. Eastern time on the fourth Business Day after the date such Financing Extension Notice is timely delivered), and (z) at the end of such Notice Period, the Cooper Board has determined that the Cooper Superior Proposal continues to be a Cooper Superior Proposal notwithstanding the Revised Acquisition and taking into account all amendments and proposed changes made thereto during the Notice Period. In the event that during the Notice Period any material revision is made to the financial terms of the Cooper Superior Proposal, Cooper shall be required, on one instance only, to deliver a new Superior Proposal Notice to Eaton and to comply with the requirements of this Clause 5.3(i)(i) with respect to such new Superior Proposal Notice, except that the Notice Period (A) shall be the greater of 24 hours and the amount of time remaining in the initial Notice Period and (B) shall not be subject to extension pursuant to a Financing Extension Notice if Eaton has previously delivered a Financing Extension Notice; and

(ii)	in the event that a competitive situation arises pursuant to Rule 31.4 of the Takeover Rules in relation to Eaton and a third party or parties, Cooper shall use reasonable endeavours to obtain permission from the Panel to provide that the auction procedure determined by the Panel shall give effect to and be consistent with Eaton’s rights and the obligations of Cooper and the Cooper Board pursuant to this Clause 5.3(i), and Cooper shall, to the extent reasonably practicable, keep Eaton reasonably informed of any discussions with the Panel in respect of the determination of such auction procedure.

15.4	Eaton Change of Recommendation

Subject to the next sentence, neither the Eaton Board nor any committee thereof shall (i) withdraw (or modify in any manner adverse to Cooper), or propose publicly to withdraw (or modify in any manner adverse to Cooper), the Eaton Recommendation (any such action being referred to as an “Eaton Change of Recommendation”) (it being agreed that no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute an Eaton Change of Recommendation). Nothing in this Agreement shall prohibit or restrict the Eaton Board, in response to an Intervening Event, from making an Eaton Change of Recommendation at any time prior to obtaining the Eaton Shareholder Approval if the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. Notwithstanding any Eaton Change of Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Eaton shall hold the Eaton Shareholders Meeting in accordance with Clause 3.7 for purposes of obtaining the Eaton Shareholder Approval, and nothing contained herein shall be deemed to relieve Eaton of such obligation.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Cooper Representations and Warranties

Except as disclosed in the Cooper SEC Documents filed or furnished with the SEC since January 1, 2010 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by Cooper to Eaton immediately prior to the execution of this Agreement (the “Cooper Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Cooper Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Cooper represents and warrants to Eaton as follows:

(a)	Qualification, Organisation, Subsidiaries, etc. Each of Cooper and its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect. Cooper has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Memorandum and Articles of Association of Cooper (the “Cooper Memorandum and Articles of Association”) as amended to the date hereof. The Cooper Memorandum and Articles of Association are in full force and effect and Cooper is not in violation of the Cooper Memorandum and Articles of Association.

(i)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Cooper have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Cooper free and clear of all Liens, other than Cooper Permitted Liens.

(ii)	Tools Joint Venture. Cooper Industries, LLC, a wholly owned Subsidiary of Cooper, owns a 50% membership interest in Apex Tool Group, LLC (the “Tools JV”). The equity interests of Tools JV owned by Cooper Industries, LLC are owned free and clear of all Liens, other than Cooper Permitted Liens and have not been issued in violation of any preemptive or similar rights. All of the issued and outstanding membership interests in Tools JV owned by Cooper Industries, LLC have been duly authorized and are validly issued, fully paid and nonassessable.

(b)	Capital.

(i)	The authorised capital of Cooper consists of 40,000 ordinary shares, par value €1.00 per share (“Cooper Euro-Denominated Shares”), 750,000,000 Cooper Shares and 10,000,000 preferred shares, par value $0.01 per share (“Cooper Preferred Shares”). As of May 15, 2012 (the “Capitalisation Date”), (A) (i) 159,166,699 Cooper Shares (together with the preferred share purchase rights granted pursuant to the Cooper Rights Agreement) were issued and outstanding and (ii) no Cooper Euro-Denominated Shares were issued or outstanding, (B) (i) 14,325,562 Cooper Shares were held in treasury and (ii) no Cooper Shares were held by Subsidiaries of Cooper, (C) 19,011,085 Cooper Shares were reserved for issuance pursuant to the Cooper Share Plans and (D) no Cooper Preferred Shares were issued or outstanding. All the outstanding Cooper Shares are, and all Cooper Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)

Except as set forth in sub-clause (i) above, as of the date hereof: (A) Cooper does not have any shares of capital in issue or outstanding other than Cooper Shares that have become outstanding after the Capitalisation Date, but were reserved for issuance as set forth in sub-clause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which Cooper or any of Cooper’s Subsidiaries is a party obligating Cooper or any of Cooper’s Subsidiaries to (I) issue, transfer or sell any shares in the capital or other equity interests of Cooper or any Subsidiary of Cooper or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Cooper or a wholly owned

Subsidiary of Cooper); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares in its capital or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(iii)	Neither Cooper nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Cooper Shareholders on any matter.

(iv)	There are no voting trusts or other agreements or understandings to which Cooper or any of its Subsidiaries is a party with respect to the voting of the shares in the capital or other equity interest of Cooper or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)

Cooper has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Cooper Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Cooper Distributable Reserves Resolution by the Cooper Shareholders and the Eaton Distributable Reserves Resolution by the Eaton Shareholders, to the adoption by the shareholders of Holdco of the resolution contemplated by Clause 7.10(c)(i) and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Cooper Board and, except for (A) the Cooper Shareholder Approval and (B) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Cooper are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Cooper Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Cooper and the Cooper Shareholders and has adopted a resolution to make, subject to Clause 5.3 and to the obligations of the Cooper Board under the Takeover Rules, the Scheme Recommendation. This Agreement has been duly and validly executed and delivered by Cooper and, assuming this Agreement constitutes the valid and binding agreement of the Eaton Parties, constitutes the valid and binding agreement of Cooper, enforceable against Cooper in accordance with its terms.

(ii)	Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements under the EC Merger Regulation, (G) any applicable requirements of other Antitrust Laws, (H) any applicable requirements of the NYSE and (I) the Clearances set forth on Clause 6.1(c)(ii) of the Cooper Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Cooper of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Eaton or its Affiliates or Laws or contracts binding on Eaton or its Affiliates.

(iii)

The execution and delivery by Cooper of this Agreement and the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.1(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Cooper or any of Cooper’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, rights or assets of Cooper or any of Cooper’s Subsidiaries, other than Cooper Permitted Liens, (B) conflict with or result in any violation of any provision of the Organisational Documents of Cooper or any of Cooper’s Subsidiaries or (C) conflict with or violate any Laws applicable to Cooper or any of Cooper’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, and (II) as may arise as a result of facts or circumstances relating to Eaton or its Affiliates or Laws or contracts binding on Eaton or its Affiliates.

(d)	Reports and Financial Statements.

(i)	From December 31, 2009 through the date of this Agreement, Cooper has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Cooper SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Cooper SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Cooper SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)	The consolidated financial statements (including all related notes and schedules) of Cooper included in the Cooper SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Cooper and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)

Internal Controls and Procedures. Cooper has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Cooper’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Cooper in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Cooper’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(f)	No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Cooper’s consolidated balance sheet (or the notes thereto) as of March 31, 2012 included in the Cooper SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2012, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Cooper nor any Subsidiary of Cooper has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Cooper and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Cooper Material Adverse Effect.

(g)	Compliance with Law; Permits.

(i)	Cooper and each of Cooper’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Cooper, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(ii)	Cooper and Cooper’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Cooper and Cooper’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Cooper Permits”), except where the failure to have any of the Cooper Permits would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. All Cooper Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(iii)	Notwithstanding anything contained in this Clause 6.1(g), no representation or warranty shall be deemed to be made in this Clause 6.1(g) in respect of the matters referenced in Clause 6.1(d) or 6.1(e), or in respect of environmental, Tax, employee benefits or labour Laws matters.

(h)

Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect: (i) Cooper and its Subsidiaries are in compliance with all, and have not since December 31, 2009 violated any, applicable Environmental Laws; (ii) to the knowledge of Cooper, no property currently or formerly owned, leased or operated by Cooper or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, in any case by or affecting Cooper or any of its Subsidiaries; (iii) neither Cooper nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Cooper or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (iv) neither Cooper nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or (C) noise, odour, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defence and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and including any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mould, mould spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Relevant Authority or those which a Relevant Authority or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions.

(i)	Employee Benefit Plans.

(i)	Except as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect, (A) each of the Cooper Benefit Plans has been operated and administered in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Cooper Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Cooper Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Cooper or its Subsidiaries beyond their retirement or other termination of service, other than (I) coverage mandated by applicable Law or (II) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (D) no liability under Title IV of ERISA has been incurred by Cooper, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Cooper, its Subsidiaries or any of their ERISA Affiliates of incurring a liability thereunder; (E) no Cooper Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (F) all contributions or other amounts payable by Cooper or its Subsidiaries as of the Effective Time pursuant to each Cooper Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; (G) neither Cooper nor any of its Subsidiaries has engaged in a transaction in connection with which Cooper or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Cooper Benefit Plans or any trusts related thereto.

(ii)	Except as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect, each of the Cooper Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Eaton.

(iii)	Except as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Cooper Group under any Cooper Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Cooper Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv)	Since December 31, 2011, no Cooper Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) in a manner that would be material to the Cooper Group.

(v)	Section 6.1(i)(v) of the Cooper Disclosure Schedule sets forth (A) with respect to each Cooper Share Plan (I) the aggregate number of Cooper Shares that are subject to Cooper Options, (II) the aggregate number of Cooper Shares that are subject to performance-based Cooper Share Awards, assuming target performance and assuming maximum performance and the aggregate amount of any corresponding dividend equivalents and (III) the aggregate number of Cooper Shares that are subject to Cooper Share Awards that do not include performance-based vesting criteria and the aggregate amount of any corresponding dividend equivalents (such schedule, the “Cooper Equity Schedule”), in each case as of May 15, 2012 (B) each Management Continuity Agreement (each, an “MCA”) entered into between Cooper and an employee of the Cooper Group in existence as of the date hereof. Cooper shall provide Eaton with an updated Cooper Equity Schedule within three (3) business days prior to Closing to reflect any changes occurring between May 15, 2012 and the applicable date of delivery.

(j)	Absence of Certain Changes or Events. From December 31, 2011 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of Cooper and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business. Since December 31, 2011, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. From March 29, 2012 through the date of this Agreement, neither Cooper nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.1(b)(xvi) had such action been taken after the execution of this Agreement.

(k)	Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Cooper, threatened) by any Relevant Authority with respect to Cooper or any of Cooper’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Cooper, threatened) against Cooper or any of Cooper’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(l)	Information Supplied. The information relating to Cooper and its Subsidiaries to be contained in the Joint Proxy Statement and the Form S-4 will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first posted to Cooper Shareholders and at the time the Form S-4 is declared effective or at the time of the Court Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the Eaton Shareholder Meeting) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document for which the Cooper Directors are responsible under the Takeover Rules and any related filings for which the Cooper Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.1(l), no representation or warranty is made by Cooper with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Cooper.

(m)	Rights Plan. The Cooper Board has resolved to take, and as promptly as practicable after the execution of this Agreement Cooper will have taken, all action necessary to render the rights issued pursuant to the terms of the Second Amended and Restated Rights Agreement, dated as of September 8, 2009, between Cooper, Cooper Bermuda and Computershare Trust Company, N.A., as Rights Agent, as amended (the “Cooper Rights Agreement”), inapplicable to the Scheme, this Agreement and the transactions contemplated hereby.

(n)	Tax Matters.

(i)	Except as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect:

(A)	all Tax Returns that are required to be filed by or with respect to Cooper or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete;

(B)	Cooper and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party, except with respect to matters for which adequate reserves have been established in accordance with US GAAP in the most recent Cooper annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statement;

(C)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Cooper or any of its Subsidiaries;

(D)	the Tax Returns of Cooper and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including 2010, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Cooper annual financial statement;

(E)	neither Cooper nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(F)	all Taxes due and payable by Cooper or any of its Subsidiaries have been adequately provided for, in accordance with US GAAP, in the financial statements of Cooper and its Subsidiaries for all periods ending on or before the date hereof;

(G)	neither Cooper nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(H)	none of Cooper or any of its Subsidiaries has any liability for Taxes of any Person (other than Cooper or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by contract or otherwise;

(I)	there are no liens for Taxes upon any property or assets of Cooper or any of its Subsidiaries, except for Cooper Permitted Liens; and

(J)	no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Cooper or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(ii)	As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means all U.S. federal, state, local and non-U.S. income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, unclaimed property, escheat, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax Authority relating to Taxes, (C) the term “Tax Authority” means any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to Taxes (including the Internal Revenue Service (the “IRS”) and the Revenue Commissioner) and any similar state, local, or non-U.S. revenue agency), and (D) the term “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(o)	Labour Matters.

(i)	As of the date hereof, no member of the Cooper Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Cooper Group is subject to a labour dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Cooper Material Adverse Effect. To the knowledge of Cooper, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Cooper Group, except for those the formation of which would not have, individually or in the aggregate, a Cooper Material Adverse Effect.

(ii)	Except as set forth in Section 6.1(o)(ii) of the Cooper Disclosure Schedule, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Cooper Group, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(p)	Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, either Cooper or a Subsidiary of Cooper owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Cooper, threatened claims by any person alleging infringement by Cooper or its Subsidiaries for their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations therefor (collectively, the “Intellectual Property”) in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, to the knowledge of Cooper, the conduct of the businesses of Cooper and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any person. As of the date hereof, neither Cooper nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(q)	Real Property.

(i)

With respect to the real property owned by Cooper or any Subsidiary as of the date hereof (such property collectively, the “Cooper Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, either Cooper or a Subsidiary of Cooper has good and valid title to such Cooper Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Cooper or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Cooper or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub-clauses (A) through (E), a “Cooper Permitted Lien”). As of the date hereof, neither Cooper nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Cooper there is no threatened, condemnation proceeding with respect to any Cooper Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, (A) each material lease, sublease and other agreement under which Cooper or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Cooper and its Subsidiaries are conducted as of the date hereof (the “Cooper Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Cooper or, if applicable, its Subsidiary or, to the knowledge of Cooper, the landlord thereunder exists with respect to any Cooper Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, Cooper and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Cooper Leased Real Property, free and clear of all Liens, except for Cooper Permitted Liens. As of the date hereof, neither Cooper nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Cooper, there is no threatened, condemnation proceeding with respect to any Cooper Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(r)	Opinion of Financial Advisor. The Cooper Board has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Scheme Consideration is fair to the Cooper Shareholders from a financial point of view.

(s)	Required Vote of Cooper Shareholders. The Cooper Shareholder Approval is the only vote of holders of securities of Cooper which is required to consummate the transactions contemplated hereby (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Cooper Distributable Reserves Resolution by the Cooper Shareholders).

(t)	Material Contracts.

(i)	Except for this Agreement or any contracts filed as exhibits to the Cooper SEC Documents, as of the date hereof, neither Cooper nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Clause 6.1(t)(i), other than Cooper Benefit Plans, being referred to herein as “Cooper Material Contracts”).

(ii)	Neither Cooper nor any Subsidiary of Cooper is in breach of or default under the terms of any Cooper Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. To the knowledge of Cooper, as of the date hereof, no other party to any Cooper Material Contract is in breach of or default under the terms of any Cooper Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, each Cooper Material Contract is a valid and binding obligation of Cooper or the Subsidiary of Cooper which is party thereto and, to the knowledge of Cooper, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(u)	Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect, as of the date hereof, (i) all current, material insurance policies and contracts of Cooper and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Cooper nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Cooper Material Adverse Effect.

(v)	Finders or Brokers. Except for Goldman, Sachs & Co., neither Cooper nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

(w)	No Other Representations. Except for the representations and warranties contained in this Clause 6.1 or in any certificates delivered by Cooper in connection with the Completion pursuant to Condition 4(c), Eaton acknowledges that neither Cooper nor any Representative of Cooper makes any other express or implied representation or warranty with respect to Cooper or any of its Subsidiaries or with respect to any other information provided or made available to Eaton in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Eaton or to Eaton’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

16.2	Eaton Representations and Warranties

Except as disclosed in the Eaton SEC Documents filed or furnished with the SEC since January 1, 2010 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by Eaton to Cooper immediately prior to the execution of this Agreement (the “Eaton Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Eaton Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Eaton and Holdco jointly and severally represent and warrant to Cooper as follows:

(a)	Qualification, Organisation, Subsidiaries, etc. Each of Eaton and its Subsidiaries and each of the Eaton Merger Parties is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect. Eaton has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Amended and Restated Articles of Incorporation of Eaton (the “Eaton Articles of Incorporation”) and the Amended Regulations of Eaton (the “Eaton Regulations”) as amended to the date hereof. The Eaton Articles of Incorporation and the Eaton Regulations are in full force and effect and Eaton is not in violation of the Eaton Articles of Incorporation or the Eaton Regulations.

(i)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Eaton have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Eaton free and clear of all Liens, other than Eaton Permitted Liens.

(ii)	Eaton Merger Parties.

(A)	Since their respective dates of formation, none of the Eaton Merger Parties have carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations hereunder and thereunder and matters ancillary thereto.

(B)	The authorised share capital of Holdco consists of 750,000,000 ordinary shares, par value $0.01 per share, and 40,000 deferred ordinary shares, par value €1.00 per share, of which 100 ordinary shares, par value $0.01 per share, are currently issued. All of the issued shares in Holdco have been validly issued, are fully paid and nonassessable and are owned directly by Matsack Nominees Limited (95 shares) and Matsack Trust Limited, Matsack UK Limited, Matsack Nominees UK Limited, George Brady and Pat English (1 share each), free and clear of any Lien. The authorised share capital of IrSub consists of 100,000,000 ordinary shares, par value $0.01 per share, of which 100 ordinary shares are currently issued. All of the issued shares in IrSub have been validly issued, are fully paid and nonassessable and are owned directly by Holdco free and clear of any Lien. The authorised share capital of EHC consists of 900 ordinary shares, par value €100.00 per share, of which 180 ordinary shares are currently issued. All of the issued shares in EHC have been validly issued, are fully paid and nonassessable and are owned directly by IrSub free and clear of any Lien. The authorised capital stock of MergerSub consists of 10,000 common shares, with no par value, of which 1,000 common shares are currently issued. All of the issued shares in MergerSub have been validly issued, are fully paid and nonassessable and are owned directly by EHC free and clear of any Lien. All of the Share Consideration, when issued pursuant to the Acquisition and the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorised, validly issued, fully paid and non-assessable and free of all Liens and pre-emptive rights.

(C)	Eaton has made available to Cooper, prior to the date of this Agreement, complete and accurate copies of the Memorandum and Articles of Association of Holdco (the “Holdco Memorandum and Articles of Association”) and the Organisational Documents of each of the other Eaton Merger Parties (the “Other Eaton Merger Party Organisational Documents”) as amended to the date hereof. The Eaton Articles of Incorporation, the Eaton Regulations the Holdco Memorandum and Articles of Association and the Other Eaton Merger Party Organisational Documents are in full force and effect, Holdco is not in violation of the Holdco Memorandum and Articles of Association and the other Eaton Merger Parties are not in violation of the Other Eaton Merger Party Organisational Documents.

(b)	Capital Stock.

(i)	The authorised capital stock of Eaton consists of 500,000,000 Eaton Shares and 14,106,394 serial preferred shares (“Eaton Preferred Shares”). As of the Capitalisation Date, (A) 337,692,106 Eaton Shares were issued and outstanding, (B) 45,014,018 Eaton Shares were held in treasury, (C) 21,000,000 Eaton Shares were reserved for issuance pursuant to the Eaton Share Plans and (D) no Eaton Preferred Shares were issued or outstanding. All the outstanding Eaton Shares are, and all Eaton Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)	Except as set forth in sub-clause (i) above, as of the date hereof: (A) Eaton does not have any shares of capital stock issued or outstanding other than Eaton Shares that have become outstanding after the Capitalisation Date, but were reserved for issuance as set forth in sub-clause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Eaton or any of Eaton’s Subsidiaries is a party obligating Eaton or any of Eaton’s Subsidiaries to (I) issue, transfer or sell any shares of capital stock or other equity interests of Eaton or any Subsidiary of Eaton or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Eaton or a wholly owned Subsidiary of Eaton); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(iii)	Neither Eaton nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Eaton Shareholders on any matter.

(iv)	There are no voting trusts or other agreements or understandings to which Eaton or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Eaton or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)	Eaton and each Eaton Merger Party has all requisite corporate power and authority to enter into this Agreement and, with respect to Eaton, the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Eaton Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Cooper Distributable Reserves Resolution by the Cooper Shareholders and the Eaton Distributable Reserves Resolution by the Eaton Shareholders and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition and the Merger, as applicable. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Eaton Board and (in the case of this Agreement) the board of directors of each Eaton Merger Party and, except for (A) the Eaton Shareholder Approval, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and (C) the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Eaton or any Eaton Merger Party are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Eaton Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Eaton and the Eaton Shareholders and has adopted a resolution to make the Eaton Recommendation. This Agreement has been duly and validly executed and delivered by Eaton and each Eaton Merger Party and, assuming this Agreement constitutes the valid and binding agreement of Cooper, constitutes the valid and binding agreement of Eaton and each Eaton Merger Party, enforceable against Eaton and each Eaton Merger Party in accordance with its terms.

(ii)

Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements under the EC Merger Regulation, (G) any applicable requirements of other Antitrust Laws, (H) the requirement to file a certificate of merger with the Secretary of State of the State of Ohio, (I) any applicable requirements of the NYSE or the Chicago Stock Exchange and (J) the Clearances set forth on Clause 6.2(c)(ii) of the Eaton Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Eaton and each Eaton Merger Party of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Cooper or its Affiliates or Laws or contracts binding on Cooper or its Affiliates.

(iii)	The execution and delivery by Eaton and each Eaton Merger Party of this Agreement and (in the case of Eaton) the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.2(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Eaton or any of Eaton’s Subsidiaries or result in the creation of any Liens upon any of the properties, rights or assets of Eaton or any of Eaton’s Subsidiaries, other than Eaton Permitted Liens, (B) conflict with or result in any violation of any provision of the Organisational Documents of Eaton or any of Eaton’s Subsidiaries or the Eaton Merger Parties or (C) conflict with or violate any Laws applicable to Eaton or any of Eaton’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries or Eaton Merger Parties) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect and (II) as may arise as a result of facts or circumstances relating to Cooper or its Affiliates or Laws or contracts binding on Cooper or its Affiliates.

(d)	Reports and Financial Statements.

(i)

From December 31, 2009 through the date of this Agreement, Eaton has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Eaton SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Eaton SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Eaton SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)	The consolidated financial statements (including all related notes and schedules) of Eaton included in the Eaton SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Eaton and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)	Internal Controls and Procedures. Eaton has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Eaton’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Eaton in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Eaton’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)	No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Eaton’s consolidated balance sheet (or the notes thereto) as of March 31, 2012 included in the Eaton SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2012, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Eaton nor any Subsidiary of Eaton has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Eaton and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have an Eaton Material Adverse Effect.

(g)	Compliance with Law; Permits.

(i)	Eaton and each of Eaton’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Eaton, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(ii)	Eaton and Eaton’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Eaton and Eaton’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Eaton Permits”), except where the failure to have any of the Eaton Permits would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect. All Eaton Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(iii)	Notwithstanding anything contained in this Clause 6.2(g), no representation or warranty shall be deemed to be made in this Clause 6.2(g) in respect of the matters referenced in Clause 6.2(d) or 6.2(e), or in respect of environmental, Tax, employee benefits or labour Laws matters.

(h)	Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect: (i) Eaton and its Subsidiaries are in compliance with all, and have not since December 31, 2009 violated any, applicable Environmental Laws; (ii) to the knowledge of Eaton, no property currently or formerly owned, leased or operated by Eaton or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, in any case by or affecting Eaton or any of its Subsidiaries; (iii) neither Eaton nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Eaton or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (iv) neither Eaton nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance.

(i)	Employee Benefit Plans.

(i)	Except as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect, (A) each of the Eaton Benefit Plans has been operated and administered in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Eaton Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Eaton Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Eaton or its Subsidiaries beyond their retirement or other termination of service, other than (I) coverage mandated by applicable Law or (II) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (D) no liability under Title IV of ERISA has been incurred by Eaton, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Eaton, its Subsidiaries or any of their ERISA Affiliates of incurring a liability thereunder; (E) no Eaton Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (F) all contributions or other amounts payable by Eaton or its Subsidiaries as of the Effective Time pursuant to each Eaton Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; (G) neither Eaton nor any of its Subsidiaries has engaged in a transaction in connection with which Eaton or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Eaton Benefit Plans or any trusts related thereto.

(ii)	Except as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect, each of the Eaton Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code (A) is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Cooper.

(iii)	Except as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Eaton Group under any Eaton Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Eaton Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv)	Since December 31, 2011, no Eaton Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) in a manner that would be material to the Eaton Group.

(j)	Absence of Certain Changes or Events. From December 31, 2011 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of Eaton and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business. Since December 31, 2011, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(k)	Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Eaton, threatened) by any Relevant Authority with respect to Eaton or any of Eaton’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Eaton, threatened) against Eaton or any of Eaton’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(l)

Information Supplied. The information relating to Eaton, its Subsidiaries and the Eaton Merger Parties to be contained in the Joint Proxy Statement and the Form S-4 will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to Eaton Shareholders and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Eaton Shareholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and the Form S-4

(other than the portions thereof relating solely to the Court Meeting or the EGM) will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document for which the Eaton Directors are responsible under the Takeover Rules and any related filings for which the Eaton Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.2(l), no representation or warranty is made by Eaton with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Eaton.

(m)	Tax Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect:

(i)	all Tax Returns that are required to be filed by or with respect to Eaton or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete;

(ii)	Eaton and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party, except with respect to matters for which adequate reserves have been established in accordance with US GAAP in the most recent Eaton annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statement;

(iii)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Eaton or any of its Subsidiaries;

(iv)	the Tax Returns of Eaton and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including 2006, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Eaton annual financial statement;

(v)	neither Eaton nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(vi)	all Taxes due and payable by Eaton or any of its Subsidiaries have been adequately provided for, in accordance with US GAAP, in the financial statements of Eaton and its Subsidiaries for all periods ending on or before the date hereof;

(vii)	neither Eaton nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(viii)	none of Eaton or any of its Subsidiaries has any liability for Taxes of any Person (other than Eaton or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by contract or otherwise;

(ix)	there are no liens for Taxes upon any property or assets of Eaton or any of its Subsidiaries, except for Eaton Permitted Liens; and

(x)	no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Eaton or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(n)	Labour Matters.

(i)	As of the date hereof, no member of the Eaton Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Eaton Group is subject to a labour dispute, strike or work stoppage except as would not have, individually or in the aggregate, an Eaton Material Adverse Effect. To the knowledge of Eaton, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Eaton Group, except for those the formation of which would not have, individually or in the aggregate, an Eaton Material Adverse Effect.

(ii)	Except as set forth in Section 6.2(n)(ii) of the Eaton Disclosure Schedule, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Eaton Group, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(o)	Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, either Eaton or a Subsidiary of Eaton owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Eaton, threatened claims by any person alleging infringement by Eaton or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, to the knowledge of Eaton, the conduct of the businesses of Eaton and its Subsidiaries does not infringe upon any intellectual property rights or any other proprietary right of any person. As of the date hereof, neither Eaton nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(p)	Real Property.

(i)	With respect to the real property owned by Eaton or any Subsidiary as of the date hereof (such property collectively, the “Eaton Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, either Eaton or a Subsidiary of Eaton has good and valid title to such Eaton Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Eaton or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Eaton or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub-clauses (A) through (E), a “Eaton Permitted Lien”). As of the date hereof, neither Eaton nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Eaton there is no threatened, condemnation proceeding with respect to any Eaton Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, (A) each material lease, sublease and other agreement under which Eaton or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Eaton and its Subsidiaries are conducted as of the date hereof (the “Eaton Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Eaton or, if applicable, its Subsidiary or, to the knowledge of Eaton, the landlord thereunder exists with respect to any Eaton Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, Eaton and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Eaton Leased Real Property, free and clear of all Liens, except for Eaton Permitted Liens. As of the date hereof, neither Eaton nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Eaton, there is no threatened, condemnation proceeding with respect to any Eaton Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(q)	Opinion of Financial Advisor. The Eaton Board has received the opinion of each of Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the Eaton Shareholders pursuant to the Merger is fair to the Eaton Shareholders from a financial point of view.

(r)	Required Vote of Eaton Shareholders. The Eaton Shareholder Approval is the only vote of holders of securities of Eaton which is required to consummate the transactions contemplated hereby (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Eaton Distributable Reserves Resolution by the Eaton Shareholders).

(s)	Material Contracts.

(i)	Except for this Agreement or any contracts filed as exhibits to the Eaton SEC Documents, as of the date hereof, neither Eaton nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Clause 6.2(s)(i), other than Eaton Benefit Plans, being referred to herein as “Eaton Material Contracts”).

(ii)	Neither Eaton nor any Subsidiary of Eaton is in breach of or default under the terms of any Eaton Material Contract where such breach or default would reasonably be expected to have,

individually or in the aggregate, an Eaton Material Adverse Effect. To the knowledge of Eaton, as of the date hereof, no other party to any Eaton Material Contract is in breach of or default under the terms of any Eaton Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, each Eaton Material Contract is a valid and binding obligation of Eaton or the Subsidiary of Eaton which is party thereto and, to the knowledge of Eaton, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(t)	Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect, as of the date hereof, (i) all current, material insurance policies and contracts of Eaton and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Eaton nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, an Eaton Material Adverse Effect.

(u)	Finders or Brokers. Except for Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., neither Eaton nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition or the Merger.

(v)	Financing. At the date of the Effective Time, Holdco will have sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable Holdco to pay the aggregate Cash Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated under this Agreement, including those payments required under the Cooper Equity Award Holder Proposal.

(w)

No Other Representations. Except for the representations and warranties contained in this Clause 6.2 or in any certificates delivered by Eaton in connection with the Completion pursuant to Condition 5(c), Cooper acknowledges that neither Eaton nor any Representative of Eaton makes any other express or implied representation or warranty with respect to Eaton or with respect to any other information provided or made available to Cooper in connection with the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to Cooper or to Cooper’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

17.	ADDITIONAL AGREEMENTS

17.1	Investigation

(a)	Each of Cooper and Eaton shall afford the other Party and such other Party’s Representatives reasonable access during normal business hours, throughout the period from the release of the Rule 2.5 Announcement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, to its and its Subsidiaries’ properties, employees, contracts, commitments, books and records, financial and operating data, any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws for purposes of integration planning. Notwithstanding the foregoing, neither Cooper nor Eaton shall be required to afford such access if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a violation of any agreement to which such Party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such Party or any of its Subsidiaries or would constitute a violation of any applicable Law (provided that the withholding Party shall use its reasonable endeavours to cause such information to be provided in a manner that would not result in such violation or loss of privilege). If any material is withheld by a Party pursuant to the preceding sentence, such Party shall (subject to the preceding sentence) inform the other Party as to the general nature of what is being withheld.

(b)	The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

17.2	Consents and Regulatory Approvals

(a)	The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

(b)	Subject to the terms and conditions hereof, the Parties each agree to use all reasonable endeavours to achieve satisfaction of the Conditions as promptly as reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

(c)	Subject to the terms and conditions hereof, Cooper, Eaton and each Eaton Merger Party shall use all reasonable endeavours to:

(i)	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including the Acquisition) as promptly as practicable;

(ii)	as promptly as reasonably practicable, obtain from, make with or provide to any Relevant Authority any Clearances required to be obtained, made or provided by Cooper or Eaton or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition);

(iii)	as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the transactions contemplated by this Agreement (including the Acquisition), including (A) under the HSR Act (it being agreed that the Parties shall make their respective filings under the HSR Act no later than 15 Business Days after the date hereof), (B) under the EC Merger Regulation, (C) under any other Antitrust Laws or foreign investment Laws, (D) under the Takeover Rules and the Act or (E) as required by the High Court; and

(iv)	as promptly as reasonably practicable, take reasonable actions to obtain from, make with or provide to any third party any Clearances required to be obtained, made or provided by Cooper or Eaton or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Cooper or Eaton or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party for any Clearance required in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition) under any contract or agreement.

(d)

Subject to the terms and conditions hereof, including Clause 7.2(h), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use all reasonable endeavours to (i) obtain any Clearances required in connection with the consummation of the transactions contemplated hereby (including the Acquisition) under the HSR Act, the EC Merger Regulation and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade (collectively, “Antitrust Laws”), and (ii) respond to any requests of any Relevant Authority for information or documentary material under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or the Merger or any other transactions contemplated by this Agreement under any Antitrust Law (an “Antitrust Order”), provided that, notwithstanding anything to the contrary contained in this Agreement, Eaton shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that Cooper is not constrained from complying with applicable Law). The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(e)	Subject to the proviso in Clause 7.2(d), Eaton and Cooper shall (i) promptly advise each other of (and Eaton or Cooper shall so advise with respect to communications received by any Subsidiary of Eaton or Cooper, as the case may be) any written or oral communication from any Relevant Authority or third party whose Clearance is required or reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition); (ii) not participate in any meeting or discussion with any Relevant Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Relevant Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Cooper or Eaton or their respective Affiliates, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Eaton shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Relevant Authority without considering in good faith the views of Cooper and Cooper shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Relevant Authority without the consent of Eaton, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.2(e), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law.

(f)	Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification and shall negotiate with any Relevant Authority in relation to any undertakings, orders, agreements or commitments which any such Relevant Authority requires to facilitate the Acquisition and the Merger.

(g)	In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the date that is one year after the date of this Agreement, the Parties shall use all reasonable endeavours to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date (but not beyond the date that is one year after the date of this Agreement). If (i) the High Court and/or the Panel require the lapsing of the Scheme prior to the date that is one year after the date of this Agreement, (ii) the Scheme lapses pursuant to Rule 12(b)(i) of the Takeover Rules, (iii) Condition 1 fails to be satisfied or (iv) the Scheme lapses pursuant to paragraph 7 of Annex I to the Rule 2.5 Announcement as a result of the Scheme failing to have become effective on or prior to the date that is one year after the date of this Agreement, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9) take all actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in sub-clause (i), (ii), (iii) or (iv) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

(h)

In furtherance and not in limitation of the other covenants contained in this Clause 7.2, Eaton and Cooper agree to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Relevant Authority may assert under any Antitrust Law with respect to the Acquisition or the Merger, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Relevant Authority with respect to the Acquisition or the Merger, in each case, so as to enable the Completion to occur as promptly as practicable and in any event no later than the End Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Eaton or Cooper (or any of their respective Subsidiaries) or any equity interest in any joint venture held by Eaton or Cooper (or any of their respective Subsidiaries), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Eaton or Cooper or their respective Subsidiaries and (z) otherwise taking or committing to take any action that would limit Eaton’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Eaton or Cooper (including any of their respective Subsidiaries) or any equity interest in any joint venture held by Eaton or Cooper (or any of their respective Subsidiaries), in each case as may be required in order to obtain all Clearances required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the Acquisition or the Merger under any Antitrust Law, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Acquisition or the Merger or delay Completion beyond the End Date. To assist Eaton in complying with its obligations set forth in this Clause 7.2, Cooper shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by Eaton to be entered into by any of them prior to the Completion with respect to any transaction to divest, hold separate or otherwise take any action that limits Cooper’s or its Subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of Cooper or any of its Subsidiaries or any equity interest in any joint venture held by Cooper or any of its Subsidiaries (each, a “Divestiture Action”);

provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Completion. Notwithstanding anything in this Agreement to the contrary, nothing in this Clause 7.2 shall require, or be deemed to require, Eaton or Cooper (or any of their respective Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries) or, following consummation of the Acquisition and the Merger, Holdco’s, business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations or financial condition of Holdco (following consummation of the Acquisition and the Merger).

17.3	Directors’ and Officers’ Indemnification and Insurance

(a)	Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Cooper or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Cooper or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Cooper and its Subsidiaries or in any agreement to which Cooper or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of Cooper or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(a) in respect thereof shall continue until disposition thereof. From and after the Effective Time, Holdco shall assume, be jointly and severally liable for, and honour and guaranty, and shall cause Cooper and its Subsidiaries to honour, in accordance with their respective terms, each of the covenants contained in this Clause 7.3 without limit as to time.

(b)

Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Eaton or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Eaton or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Eaton and its Subsidiaries or in any agreement to which Eaton or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Merger Effective Time were directors, officers or employees of Eaton or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Merger Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(b) in respect thereof shall continue until disposition thereof. From and after the Effective Time, Holdco shall assume, be jointly and severally liable for, and honour and guaranty, and shall cause Eaton and its Subsidiaries to honour, in accordance with their respective terms, each of the covenants contained in this Clause 7.3 without limit as to time.

(c)	At and after the Effective Time, each of Holdco and Cooper shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Cooper or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Cooper or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Cooper Indemnified Party” and, collectively, the “Cooper Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Cooper Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Cooper or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Cooper or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement).

(d)

At and after the Merger Effective Time, each of Holdco and Eaton shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Eaton or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Eaton or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Eaton Indemnified Party” and, collectively, the “Eaton Indemnified Parties” and, collectively with the Cooper Indemnified Parties, the “Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Eaton Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Merger Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Eaton or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Eaton or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement).

(e)	For a period of six years from the Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by Cooper and its Subsidiaries with respect to matters arising on or before the Effective Time (provided that Holdco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Cooper may purchase at its option prior to the Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Cooper) under Cooper’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Cooper’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, is from a carrier with comparable credit ratings to Cooper’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Cooper’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Effective Time, Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Cooper prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(f)

For a period of six years from the Merger Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by Eaton and its Subsidiaries with respect to matters arising on or before the Merger Effective Time (provided that Holdco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Eaton may purchase at its option prior to the Merger Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Eaton) under Eaton’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Eaton’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier with comparable credit ratings to Eaton’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Eaton’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Merger Effective Time, Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Eaton prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(g)	The rights of each Indemnified Party under this Clause 7.3 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organisational Documents of Cooper or any of its Subsidiaries or the Organisational Documents of Eaton or any of its Subsidiaries, as applicable, any agreement, any insurance policy, the Act (or any other applicable Law) or otherwise. The provisions of this Clause 7.3 shall survive the consummation of the Acquisition and the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Clause 7.3 and shall be entitled to enforce the covenants contained in this Clause 7.3). Holdco shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Clause 7.3.

(h)	In the event Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than 50% of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco assume the obligations set forth in this Clause 7.3.

17.4	Employment and Benefit Matters

(a)

For a period of one year following the Effective Time, Holdco shall provide, or shall cause to be provided, to each Cooper Employee (i) base compensation and target annual cash bonus (as a percentage of base compensation) that, in each case, is no less favourable than was provided to such Cooper Employee immediately before the Effective Time, and (ii) other compensation opportunities and benefits (excluding severance benefits) that are substantially comparable, in the aggregate, either (A) to those generally made available to similarly situated Eaton employees under Holdco’s and Eaton’s compensation and benefit plans and programs, or (B) to those provided to such Cooper Employee immediately prior to the Effective Time, as determined by Holdco in its reasonable discretion. Further, and notwithstanding any other provision of this Agreement to the contrary,

Holdco shall provide any Cooper Employee whose employment terminates during the one-year period following the Effective Time with severance benefits that are no less favourable than the severance benefits to which such Cooper Employee would have been entitled under the applicable Cooper Benefit Plan as of immediately prior to the Effective Time and during such one-year period following the Effective Time severance benefits shall be determined without taking into account any reductions after the Effective Time in base compensation or target annual cash bonus (as a percentage of base compensation). Notwithstanding any other provision of this Agreement, Holdco shall observe the provisions and obligations of any extant collective bargaining agreements, and applicable Law pertaining thereto, that govern the employment of any Cooper Employees.

(b)	For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Holdco and Eaton providing benefits to any Cooper Employees after the Effective Time (the “New Plans”), each Cooper Employee shall be credited with his or her years of service with the Cooper Group and its predecessors before the Effective Time, to the same extent as such Cooper Employee was entitled, before the Effective Time, to credit for such service under any similar Cooper Benefit Plan in which such Cooper Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Cooper Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Cooper Benefit Plan in which such Cooper Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Cooper Employee, Holdco shall use reasonable endeavours to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents (but, with respect to Eaton’s long-term disability plans, only to the extent such pre-existing conditions are waived for Eaton employees), unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans; provided, however, that if, as of the Effective Time, a Cooper Employee is on long-term disability under a Cooper long-term disability plan and the Eaton long-term disability plan would not cover such long-term disability, Holdco and Eaton shall maintain the Cooper long-term disability plan with respect to such individual, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)	Holdco and Eaton hereby acknowledges that a “change of control” (or similar phrase) within the meaning of those Cooper Benefit Plans set forth in Section 7.4(c) of the Cooper Disclosure Schedule will occur at or prior to the Effective Time, as applicable.

(d)	Eaton will cooperate with Cooper in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Cooper or any Subsidiary of Cooper in accordance with all applicable Laws and bargaining agreements, if any.

(e)	Without limiting the provisions of Section 7.4(a) hereof:

(i)	In the event that the Effective Time has not occurred by December 31, 2012, Cooper shall have the right to pay, on or after January 1, 2013 and prior to the Effective Time, to each employee of the Cooper Group who participates in an annual bonus or incentive plan in respect of calendar year 2012 (each, a “2012 Bonus Plan Participant”), an annual cash bonus in respect of fiscal year 2012 (collectively the “2012 Bonuses”) based on actual performance (subject to reduction based on the recommendation of the Chief Executive Officer of Cooper as of the date of this Agreement or his designee).

(ii)	In the event that the Effective Time occurs prior to such time as Cooper has paid 2012 Bonuses, Holdco shall pay, on or prior to March 15, 2013, the 2012 Bonuses based on actual performance as of December 31, 2012 (or, if not practicable, based on actual performance as of the Effective Time extrapolated through December 31, 2012) to each 2012 Bonus Plan Participant who is employed by the Cooper Group on the earlier of December 31, 2012 and the Effective Time and whose employment has not been terminated for cause prior to the payment date.

(f)	As of the Effective Time, Eaton hereby expressly assumes the MCAs set forth in Section 6.1(i)(v) of the Cooper Disclosure Schedule.

(g)	Nothing in this Agreement shall confer upon any Cooper Employee any right to continue in the employ or service of Eaton or any Affiliate of Eaton, or shall interfere with or restrict in any way the rights of Eaton or any affiliate of Eaton, which rights are hereby expressly reserved, to discharge or terminate the services of any Cooper Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Clause 7.4 shall (x) be deemed or construed to be an amendment or other modification of any Cooper Benefit Plan or employee benefit plan of Eaton, or (y) create any third party rights in any current or former service provider of Eaton, Cooper or any of their respective affiliates (or any beneficiaries or dependents thereof).

17.5	Stock Exchange Listing

Holdco and Eaton shall use all reasonable endeavours to cause (i) the Holdco Shares to be delivered pursuant to the Merger and (ii) all of the Share Consideration to be issued in the Acquisition to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Completion Date.

17.6	Holdco Board of Directors

Eaton and the Eaton Board and Holdco and the Holdco Board shall take all actions necessary so that, as of the Effective Time, the number of directors that comprise the full Holdco Board shall be twelve, and such board of directors shall upon the Effective Time consist of (i) the members of the Eaton Board as of immediately prior to the Effective Time and (ii) two individuals, who shall be members of the Cooper Board as of the date of this Agreement, to be selected by the Governance Committee of the Eaton Board pursuant to the director nomination process set forth in Eaton’s proxy statement on Schedule 14A filed with the SEC on March 16, 2012. In the event that, prior to the Effective Time, any designee of Cooper to the Holdco Board is unable to serve on such board of directors, a replacement shall be similarly selected by the Governance Committee of the Eaton Board from the existing members of the Cooper Board as designated by Cooper.

17.7	Rule 16b-3 Actions

Prior to the Effective Time, Holdco, Cooper and Eaton shall take all such steps as may be required to cause (a) any dispositions of Cooper Shares or Eaton Shares (including derivative securities with respect to Cooper Shares or Eaton Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Cooper or Eaton immediately prior to the Effective Time to be exempt under Rule 16b3 promulgated under the Exchange Act and (b) any acquisitions of Holdco Shares, Eaton Shares or Cooper Shares (including derivative securities with respect to Holdco Shares, Eaton Shares or Cooper Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

17.8	Financing Cooperation

(a)

Prior to the Completion Date, Cooper shall provide to Eaton, and shall cause its Subsidiaries to, and shall use all reasonable endeavours to cause the respective officers, employees and advisors and other Representatives, including legal and accounting, of Cooper and its Subsidiaries to, provide to Eaton and its Subsidiaries such cooperation as may be reasonably requested by Eaton in connection with the syndication and consummation of the Financing (provided that such requested cooperation does not unreasonably interfere with the business or operations of Cooper and its Subsidiaries), including (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required or necessary in connection with the Financing, (iii) furnishing Eaton as promptly as reasonably practicable with financial and other pertinent information regarding Cooper and its Subsidiaries as may be reasonably requested by Eaton to consummate the Financing, including all financial statements and financial and other data in respect of Cooper and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act if the Financing were registered on Form S-1 under the Securities Act, including audits thereof to the extent so required (which audits shall be unqualified, provided, that Eaton acknowledges that no audits other than those set forth in the Scheme Document, the Joint Proxy Statement or the Form S-4 are required), (iv) providing such documents and other information relating to Cooper and its Subsidiaries as may be reasonably required to enable the delivery of any customary negative assurance opinion and customary comfort letters relating to the Financing, (v) using all reasonable endeavours to obtain the consents of Cooper’s accountants for use of their reports on the audited financial statements of Cooper in any materials relating to the Financing, (vi) using reasonable endeavours to obtain Cooper’s accountant’s comfort letters reasonably requested by Eaton, (vii) reasonably cooperating with requests for due diligence to the extent customary and reasonable, (viii) using reasonable endeavours to ensure that the Financing benefits from the existing lender relationships of Cooper and its Subsidiaries and (ix) providing such documentation and other information about Cooper and its Subsidiaries as is reasonably requested in writing by Eaton reasonably in advance of the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT; provided that none of Cooper or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other cost or expense in connection with the Financing (other than fees and expenses of its accountants and attorneys that are promptly reimbursed by Eaton under Clause 7.8(b)); and provided, further, that (A) none of Cooper nor any of its Subsidiaries shall be required to incur any liability (other than the fees and expenses of its accountants and attorneys that are promptly reimbursed by Eaton under Clause 7.8(b)) in connection with the Financing prior to the Completion Date, (B) the Cooper Board and officers of Cooper prior to the Completion Date and the directors and officers of the Subsidiaries of Cooper prior to Completion Date shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (C) none of Cooper nor any of its Subsidiaries shall be required to execute, prior to the Completion Date, any definitive financing agreements, including any credit or other agreements in connection with the Financing, and (D) except as expressly provided above, none of Cooper nor any of its Subsidiaries shall be required to take any corporate actions prior to the Completion Date to permit the consummation of the Financing.

(b)	Eaton shall, promptly upon request by Cooper, reimburse Cooper for all reasonable documented out-of-pocket costs and expenses incurred by Cooper or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless Cooper, its Subsidiaries and their respective Representatives (including the Cooper Board and officers of Cooper or any of its Subsidiaries prior to the Completion Date) from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties suffered or incurred by them in connection with the syndication or consummation of the Financing, any information utilised in connection therewith (other than information provided by Cooper or its Subsidiaries in accordance with the terms hereof) and any action taken by them at the request of Eaton or its Representatives.

17.9	Dividends

After the date of this Agreement, each of Eaton and Cooper shall coordinate with the other the payment of dividends with respect to Eaton Shares and Cooper Shares and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Eaton Shares and Cooper Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Eaton Shares and Cooper Shares or any Holdco Shares that any such holder receives in connection with the Acquisition or the Merger.

17.10	Creation of Distributable Reserves

(a)	Unless Eaton and Cooper otherwise agree, (i) Eaton shall use all reasonable endeavours to submit to the vote of the Eaton Shareholders at the Eaton Shareholders Meeting a resolution (the “Eaton Distributable Reserves Resolution”) to approve the reduction of the share premium of Holdco to allow the creation of distributable reserves of Holdco (the “Holdco Distributable Reserves Creation”) and (ii) Cooper shall use all reasonable endeavours to submit to the vote of the Cooper Shareholders at the EGM a resolution to approve the reduction of share premium of Holdco to allow the Holdco Distributable Reserves Creation (the “Cooper Distributable Reserves Resolution”).

(b)	The Parties agree that none of the approval of the Eaton Distributable Reserves Resolution, the approval of the Cooper Distributable Reserves Resolution or the implementation of the Holdco Distributable Reserves Creation shall be a condition to the Parties’ obligation to effect the Acquisition or the Merger.

(c)	Subject to approval of the Cooper Distributable Reserves Resolution by the Cooper Shareholders and the Eaton Distributable Reserves Resolution by the Eaton Shareholders, Eaton and Holdco shall:

(i)	prior to Completion, procure the passing of a resolution of the shareholders of Holdco providing for the reduction of share capital of Holdco in order to allow an application to be made under section 72 of the Act to the High Court to allow for the Holdco Distributable Reserves Creation; and

(ii)	as promptly as reasonably practicable following Completion, prepare and file an application to the High Court for an order pursuant to the Act approving the Holdco Distributable Reserves Creation.

17.11	Certain Holdco Shareholder Resolutions

Prior to Completion, Eaton and Holdco shall procure the passing of resolutions of the shareholders of Holdco providing for:

(a)	the reregistration of Holdco as a public limited company;

(b)	the acquisition of ordinary shares of Holdco denominated in euro; and

(c)	the purchase of its own shares and reissue of treasury shares.

17.12	Holdco’s Obligations

Eaton agrees that it will (i) cause Holdco to perform its obligations under this Agreement in accordance with the terms hereof and (ii) be responsible for any liability of Holdco under this Agreement.

17.13	Transaction Litigation

Subject to any fiduciary duties of the board of directors of Cooper or any of its Subsidiaries, Cooper shall consult and cooperate with Eaton in Cooper’s defence or settlement of any shareholder litigation (other than any litigation or settlement where the interests of Cooper or any of its Affiliates are adverse to those of Eaton, any Eaton Merger Party or any of their respective Affiliates) against Cooper or its directors or executive officers relating to the transactions contemplated by this Agreement or the Expenses Reimbursement Agreement.

18.	COMPLETION OF ACQUISITION AND MERGER

18.1	Completion

(a)	Completion Date:

(i)	Completion shall take place at 9:00 a.m., New York City time, on a date to be agreed by the Parties, being not more than 3 Business Days (or such shorter period of time as remains before 11:59 p.m., New York City time, on the End Date) after the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) with the exception of Condition 2(d) (delivery and registration of the Court Order and a copy of the minute required by Section 75 of the Act) (but subject to the satisfaction of such Condition).

(ii)	Completion shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017.

(b)	On or prior to Completion:

(i)	Cooper shall procure that a meeting of the Cooper Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving:

(A)	the allotment and issue to Holdco (and/or its nominees) in accordance with the Scheme of the number of new shares in the capital of Cooper provided for in the Scheme;

(B)	the removal of the directors of Cooper as Holdco shall determine; and

(C)	the appointment of such persons as Holdco may nominate as the directors of Cooper.

(ii)	Eaton shall procure the consummation of the steps set out in paragraphs 1 through 6 set forth on Exhibit 8.1(b)(ii) in accordance therewith.

(c)	On Completion:

(i)	Holdco shall, in respect of each Cooper Share subject to the Scheme (together with the preferred share purchase rights granted pursuant to the Cooper Rights Agreement, if any):

(A)	pay $39.15 in cash (the “Cash Consideration”) to the applicable Cooper Shareholder; and

(B)	issue 0.77479 (the “Exchange Ratio”) of a Holdco Share (“the “Share Consideration” and, together with the Cash Consideration and any cash in lieu of Fractional Entitlements due a holder, the “Scheme Consideration”) to the applicable Cooper Shareholder (and/or their nominees), which Share Consideration shall be duly authorised, validly issued, fully paid and non-assessable and free of Liens and pre-emptive rights; provided, however, that no fractions of Holdco Shares (the “Fractional Entitlements”) shall be issued by Holdco to the Cooper Shareholders under this Clause 8.1(c)(i)(B), and all Fractional Entitlements shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to the Cooper Shareholders;

in each case, in accordance with the Scheme; and

(ii)	Cooper shall deliver to Holdco:

(A)	a certified copy of the resolutions referred to in Clause 8.1(b)(i);

(B)	letters of resignation from the directors that are removed from Cooper in accordance with Clause 8.1(b)(i)(B) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Cooper or the Cooper Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and

(C)	share certificates in respect of the aggregate number of shares in the capital of Cooper to be issued to Holdco (and/or its nominees) in accordance with the Scheme.

(iii)	Cooper shall cause an office copy of the Court Order and a copy of the minute required by Section 75 of the Act to be filed with the Companies Registration Office and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme.

(iv)	Eaton and Holdco shall cause the Holdco Memorandum and Articles of Association to be amended and restated in their entirety in such form as the Parties, acting reasonably, mutually agree (including passing appropriate resolutions for this purpose).

(d)	Exchange of Cooper Shares

(i)	Exchange Agent. On or immediately after the Completion, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Cooper Shareholders, (i) evidence of shares in book entry form representing the aggregate Share Consideration and (ii) cash in an amount equal to the aggregate amount of Cash Consideration. All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Cooper Exchange Fund”.

(ii)	Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in any event within four (4) Business Days after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of a Cooper Share, entitled at the Effective Time to a right to receive the Scheme Consideration pursuant to Clause 8.1(c)(i), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Cooper Shares shall pass, only upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Cooper Shares in exchange for payment of the Scheme Consideration therefor. Upon surrender of Cooper Shares, which at the Effective Time were cancelled and converted into the right to receive the Scheme Consideration, to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Cooper Shares shall be entitled to receive in exchange therefor: (a) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Clause 8.1(d)(v)) equal to the aggregate Cash Consideration payable to such holder in respect thereof pursuant to Clause 8.1(c)(i)(A) and the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.1(c)(i)(B) and (b) that number of Holdco Shares into which such holder’s properly surrendered Cooper Shares were converted pursuant to Clause 8.2(c)(i)(B). No interest shall be paid or shall accrue for the benefit of holders of the Cooper Shares on the Scheme Consideration payable in respect of the Cooper Shares.

(iii)	Termination of Cooper Exchange Fund. Any portion of the Cooper Exchange Fund which has not been transferred to the holders of Cooper Shares as of the one-year anniversary of the Effective Time shall be delivered to Holdco or its designee, upon demand, and the Holdco Shares included therein shall be sold at the best price reasonably obtainable at the time. Any holder of Cooper Shares who has not complied with this Clause 8.1(d) prior to the one-year anniversary of the Effective Time shall thereafter look only to Holdco for payment of such holder’s claim for the Scheme Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(iv)	No Liability. None of the Eaton Merger Parties, Eaton or Cooper or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Scheme Consideration (or dividends or distributions with respect thereto) from the Cooper Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(v)	Withholding. Holdco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of a Cooper Share subject to the Scheme such amounts as Holdco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by Holdco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

18.2	Merger

(a)	Completion of Merger. The Merger shall be conditioned only upon the concurrent consummation and implementation of the Scheme and the Acquisition. On Completion, and in accordance with the OGCL, MergerSub shall be merged with and into Eaton at the Merger Effective Time (as defined in Clause 8.2(b)). Following the Merger, the separate corporate existence of MergerSub shall cease and Eaton shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a direct, wholly owned subsidiary of EHC and an indirect, wholly owned subsidiary of Holdco.

(b)

Merger Effective Time. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the OGCL shall be duly executed by Eaton and MergerSub and as soon as practicable following the Completion shall be filed on the Completion Date with the Secretary of State of the State of Ohio (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Ohio or at such later time as may be designated jointly by Eaton and Cooper and specified in such

Certificate of Merger; provided that the Merger shall become effective substantially concurrently with the effectiveness of the Scheme, to the extent possible (the time the Merger becomes effective being the “Merger Effective Time”).

(c)	Effects of the Merger. At and after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the separate corporate existence of MergerSub shall cease and all the property, rights, privileges, powers and franchises of Eaton and MergerSub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Eaton and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)	Governing Documents. The Articles of Incorporation and Regulations of the Surviving Corporation shall be amended as of the Merger Effective Time so as to read in their entirety as the Articles of Incorporation and Regulations of MergerSub as in effect immediately prior to the Merger Effective Time, except for the incorporator and except that the Surviving Corporation shall retain Eaton’s name.

(e)	Officers and Directors. From and after the Merger Effective Time, the officers of Eaton immediately before the Merger Effective Time shall be the officers of the Surviving Corporation immediately after the Merger Effective Time.

(f)	Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i)	Conversion of Eaton Common Stock. Each Eaton Share issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive one Holdco Share (the “Merger Consideration”) from EHC or MergerSub, as applicable. As a result of the Merger, at the Merger Effective Time, each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Eaton Shares (the “Eaton Certificates”) and each holder of record of a non-certificated outstanding Eaton Share represented by book entry (“Eaton Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the Eaton Shares represented by such Eaton Certificate or Eaton Book Entry Share (as applicable) immediately prior to the Merger Effective Time to be issued in accordance with Clause 8.2(g).

(ii)

MergerSub Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of MergerSub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and which shall be held by EHC.

(iii)	Cancellation of Holdco Shares. Each Holdco Subscriber Share in existence immediately prior to the Merger Effective Time shall immediately following the Effective Time be acquired by Holdco for nil consideration under the Companies (Amendment) Act 1983.

(iv)	Eaton-Owned Shares. Each Eaton Share held by Eaton as treasury stock or owned by Eaton immediately prior to the Merger Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(g)	Exchange of Certificates and Book Entry Shares.

(i)	Exchange Agent. At the Merger Effective Time, EHC and MergerSub shall deposit with the Exchange Agent, certificates or, at Holdco’s option, evidence of shares in book entry form, representing all of the Holdco Shares in issue immediately prior to the Merger Effective Time (other than the Holdco Subscriber Shares). All certificates representing Holdco Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Eaton Exchange Fund”.

(ii)

Exchange Procedures. As soon as reasonably practicable after the Merger Effective Time, and in any event within four (4) Business Days after the Merger Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of an Eaton Certificate and to each holder of record of an Eaton Book Entry Share, which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Clause 8.2(f)(i), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Eaton Certificates shall pass, only upon delivery of the Eaton Certificates to the Exchange Agent or, in the case of Eaton Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Eaton Certificates and Eaton Book Entry Shares, as applicable, in exchange for payment of the Merger Consideration therefor. Upon surrender of Eaton Certificates or Eaton Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of

151

such Eaton Certificates or Eaton Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor: (a) that number of Holdco Shares into which such holder’s Eaton Shares represented by such holder’s properly surrendered Eaton Certificates or Eaton Book Entry Shares (as applicable) were converted pursuant to Clause 8.2(f)(i), and the Eaton Certificates or Eaton Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled, and (b) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Clause 8.2(g)(ix)) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Clause 8.2(g)(iv). No interest shall be paid or shall accrue for the benefit of holders of the Eaton Certificates or Eaton Book Entry Shares on the Merger Consideration payable in respect of the Eaton Certificates or Eaton Book Entry Shares.

(iii)	Transferred Certificates; Lost, Stolen or Destroyed Certificates. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Eaton Certificate is registered, it shall be a condition of payment or issuance that the Eaton Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Eaton Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Eaton Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Eaton Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Eaton Certificate the applicable Merger Consideration payable in respect of the Eaton Shares represented by the Eaton Certificate pursuant to this Clause 8.2.

(iv)

Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Holdco Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Eaton Certificate or Eaton Book Entry Shares (as applicable) with respect to the Eaton Shares represented thereby until such Eaton Certificate or Eaton Book Entry Shares (as applicable) has been surrendered in accordance with this Clause 8.2. Subject to applicable Law and the provisions of this Clause 8.2, following surrender of

152

any such Eaton Certificate or Eaton Book Entry Shares (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, (a) the number of Holdco Shares to which such record holder was entitled pursuant to this Clause 8.2, (b) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Merger Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (c) at the appropriate payment date, the dividends or other distributions payable with respect to those Holdco Shares with a record date on or after the date of the Merger Effective Time but with a payment date subsequent to surrender.

(v)	No Further Ownership Rights in Eaton Shares. Until surrendered as contemplated hereby, each Eaton Certificate or Eaton Book-Entry Share shall, after the Merger Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Clause 8.2, the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to Eaton converted in the Merger. At the Merger Effective Time, the stock transfer books of Eaton shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Eaton Shares which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Eaton Certificates or Eaton Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Clause 8.2.

(vi)	Termination of Eaton Exchange Fund. Any portion of the Eaton Exchange Fund which has not been transferred to the holders of Eaton Certificates or Eaton Book Entry Shares (as applicable) as of the one-year anniversary of the Merger Effective Time shall be delivered to Holdco or its designee, upon demand, and the Holdco Shares included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Eaton Certificates or Eaton Book Entry Shares (as applicable) who has not complied with this Clause 8.2 prior to the one-year anniversary of the Merger Effective Time shall thereafter look only to Holdco for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(vii)	No Liability. None of the Eaton Merger Parties, Eaton or Cooper or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Holdco Shares (or dividends or distributions with respect thereto) from the Eaton Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

153

(viii)	Withholding. EHC, MergerSub and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of Eaton Shares immediately prior to the Merger Effective Time such amounts as EHC, MergerSub or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by EHC, MergerSub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

18.3	Eaton Share Awards

(a)	The Eaton Board or the appropriate committee thereof shall take all action necessary so that:

(i)	Each option or other right to acquire Eaton Shares granted under any Eaton Share Plan (an “Eaton Share Option”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an option or other right to acquire Eaton Shares and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Eaton Share Option (but taking into account any changes thereto provided for in the applicable Eaton Share Plan, in any applicable award agreement or in such option), that number of Holdco Shares equal to the number of Eaton Shares subject to such Eaton Share Option immediately prior to the Effective Time, at a price per share equal to the per share exercise price specified in such Eaton Share Option immediately prior to the Effective Time;

(ii)	Each issued and outstanding Eaton Share subject to vesting or other lapse restrictions pursuant to the Eaton Share Plans immediately prior to the Effective Time (a “Restricted Eaton Share”) shall, as of the Effective Time, cease to represent a right to acquire an Eaton Share and shall be converted into the right to receive a Holdco Share, subject to the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Restricted Eaton Share in respect of which it was issued; and

(iii)

Each stock-based award, other than an Eaton Share Option or Restricted Eaton Share (“Other Eaton Share-Based Awards”), granted under any Eaton Share Plan and outstanding immediately prior to the Effective Time shall, as of

154

the Effective Time, cease to represent an award based on Eaton Shares and shall be converted into an award based on a number of Holdco Shares equal to the number of Eaton Shares covered by such Other Eaton Share-Based Award, provided that such a converted stock-based right or award shall be subject to the same terms and conditions (including the vesting terms) as were applicable to such Other Eaton Share-Based Award in respect of which it was issued.

(b)	As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Eaton Share Options, Restricted Eaton Shares and Other Eaton Share-Based Awards appropriate notices setting forth such holders’ rights pursuant to the Eaton Share Plans, and the agreements evidencing the grants of such Eaton Share Options, Restricted Eaton Shares and Other Eaton Share-Based Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Clause 8.3 after giving effect to the Merger and the assumption by Holdco as set forth above).

(c)	Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to Eaton Share Options, Restricted Eaton Shares and Other Eaton Share-Based Awards assumed by it in accordance with this Clause 8.3. As of the Effective Time, if requested by Eaton prior to the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Eaton equity awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Eaton equity awards remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Holdco shall administer the Eaton Share Plans assumed pursuant to this Clause 8.3 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Eaton Share Plan complied with such rule prior to the Merger.

19.	TERMINATION

19.1	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time:

(i)	by either Cooper or Eaton if:

(A)	the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; or

(B)	the Eaton Shareholders Meeting shall have been completed and the Eaton Shareholder Approval shall not have been obtained;

(ii)	by either Cooper or Eaton if the Effective Time shall not have occurred by 11:59 p.m., New York City time, on the End Date,

155

provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(ii) shall not be available to a Party whose breach of any provision of this Agreement shall have caused the failure of the Effective Time to have occurred by such time;

(iii)	by either Cooper or Eaton if the High Court declines or refuses to sanction the Scheme, unless both Parties agree that the decision of the High Court shall be appealed;

(iv)	by either Cooper or Eaton if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition or the Merger and such injunction shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(iv) shall not be available to a Party whose breach of any provision of this Agreement shall have caused such injunction;

(v)	by Cooper, if any Eaton Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of Conditions 1, 2, 3 or 5 and (2) is not reasonably capable of being cured by the date that is one year after the date of this Agreement, provided that, Cooper shall have given Eaton written notice, delivered at least 30 days prior to such termination, stating Cooper’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(v) and the basis for such termination;

(vi)	by Eaton, if Cooper shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a Condition set forth in Conditions 1, 2, 3 or 4 and (2) is not reasonably capable of being cured by the date that is one year after the date of this Agreement, provided that, Eaton shall have given Cooper written notice, delivered at least 30 days prior to such termination, stating Eaton’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(vi) and the basis for such termination;

(vii)	by Eaton, in the event that a Cooper Change of Recommendation shall have occurred;

(viii)	by Cooper, in the event that an Eaton Change of Recommendation shall have occurred;

(ix)	by Cooper, pursuant to Clause 5.3(i)(i);

(x)	by mutual written consent of Cooper and Eaton.

156

(b)	Termination of this Agreement in accordance with Clause 9.1(a) shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement. Clause 10 (other than Clauses 10.1 and 10.11) of this Agreement shall survive, and continue in full force and effect, notwithstanding its termination.

(c)	Upon:

(i)	Eaton becoming entitled to an Eaton Reimbursement Payment, Cooper shall have no further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay Eaton Reimbursement Payments pursuant to the Expenses Reimbursement Agreement), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to Eaton or its shareholders; or

(ii)	Cooper becoming entitled to the Reverse Termination Payment, Eaton and the Financing Sources in their capacities as such shall have no further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay the Reverse Termination Payment), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to Cooper or its shareholders (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 9.1(c)(ii) and shall be entitled to the protections of the provisions contained in this Clause 9.1(c)(ii) as if they were a party to this Agreement);

provided, however, that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.

(d)	For the avoidance of doubt, termination of this Agreement shall be without prejudice to the provisions of the Expenses Reimbursement Agreement.

19.2	Certain Effects of Termination

20. If this Agreement is terminated by Cooper pursuant to Clause 9.1(a)(viii) (unless the Eaton Change of Recommendation giving rise to Cooper’s termination right was in response to an Intervening Event that constitutes a Cooper Material Adverse Effect) (such a termination, a “Specified Termination”) or by Cooper or Eaton pursuant to Clause 9.1(a)(i)(B) at a time when Cooper has the right to effect a Specified Termination, then Eaton shall pay to Cooper $300,000,000 (the “Reverse Termination Payment”) in cleared, immediately available funds as promptly as possible (but in any event within three Business Days) thereafter.

157

21.	GENERAL

21.1	Announcements

22. Subject to the requirements of applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including, without limitation, the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Acquisition, the Scheme, the Merger or this Agreement. Eaton and Cooper shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including, without limitation, the Panel). The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form of the Rule 2.5 Announcement. For the avoidance of doubt, the provisions of this Clause 10.1 do not apply to any announcement, document or publication in connection with a Cooper Alternative Proposal or Cooper Superior Proposal or a change in the Scheme Recommendation or any amendment to the terms of the Scheme proposed by Eaton that would effect an increase in the Scheme Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation.

22.1	Notices

(a)	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(i)	if to Eaton, to:

Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114
Fax:	+1 216 479-7103
Attention:	The Office of the Secretary

with copy to:

A&L Goodbody
1 North Wall Quay
International Financial Services Centre
Dublin 1
Fax:	+353(0)1 649 2649
Attention:	John Given
Cian McCourt

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax: +1 (212) 455-2502
Attention:	Charles I. Cogut
Mario A. Ponce

(ii)	if to Cooper, to:

Cooper Industries plc
c/o Cooper US, Inc.
600 Travis Suite 5600
Houston, Texas
Fax:	(713) 209-8989
Attention:	Senior Vice President, General Counsel and Chief Compliance Officer

with copy to:

Arthur Cox
Earlsfort Centre
Earlsfort Terrace, Dublin 2, Ireland
Fax:	+353 (0)1 616 3901
Attention:	Christopher P.J. McLaughlin

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York, 10019
Fax:	+1 (212) 403-2000
Attention:	Daniel A. Neff
Gregory E. Ostling

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)	if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 pm (addressee’s local time), shall be deemed to have been received at 9:00 am (addressee’s local time) on the next Business Day).

22.2	Assignment

Neither Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Party, provided that Eaton may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, provided the prior consent in writing has been obtained from the Panel in respect of such assignment, but no such assignment shall relieve Eaton of its obligations hereunder.

22.3	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

22.4	Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that following approval by the Cooper Shareholders or the Eaton Shareholders there shall be no amendment to the provisions hereof which by Law requires further approval by the Cooper Shareholders or the Eaton Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law.

22.5	Entire Agreement

This Agreement, together with the Confidentiality Agreement, the Expenses Reimbursement Agreement and any documents delivered by Eaton and Cooper in connection herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Eaton and Cooper with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

22.6	Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

22.7	Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

22.8	Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(a)	The legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	The legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

22.9	No Partnership and No Agency

(a)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party to this Agreement.

22.10	Further Assurance

Without limitation to the provisions of this Agreement, the Parties will, and will procure that each member of their respective Groups will, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Acquisition or the Merger or carry out the purposes of this Agreement.

22.11	Costs and Expenses

Save for:

(a)	the Panel’s document review fees (which shall be borne and discharged by Eaton), and

(b)	the costs of, and associated with, the filing, printing, publication and posting of the Joint Proxy Statement and the Form S-4 and any other materials required to be posted to Cooper Shareholders or Eaton Shareholders pursuant SEC rules or the Takeover Rules, and the filing fees incurred in connection with notifications with any Relevant Authorities under any Antitrust Laws (which shall be borne and discharged by Eaton; provided, that if Completion has not occurred on or prior to December 31, 2012, Cooper shall on Eaton’s written request pay Eaton an amount equal to one half of such costs paid by Eaton);

each Party shall pay its own costs and expenses of and incidental to this Agreement, the Acquisition, the Merger and all other transactions contemplated hereby, except as otherwise provided in this Agreement.

22.12	Governing Law and Jurisdiction

(a)	This Agreement shall be governed by, and construed in accordance with, the Laws of Ireland; provided, however, that the Merger and matters related thereto shall, to the extent required by the Laws of the State of Ohio, be governed by, and construed in accordance with, the Laws of the State of Ohio.

(b)	Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

(c)	Notwithstanding the foregoing, each of the Parties hereto acknowledges and irrevocably agrees (i) that any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, this Agreement, any of the transactions contemplated by this Agreement, the Financing or the performance of services thereunder or related thereto against any Financing Source in its capacity as such shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (v) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other state or jurisdiction (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13(c) and shall be entitled to enforce the provisions contained in this Clause 10.13(c) as if they were a party to this Agreement).

(d)	Each Party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated by this Agreement, the Financing, or the performance of services thereunder or related thereto against any Financing Source in its capacity as such, including but not limited to any Action described in Clause 10.13(c)(i) in any such court described in Clause 10.13(c)(i) (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13(d) and shall be entitled to enforce the provisions contained in this Clause 10.13(d) as if they were a party to this Agreement).

22.13	Third Party Beneficiaries

Except:

(a)	as provided in Clause 7.3;

(b)	as provided in Clause 9.1(c)(ii);

(c)	as provided in Clause 10.13(c); and

(d)	as provided in Clause 10.13(d);

this Agreement is not intended to confer upon any person other than Cooper and the Eaton Parties any rights or remedies under or by reason of this Agreement.

22.14	Non survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Effective Time or the termination of this Agreement.

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

GIVEN under the common seal of COOPER INDUSTRIES PLC

Signature

Print Name
Title: Director

Signature

Print Name
Title: Director/Secretary

103

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of EATON CORPORATION by its authorised signatory:

Signature

Print Name
Title:

Signature

Print Name
Title:

104

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of TURLOCK CORPORATION by its authorised signatory:

Signature

Print Name
Title:

105

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of TURLOCK B.V. by its authorised signatory:

Signature

Print Name
Title:

Signature

Print Name
Title:

Signature

Print Name
Title:

106

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED and DELIVERED AS A DEED by:

as duly authorised attorney of ABEIRON LIMITED in the presence of:

(Witness’ Signature)	Attorney Signature

(Witness’ Address)	Print Name

(Witness’ Occupation

107

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED and DELIVERED AS A DEED by:

as duly authorised attorney of COMDELL LIMITED in the presence of:

(Witness’ Signature)	Attorney Signature

(Witness’ Address)	Print Name

(Witness’ Occupation

108